POTASH CORPORATION OF SASKATCHEWAN INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
AND MANAGEMENT PROXY CIRCULAR

ANNUAL AND SPECIAL MEETING
May 8, 2008

Potash Corporation of Saskatchewan Inc.

February 20, 2008

Dear Shareholder:

On behalf of the Board of Directors, management and employees, we invite you to the 2008 Annual and Special Meeting of Shareholders which will take place on May 8, 2008 at 10:30 a.m. (local time) in the Grand Salon of TCU Place, 35—22nd Street East, Saskatoon, Saskatchewan, Canada. The Annual and Special Meeting provides you, the shareholder, with an opportunity to meet, listen to and ask questions of the people who are responsible for the performance of the Corporation.

The Notice of Annual and Special Meeting and the accompanying Management Proxy Circular describes the business to be conducted at the meeting, as well as provides information on executive compensation and the Corporation’s governance.

Your vote and participation are very important. If you are unable to attend the meeting in person, you can vote by telephone, via the Internet or by completing and returning the enclosed proxy. Please refer to the “Questions and Answers on Voting and Proxies” section of the accompanying Management Proxy Circular for further information.

We will also webcast the meeting at www.potashcorp.com. We encourage you to visit our website at any time before the meeting as it provides useful information about our company.

We look forward to seeing you on May 8, 2008.

Sincerely,

D. J. HOWE Board Chair	W. J. DOYLE President and Chief Executive Officer

PCS Tower, Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan Canada S7K 7G3

LETTER TO SHAREHOLDERS

Notice of Annual and Special Meeting of Shareholders

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting (the “Meeting”) of shareholders of Potash Corporation of Saskatchewan Inc. (the “Corporation”), a corporation organized under the laws of Canada, will be held on:

May 8, 2008
10:30 a.m. (local time)
Grand Salon, TCU Place
35 – 22nd Street East
Saskatoon, Saskatchewan, Canada

for the following purposes:

1.	to receive the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2007 and the report of the auditors thereon;

2.	to elect the Board of Directors for 2008;

3.	to appoint auditors for 2008;

4.	to consider and, if deemed appropriate, adopt, with or without variation, a resolution (the full text of which is reproduced in Appendix B to the accompanying Management Proxy Circular) authorizing the Corporation to implement a new performance option plan, which is attached as Appendix C to the accompanying Management Proxy Circular;

5.	to consider the shareholder proposal attached as Appendix D to the accompanying Management Proxy Circular; and

6.	to transact such other business as may properly come before the Meeting or any adjournments thereof.

DATED at Saskatoon, Saskatchewan this 20th day of February, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

JOSEPH A. PODWIKA
Secretary

POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3

NOTICE OF MEETING

Questions and Answers on Voting
and Proxies

1.	Who can I call if I have questions about the information contained in this Management Proxy Circular or require assistance in completing my proxy form?

Georgeson Shareholder Communications Canada, Inc., the Corporation’s proxy solicitation agent, at 1-866-425-8527, for service in English and in French.

2.	Who is soliciting my proxy?

The management of the Corporation. Solicitation of proxies will be primarily by mail, supplemented by telephone or other contact by employees of the Corporation (who will receive no additional compensation), and all such costs will be borne by the Corporation. We have retained the services of Georgeson for the solicitation of proxies in Canada and in the United States. Georgeson’s services are estimated to cost $28,000.

3.	On what am I voting?

Four items:

(1)	the election of directors;

(2)	the appointment of auditors;

(3)	a resolution authorizing the Corporation to implement a new performance option plan; and

(4)	the consideration of the shareholder proposal.

The Corporation’s Board of Directors and management recommend that you vote FOR items (1), (2), and (3) and AGAINST item (4).

4.	Who is entitled to vote?

Common shareholders as at the close of business on March 13, 2008 (the “Record Date”) or their duly appointed representatives will be entitled to cast a vote.

As at February 20, 2008, 315,554,501 common shares in the capital of the Corporation (the “Shares”) are entitled to be voted at the Meeting.

5.	By when must I vote?

This will depend on the manner in which you will be voting:

(1)	If you are a Registered Shareholder planning to attend the Meeting and wish to vote your Shares in person at the Meeting, your vote will be taken and counted at the Meeting.

(2)	If you are a Registered Shareholder and voting using the proxy form, your proxy form should be received at the Toronto office of CIBC Mellon Trust Company by mail or facsimile prior to the commencement of the Meeting, or hand-delivered at the registration table on the day of the Meeting prior to the commencement of the Meeting.

(3)	If you are a Registered Shareholder and voting your proxy by telephone or Internet, your vote should be received by CIBC Mellon Trust Company no later than 11:00 p.m. (Saskatoon time) on Tuesday, May 6, 2008.

(4)	If you are a Non-Registered Shareholder and wish to attend the Meeting or vote by proxy, you should refer to Item 11.

Please note that Items 6 to 10 below are only applicable to Registered Shareholders. Non-Registered Shareholders should refer to Item 11 for further information on voting.

6.	How do I vote if I am a Registered Shareholder?

You are a Registered Shareholder if your name appears on your share certificate. The enclosed proxy form indicates whether you are a Registered Shareholder.

You can vote your Shares by proxy or in person at the Meeting if you are a Registered Shareholder:

(1)	By Proxy

There are four ways that you can vote by proxy:

(a)	By Telephone

Call 1-866-271-1207 from your touch-tone phone and follow the instructions (only available to Registered Shareholders resident in Canada or the United States).

You will need the control number located on the enclosed proxy form.

QUESTIONS AND ANSWERS ON VOTING AND PROXIES

You do not need to return your proxy form.

(b)	On the Internet

Go to www.eproxyvoting.com/potash and follow the instructions on screen.

You will need the control number located on the enclosed proxy form. You do not need to return your proxy form.

At any time, CIBC Mellon may cease to provide telephone and Internet voting, in which case shareholders can elect to vote by mail, by fax or by attending the Meeting in person, as described below.

(c)	By Mail

By completing, dating and signing the enclosed proxy form and returning same in the envelope provided.

(d)	By Fax

By completing, dating and signing the enclosed proxy form and forwarding same by fax to 1-866-781-3111 (toll-free within Canada and the United States) or 1-416-368-2502 (from any country other than Canada and the United States).

If your Shares are not registered in your name (e.g. if they are held through a bank, trust company, securities broker or other nominee), do not use the above fax number as it is reserved for Registered Shareholders. Instead, use the fax numbers, if any, provided by your nominee. See Item 11(1).

(2)	By Attending the Meeting in Person

If you wish to vote in person at the Meeting, do not complete or return the proxy form.

7.	What if I sign the proxy form as described in this Management Proxy Circular?

Signing the proxy form gives authority to Mr. Dallas J. Howe, Mr. William J. Doyle, Mr. Wayne R. Brownlee or Mr. Joseph A. Podwika, all of whom are either directors or officers of the Corporation, to vote your Shares at the Meeting in accordance with your voting instructions.

A proxy must be in writing and must be executed by you or by your attorney authorized in writing or, if the shareholder is a corporation or other legal entity, by an officer or attorney thereof duly authorized. A proxy may also be completed over the telephone or over the Internet. See Items 6(1)(a) and (b).

8.	Can I appoint someone other than these people to vote my Shares?

Yes. You have the right to appoint some other person of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting. If you wish to do so, please strike out those four printed names appearing on the proxy form, and insert the name of your chosen proxyholder in the space provided thereon.

You cannot appoint a person to vote your Shares other than our directors or officers whose printed names appear on the proxy form if you decide to vote by telephone or Internet.

It is important to ensure that any other person you appoint is attending the Meeting and is aware that his or her appointment has been made to vote your Shares.

9.	How will my Shares be voted if I vote by proxy?

The persons named in the proxy form must vote or withhold from voting your Shares in accordance with your instructions on the proxy form. In the absence of such instructions, however, your Shares will be voted FOR the election to the Corporation’s Board of Directors of the nominees as described in this Management Proxy Circular and on the proxy form, FOR the appointment of Deloitte & Touche LLP as auditors until the close of the next annual meeting, FOR the resolution authorizing the Corporation to implement a new performance option plan, AGAINST the shareholder proposal and FOR management’s proposals generally.

10.	If I change my mind, can I take back my proxy once I have given it?

Yes. A shareholder who has voted by proxy may revoke it by voting again in any manner (telephone, Internet, mail or fax). In addition, you may revoke a voted proxy by depositing an instrument in writing (which includes another proxy form with a later date) executed by you or by your attorney authorized in writing with our Corporate Secretary at Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan, Canada, S7K 7G3, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment or postponement thereof or by depositing it with the Meeting chair on the day of the Meeting, or any adjournment or postponement thereof. You may also revoke a proxy in any other manner permitted by law.

QUESTIONS AND ANSWERS ON VOTING AND PROXIES

Note that your participation in person in a vote by ballot at the Meeting will automatically revoke any proxy previously given by you in respect of business covered by that vote.

11.	How do I vote if I am a Non-Registered Shareholder?

You are a Non-Registered (or Beneficial) Shareholder if your Shares are held through a bank, trust company, securities broker or other nominee.

For most of you, the proxy form or the request for voting instructions sent or to be sent by your nominee indicates whether you are a Non-Registered (or Beneficial) Shareholder.

There are two ways that you can vote your Shares if you are a Non-Registered (or Beneficial) Shareholder:

(1)	By Providing Voting Instructions to Your Nominee

Your nominee is required to seek voting instructions from you in advance of the Meeting. Accordingly, you will receive, or have already received, from your nominee either a request for voting instructions or a proxy form for the number of Shares you hold.

Every nominee has its own procedures which should be carefully followed by Non-Registered Shareholders to ensure that their Shares are voted at the Meeting. These procedures generally allow voting by telephone, on the Internet, by mail or by fax. Please contact your nominee for instructions in this regard.

If your Shares are not registered in your name, do not use the fax number in 6(1)(d) as this number is reserved for Registered Shareholders.

(2)	By Attending the Meeting in Person

If you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or proxy form to appoint yourself as proxyholder and follow the instructions of your nominee.

Non-Registered Shareholders who instruct their nominee to appoint themselves as proxyholders should, at the Meeting, present themselves to a representative of CIBC Mellon at the table identified as “Beneficial Shareholders”. Do not otherwise complete the form sent to you as your vote will be taken and counted at the Meeting.

12.	What if amendments are made to these matters or if other matters are brought before the Meeting?

The person named in the proxy form has discretionary authority with respect to amendments or variations to matters identified in the Notice of the Meeting and to other matters which may properly come before the Meeting.

As of the date of this Management Proxy Circular, our management knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the proxy form will vote on them in accordance with their best judgment.

13.	How will the votes be counted?

All matters to be considered at the Meeting will each be determined by a majority of votes cast at the Meeting by proxy or in person. In the event of equal votes, the Meeting chair is entitled to a second or casting vote.

14.	How can I contact the transfer agent?

You can contact the transfer agent as follows:

By mail:

CIBC Mellon Trust Company
P.O. Box 7010
Adelaide Street Postal Station
Toronto, Ontario, Canada M5C 2W9

By telephone:

1-800-387-0825 (toll-free within Canada and the United States)

or 1-416-643-5500 (from any country other than Canada and the United States)

By fax:

1-416-643-5501 (all countries)

Through the internet:

www.cibcmellon.com

Except as otherwise stated, the information contained herein is given as of February 20, 2008.
Unless otherwise specified, all dollar amounts are expressed in United States dollars.
Share and per-share data have been adjusted to reflect our three-for-one stock split in May 2007.

QUESTIONS AND ANSWERS ON VOTING AND PROXIES

Business of the Meeting

Financial Statements

The Consolidated Financial Statements for the fiscal year ended December 31, 2007 are included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulatory authorities.

Nominees for Election to the Board of Directors

The 12 nominees proposed for election as directors of the Corporation are listed beginning on page 7. All nominees have established their eligibility and willingness to serve as directors. Directors will hold office until the next annual meeting of shareholders of the Corporation or until their successors are elected or appointed.

Unless otherwise instructed, the persons designated in the form of proxy intend to vote for the election of the nominees listed beginning on page 7. If, for any reason, at the time of the Meeting any of the nominees are unable to serve, it is intended that the persons designated in the form of proxy will vote in their discretion for a substitute nominee or nominees.

Appointment of Auditors

Proxies solicited hereby will be voted to reappoint the firm of Deloitte & Touche LLP, the present auditors of the Corporation, as auditors of the Corporation to hold office until the next annual meeting of shareholders of the Corporation.

Unless otherwise instructed, the persons designated in the form of proxy intend to vote to reappoint Deloitte & Touche as auditors of the Corporation.

Adoption of 2008 Performance Option Plan

At the Meeting, shareholders will be asked to consider and, if deemed appropriate, adopt, with or without variation, a resolution (the full text of which is reproduced as Appendix B to this Management Proxy Circular) authorizing the Corporation to implement a new performance option plan, which is attached as Appendix C to this Management Proxy Circular.

Unless otherwise instructed, the persons designated in the form of proxy intend to vote for the resolution to approve the new performance option plan.

Shareholder Proposal

A proposal has been submitted by a shareholder for consideration at this Annual and Special Meeting. Such proposal and the Board’s response thereto are set forth in the attached Appendix D.

Unless otherwise instructed, the persons designated in the form of proxy intend to vote against the proposal.

MANAGEMENT PROXY CIRCULAR ï Business of the Meeting

Board of Directors

Nominees for Election to the Board of Directors

The articles of the Corporation provide that the Board of Directors of the Corporation (the “Board”) shall consist of a minimum of 6 directors and a maximum of 20, with the actual number to be determined from time to time by the Board. The Board has determined that, at the present time, there will be 12 directors.

Proxies solicited hereby will be voted for the following proposed nominees (or for substitute nominees in the event of contingencies not known at present) who will, subject to the bylaws of the Corporation and applicable corporate law, hold office until the next annual meeting of shareholders or until their successors are elected or appointed in accordance with the bylaws or applicable corporate law. In an uncontested election, any nominee for director who fails to receive votes in favor of his or her election representing at least a majority of the votes cast (added together with the votes withheld) shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. Except in extenuating circumstances, it is expected that the committee will recommend to the Board that the resignation be accepted and effective within a period of 90 days and that the action taken be publicly disclosed. To the extent possible, the committee and Board members who act on the resignation shall be directors who have themselves received a majority of votes cast.

The following table states the names and ages of all the persons to be nominated for election as directors, all other positions and offices with the Corporation now held by them, their present principal occupation or employment, their business experience over the last five years, the period during which present directors of the Corporation have served as directors, their principal areas of expertise and their independence status. The table also discloses the value of at risk holdings for each of them as of February 20, 2008 and their overall board and committee meeting attendance.

For further detailed information on director independence, attendance, at risk holdings and compensation, please see the tables and narrative following this table.

WILLIAM J. DOYLE
Age: 57
Winnetka, Illinois, USA
Director since 1989

Non-independent(2)

Mr. Doyle is President and Chief Executive Officer of the Corporation. He joined PotashCorp as President of PCS Sales in 1987, after a career with International Minerals and Chemical Corporation. He is Chairman of Canpotex Limited, on the boards of The Fertilizer Institute and International Plant Nutrition Institute, as well as a member of the Executive Management group of the International Fertilizer Industry Association. Mr. Doyle is on the College Board of Advisors at Georgetown University.

Principal Areas of Expertise/Experience:	Value of At Risk Holdings(3):

Fertilizer/Mining/Chemical Industry	February 2008(4): $46,095,271
Global/International Commerce
Business Management

Board Committee Membership:	Board & Committee Attendance(6):

none	100%

MANAGEMENT PROXY CIRCULAR ï Board of Directors

JOHN W. ESTEY
Age: 57
Glenview, Illinois, USA
Director since 2003

Independent(2)

Mr. Estey is President and Chief Executive Officer of S&C Electric Company. He is a member of the Board of Governors of the National Electrical Manufacturers Association, a director of the Executives’ Club of Chicago, a member of the Dean’s Advisory Board at the Kellogg School of Management at Northwestern University and a member of the Board of Trustees of the Adler Planetarium.

Principal Areas of Expertise/Experience:	Value of At Risk Holdings(3):

Global/International Commerce	February 2008(4): $4,546,464
Business Management

Board Committee Membership:	Board & Committee Attendance(6):

Compensation (chair)	100%
Safety, Health and Environment

WADE FETZER III (1)
Age: 70
Glencoe, Illinois, USA
Director since 2002

Independent(2)

Mr. Fetzer is a Retired Partner with the investment banking firm Goldman Sachs. He sits on the boards of Northern Star Broadcasting, University of Wisconsin Foundation and Rush-Presbyterian St. Luke’s Medical Center. He is also on the Kellogg Alumni Advisory Board. Mr. Fetzer currently serves on the Board of Directors of Sinofert Holdings Limited.

Principal Areas of Expertise/Experience:	Value of At Risk Holdings(3):

Finance	February 2008(4): $6,341,244
Investment Banking

Board Committee Membership:	Board & Committee Attendance(6):

Corporate Governance and	100%
Nominating
Compensation

CHARLES S. HOFFMAN
Age: 59
Lincolnshire, Illinois, USA

Independent(2)
Mr. Hoffman is an export consultant and a former senior executive of IMC Global Inc. With over 22 years of global fertilizer sales and marketing management experience, he retired as Senior Vice President and President, Sales and Marketing of IMC Global upon completion of the IMC Global and Cargill Fertilizer merger, creating the Mosaic Company. He is a former Chairman and President of the Phosphate Chemical Export Association (“Phoschem”) and a former Chairman of Canpotex.

Principal Areas of Expertise/Experience:	Value of At Risk Holdings(3):

Fertilizer/Mining/Chemical Industry	February 2008(4): $0
Global/International Commerce
Business Management

Board Committee Membership:	Board & Committee Attendance(6):

n/a	n/a

DALLAS J. HOWE
Age: 63
Calgary, Alberta, Canada
Director since 1991

Independent(2)

Mr. Howe is owner and Chief Executive Officer of DSTC Ltd., a technology investment company, and a director of Advanced Data Systems Ltd. and Viterra (formerly Saskatchewan Wheat Pool). A director of the PCS Crown corporation from 1982 to 1989, he joined the Corporation’s Board in 1991 and was elected Chair in 2003.

Principal Areas of Expertise/Experience:	Value of At Risk Holdings(3):

e-Commerce/Technology	February 2008(4): $13,743,444
Business Management

Board Committee Membership:	Board & Committee Attendance(6):

Board Chair	100%
Corporate Governance and Nominating

MANAGEMENT PROXY CIRCULAR ï Board of Directors

ALICE D. LABERGE
Age: 51
Vancouver, British Columbia,
  Canada
Director since 2003

Independent(2)

Ms. Laberge is a Corporate Director and the former President and Chief Executive Officer of Fincentric Corporation, a global provider of software solutions to financial institutions. She was previously Senior Vice President and Chief Financial Officer of MacMillan Bloedel Limited and is a director of the Royal Bank of Canada, Russel Metals Inc., Healthcare Benefit Trust, the United Way of the Lower Mainland and St. Paul’s Hospital Foundation in Vancouver.

Principal Areas of Expertise/Experience:	Value of At Risk Holdings(3):

e-Commerce/Technology	February 2008(4): $3,351,504
Finance
Accounting

Board Committee Membership:	Board & Committee Attendance(6):

Audit (chair)	100%
Safety, Health and Environment

KEITH G. MARTELL
Age: 45
Saskatoon, Saskatchewan,
  Canada
Director since 2007

Independent(2)

Mr. Martell is Executive Chairman of First Nations Bank of Canada. He is director of the Public Sector Pension Investment Board of Canada, The North West Company Inc. and Saskatoon Friendship Inn. He is a trustee of The North West Company Fund, Primrose Lake Trust and Flying Dust First Nations Treaty Land Entitlement Trust.

Principal Areas of Expertise/Experience:	Value of At Risk Holdings(3):

Finance/Accounting	February 2008(4): $132,912
First Nations
Business Management

Board Committee Membership:	Board & Committee Attendance(6):

Audit	100%

JEFFREY J. MCCAIG
Age: 56
Calgary, Alberta, Canada
Director since 2001

Independent(2)

Mr. McCaig is Chairman and Chief Executive Officer of the Trimac Group of Companies, North America’s premier provider of bulk trucking and third-party logistics services. Prior to that, he practiced law, specializing in corporate financing and securities. He is a director of Orbus Pharma Inc., Stoneham Administration Inc., The Standard Life Assurance Company of Canada and a director and co-owner of the Calgary Flames Hockey Club.

Principal Areas of Expertise/Experience:	Value of At Risk Holdings(3):

Transportation Industry	February 2008(4): $4,758,624
Legal
Business Management

Board Committee Membership:	Board & Committee Attendance(6):

Audit	100%
Compensation

MARY MOGFORD
Age: 63
Newcastle, Ontario, Canada
Director since 2001

Independent(2)

Ms. Mogford is a Corporate Director and a former Ontario Deputy Minister of Finance and Deputy Minister of Natural Resources. She is a director of MDS Inc., the Institute of Corporate Directors of Canada and the SickKids Foundation. She is a Fellow of the Institute of Corporate Directors (ICD) and an accredited director under the ICD/Rotman School of Business Directors’ Education Program.

Principal Areas of Expertise/Experience:	Value of At Risk Holdings(2):

Finance	February 2008(3): $5,612,880
Public Policy
Corporate Governance

Board Committee Membership:	Board & Committee Attendance(6):

Corporate Governance and Nominating (chair)	96%
Audit

MANAGEMENT PROXY CIRCULAR ï Board of Directors

PAUL J. SCHOENHALS
Age: 66
Calgary, Alberta, Canada
Director since 1992

Independent(2)

Mr. Schoenhals recently retired as President and Chief Executive Officer of Enform, a petroleum industry safety and training service. He is a former Member of the Legislative Assembly and Cabinet Minister in Saskatchewan and was Chairman of Potash Corporation of Saskatchewan, the Crown corporation, from 1987 to 1989.

Principal Areas of Expertise/Experience:	Value of At Risk Holdings(3):

Public Policy	February 2008(4): $3,649,776
Business Management

Board Committee Membership:	Board & Committee Attendance(6):

Safety, Health and Environment (chair)	100%
Compensation

E. ROBERT STROMBERG, Q.C.
Age: 66
Jackfish Lake, Saskatchewan,
  Canada
Director since 1991

Non-independent(2)

Mr. Stromberg was formerly associated with the Saskatchewan law firm Robertson Stromberg Pedersen. He is a director of NorSask Forest Products Inc. and Hitachi Canadian Industries Ltd. and holds the rank of Honorary Lieutenant-Colonel of the North Saskatchewan Regiment.

Principal Areas of Expertise/Experience:	Value of At Risk Holdings(3):

Global/International Commerce	February 2008(4): $7,884,708
Legal

Board Committee Membership(5):	Board & Committee Attendance(6):

Safety, Health and Environment	100%

Mr. Stromberg is not considered independent because of a business relationship in a company in which Mr. Stromberg’s sons are interested parties but in which Mr. Stromberg has no interest. This relationship is described in greater detail below.

ELENA VIYELLA DE PALIZA
Age: 53
Dominican Republic
Director since 2003

Non-independent(2)

Ms. Viyella de Paliza is President of Inter-Quimica, S.A., a chemicals importer and distributor, Monte Rio Power Corp. and Indescorp, S.A. She is a member of the board of the Inter-American Dialogue and past president of the Dominican Business Council, the Dominican Stock Exchange, Dominican Manufacturers Association and the National Agribusiness Board.

Principal Areas of Expertise/Experience:	Value of At Risk Holdings(3):

Fertilizer Industry	February 2008(4): $3,700,320
Finance
Business Management

Board Committee Membership:	Board & Committee Attendance(6):

Safety, Health and Environment	100%

Ms. Paliza is not considered independent because of a business relationship in a company in which Ms. Paliza’s father and brother are interested parties but in which Ms. Paliza has no interest. This relationship is described in greater detail below.

Frederick J. Blesi, who has served since 2001 will retire from the Board on May 8, 2008.

(1)	Mr Fetzer is 70 as of the date of this Management Proxy Circular, the retirement age for directors. The Board has evaluated its guideline relating to the retirement age for directors and determined that it is appropriate for Mr. Fetzer to serve for an additional year to accommodate the Board’s succession plan relating to his area of expertise.

(2)	See “Director Independence and Other Relationships”.

(3)	See “At Risk Investments and Year Over Year Changes” for additional detail.

(4)	Based on the closing price per Share on the New York Stock Exchange of $156.00 on February 20, 2008.

(5)	Mr. Stromberg served on the Corporate Governance and Nominating Committee during 2007. In connection with the year end review of director independence, Mr. Stromberg is no longer a member of this committee. See “Director Independence and Other Relationships” for additional detail.

(6)	See “Attendance of Directors” for additional detail.

MANAGEMENT PROXY CIRCULAR ï Board of Directors

All of the above director nominees have had the principal occupation described above for the previous five years other than Ms. Laberge, who was Chief Financial Officer of Fincentric Corporation from October 2000 to November 2003 and Chief Executive Officer from December 2003 to June 2005.

Director Independence and Other Relationships

Independence Status of Director Nominees
			Not	Reason for
Name	Management	Independent	Independent	Non-independent Status

Frederick J. Blesi		x
William J. Doyle	x
John W. Estey		x
Wade Fetzer III		x
Charles S. Hoffman		x
Dallas J. Howe		x
Alice D. Laberge		x
Keith G. Martell		x
Jeffrey J. McCaig		x
Mary Mogford		x
Paul J. Schoenhals		x
E. Robert Stromberg			x	family business relationship
Elena Viyella de Paliza			x	family business relationship

The Board has determined that all of the directors of the Corporation and proposed nominees, with the exception of Mr. Doyle, Ms. Paliza and Mr. Stromberg, are independent within the meaning of the “PotashCorp Governance Principles”, National Instrument 58-101 “Disclosure of Corporate Governance Practices” (“NI 58-101”), applicable rules of the SEC and the New York Stock Exchange (“NYSE”) corporate governance rules. In addition, there are no interlocking director relationships among the board members.

For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Corporation, either directly or indirectly (e.g. as a partner, shareholder or officer of an organization that has a relationship with the Corporation). Pursuant to the “PotashCorp Governance Principles” and the “Statement of Core Values and Code of Conduct”, directors and executive officers of the Corporation inform the Board as to their relationships with the Corporation and provide other pertinent information pursuant to questionnaires that they complete, sign and certify on an annual basis. The Board reviews such relationships to identify impairments to director independence and in connection with disclosure obligations under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”).

As permitted by the NYSE corporate governance rules, the Board has adopted categorical standards to assist it in making determinations of director independence. These standards are set out in the “PotashCorp Governance Principles”, the full text of which is available on the Corporation’s website, www.potashcorp.com. The independence standards established by the Board are as follows:

1.	A director will not be considered independent if, currently or within the preceding three years, as applicable:

(a)	the director is, or was, an employee or executive officer of the Corporation, including any affiliated entity of the Corporation;

(b)	an immediate family member of the director is, or was, an executive officer of the Corporation, including any affiliated entity of the Corporation;

(c)	the director is, or was, a partner of, employed by or affiliated with any of the Corporation’s present or former internal or external auditors;

(d)	an immediate family member of the director is, or was, a partner of, employed by or affiliated with any of the Corporation’s present or former internal or external auditors as a partner, principal, manager or in any other capacity; or

MANAGEMENT PROXY CIRCULAR ï Board of Directors

(e)	an executive officer of the Corporation serves or served on the compensation committee of an entity which, in turn, employs or employed either (i) the particular director as an executive officer or (ii) an immediate family member of such director as an executive officer.

2.	A director will not be considered independent if the director received any direct compensation, or an immediate family member of the director received more than $100,000 in direct compensation, within the past three fiscal years from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service).

3.	A director will not be considered independent if the director has any of the following commercial or charitable relationships:

(a)	the director has served as an executive officer or employee of, or any of his or her immediate family members has served as an executive officer of, another company that makes payments to, or receives payments from, the Corporation for property or services in an amount that, in any one of the three most recent fiscal years, exceeds the greater of (x) $1,000,000 and (y) 2 percent of the annual consolidated gross revenues of the company for which such director, or any of his or her immediate family members, has served as an executive officer (or as an employee in the case of the director); or

(b)	the director has served as an officer, director or trustee of a charitable organization, and the Corporation’s discretionary charitable contributions to that organization exceeds 1.5 percent of that organization’s total annual consolidated gross revenues within any one of the three most recent fiscal years (provided that the Corporation’s matching of employee charitable contributions will not be included in the amount of the Corporation’s contributions for this purpose).

4.	Where a relationship exists as a result of a director who is a limited partner, a non-managing member or who occupies a similar position in an entity that does business with the Corporation, or who has a shareholding in such entity which is not significant, and who, in each case, has no active role in sales to, purchases from, or in providing services to the Corporation and derives no direct material benefit from same, such relationship shall be considered not to be material.

Mr. Doyle is the Chief Executive Officer (“CEO”) of the Corporation and is therefore not independent. Mr. Doyle is also Vice Chairman of Canpotex Limited. The Corporation had sales of approximately $782.7 million to Canpotex Limited in 2007.

Ms. Paliza’s father and brother are executive officers of Fertilizantes Santo Domingo, C. por A (“Fersan”), a fertilizer bulk blender and distributor of agrichemicals based in the Dominican Republic, which is a customer of the Corporation. Although representing less than 1% of the Corporation’s consolidated sales in 2007, sales to Fersan exceeded 2% of Fersan’s 2007 consolidated gross revenues. As such, Ms. Paliza does not meet the Corporation’s categorical independence standards which incorporate in relevant part the NYSE corporate governance rules. Ms. Paliza has no direct or indirect interest in the Corporation’s sales to and purchases by Fersan and all such transactions are completed on normal trade terms. Even though she does not meet the aforementioned independence standards, Ms. Paliza provides a valuable contribution to the Board through her industry knowledge and experience and international business perspective.

A son of Mr. Stromberg, David Stromberg, is a director and a major indirect shareholder of Micro Oil Inc. (“Micro Oil”), a privately held process oil blender and supplier based in Saskatoon, Saskatchewan. David Stromberg is also the president of Micro Oil. Another son of Mr. Stromberg, Jeffrey Stromberg, is a shareholder of Micro Oil. In 2007, receipts and payments in the amount of Cdn$1.5 million were transacted between the Corporation and Micro Oil, which exceeds 2% of Micro Oil’s gross revenues. Micro Oil and the Corporation have also entered into a confidentiality agreement relating to the development of oil processes used by the Corporation. Purchases from Micro Oil are made in the ordinary course of business. Mr. Stromberg has no interest in the business of his adult sons. Through his prominence in the Saskatchewan business community and his professional qualifications and experience, Mr. Stromberg has been and continues to be a valued member of the Board. His presence on the Board plays no role in the Corporation’s decision to transact business with Micro Oil. The Corporation has and will continue to make this decision on the basis of the best interests of the Corporation.

MANAGEMENT PROXY CIRCULAR ï Board of Directors

In determining the independence of its other directors, the Board evaluated business and other relationships that each director had with the Corporation. In doing so, it determined as immaterial (i) any relationship falling below the thresholds in 3(a) or covered pursuant to paragraph 4 above, and not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Exchange Act, including certain relationships of Mr. Estey, Mr. Fetzer, Mr. McCaig and Mr. Schoenhals, (ii) any relationships falling below the threshold in paragraph 3(b), including certain relationships of Mr. Martell, and (iii) any business relationship between the Corporation and an entity as to which the director in question has no relationship other than as a director thereof, including certain directorships of Mr. Fetzer, Mr. Howe, Ms. Laberge and Mr. McCaig.

Attendance of Directors

The following tables provide a summary of Board and Committee meetings held during fiscal 2007 and attendance thereat.

Type of Meeting Held	Number of Meetings

Board of Directors	9
Audit Committee (“AUD”)	9
Compensation Committee (“COMP”)	6
Corporate Governance and Nominating Committee (“GOV”)	5
Safety, Health and Environment Committee (“SHE”)	4

					Total Board/Committee
Director	Board meetings attended		Committee meetings attended		meetings attended

Frederick J. Blesi	9 of 9	100%	9 of 9 AUD	100%	22 of 23	100%
			5 of 5 GOV	100%
William J. Doyle(1)	9 of 9	100%			9 of 9	100%
John W. Estey	9 of 9	100%	6 of 6 COMP (Chair)	100%	19 of 19	100%
			4 of 4 SHE	100%
Wade Fetzer III	9 of 9	100%	6 of 6 COMP	100%	20 of 20	100%
			5 of 5 GOV	100%
Dallas J. Howe(2)	9 of 9 (Chair)	100%	5 of 5 GOV	100%	14 of 14	100%
Alice D. Laberge	9 of 9	100%	9 of 9 AUD (Chair)	100%	22 of 22	100%
			4 of 4 SHE	100%
Keith G. Martell(3)	5 of 5	100%	4 of 4 AUD	100%	9 of 9	100%
Jeffrey J. McCaig	9 of 9	100%	9 of 9 AUD	100%	24 of 24	100%
			6 of 6 COMP	100%
Mary Mogford	9 of 9	100%	8 of 9 AUD	89%	22 of 23	96%
			5 of 5 GOV (Chair)	100%
Paul J. Schoenhals	9 of 9	100%	6 of 6 COMP	100%	19 of 19	100%
			4 of 4 SHE (Chair)	100%
E. Robert Stromberg, Q.C.	9 of 9	100%	5 of 5 GOV	100%	18 of 18	100%
			4 of 4 SHE	100%
Jack G. Vicq(4)	4 of 4	100%	5 of 5 AUD	100%	9 of 9	100%
Elena Viyella de Paliza	9 of 9	100%	4 of 4 SHE	100%	12 of 13	100%

(1)	At the invitation of applicable committees, Mr. Doyle attended all or a portion of many of the committee meetings held in 2007.

(2)	In addition to the committees of which he is a member, Mr. Howe, as Board Chair, regularly attends other committee meetings as well. Mr. Howe attended all of the 19 such committee meetings held in 2007.

(3)	Appointed a member of the Board and a member of the Audit Committee on May 3, 2007.

(4)	Served as a member of the Board and a member of the Audit Committee until his retirement from the Board on May 3, 2007.

Pursuant to the “PotashCorp Governance Principles”, the Board meets in executive session, with only independent directors present during each regularly scheduled meeting of the Board. The presiding officer at the executive session is Dallas J. Howe, the Board Chair, or, in his absence, a director selected by majority vote of those present. Sessions are of no fixed duration and participant directors are encouraged to raise and discuss any issues of concern.

MANAGEMENT PROXY CIRCULAR ï Board of Directors

Director Compensation

2007 Director Compensation Package

We establish director compensation based on the advice of independent consultants, with a view to establishing compensation at the median of the applicable Comparator Group (see “Compensation Discussion and Analysis — Compensation Principles”). Only such directors that are not also officers or employees of the company, that is all directors other than Mr. Doyle (the “outside directors”), are compensated for service on the Board.

On January 24, 2007, the Board discontinued discretionary grants of deferred share units (“Deferred Share Units”) pursuant to the Deferred Share Unit Plan for Non-Employee Directors (the “Plan”) and increased the amount of our outside directors’ annual retainer by the value of the discretionary Deferred Share Unit grants. On July 19, 2007, the Board approved further changes to the compensation package of outside directors to incorporate Board meeting fees into the annual retainer. The directors were not granted any stock options in 2007 and have not been granted any stock options since the Board’s decision in 2003 to discontinue stock option grants to outside directors.

Cash Compensation

During the first half of 2007, each outside director was paid a retainer at an annual rate of $105,000, a per diem fee of $1,500 for meetings he or she attended and a travel fee of $500 per day where travel was required on a day or days on which a meeting did not occur. Outside directors received an additional $10,000 per year if they served as a chair of a Board Committee ($15,000 in the case of the Audit Committee Chair). All Audit Committee members received an additional $5,000 per year, with the exception of the Audit Committee Chair. Each outside director who was a member of a Board Committee received a per diem fee of $1,500 for meetings he or she attended, provided such meetings were not held the same day as a Board meeting. Outside directors were also reimbursed for expenses incurred in discharging their responsibilities. Mr. Howe, as Board Chair, received an annual retainer of $280,000, but did not receive per diem or travel fees.

On July 19, 2007, the Board approved the following changes, effective July 1, 2007, to the compensation package for outside directors:

(1)	Incorporated Board meeting fees into, and further increased, the annual retainer to an annual rate of $135,000;

(2)	Increased the additional amount payable to the chair of the Compensation Committee from $10,000 to $15,000; and

(3)	Increased the annual retainer of the Board Chair from $280,000 to $320,000.

The Board continues to receive per diem fees for committee meetings held on days when no Board meetings are held.

As described below, each outside director can defer, in the form of Deferred Share Units, up to 100% of the annual retainer fees and any other fees payable to such director in respect of serving as a director, which would otherwise be payable in cash.

Stock-Based Compensation

Effective November 20, 2001, we adopted the Plan, which allows non-employee directors to defer, in the form of Deferred Share Units up to 100% of the annual retainer and any other fees payable to such director in respect of serving as a director that would otherwise be payable in cash. Each Deferred Share Unit has an initial value equal to the market value of a share at the time of deferral. The Plan is intended to enhance our ability to attract and retain highly qualified individuals to serve as directors and promote a greater alignment of interests between such directors and our shareholders. The Plan also provides for discretionary grants of Deferred Share Units, which the Board discontinued on January 24, 2007 in connection with an increase to the annual retainer.

Each Deferred Share Unit is credited to the account of an individual director and fully vests upon an award, but is distributed only when the director has ceased to be a member of the Board or the board of directors of any subsidiary and the director is neither our employee nor an employee of any of our subsidiaries. At such time, the director will receive a cash payment equal to the market value of a number of shares purchased on the open market equal to the number of Deferred Share Units recorded in the director’s account (reduced by the amount of applicable withholding taxes). While the Compensation Committee, with Board approval, has the discretion to distribute shares in lieu of cash, the Committee

MANAGEMENT PROXY CIRCULAR ï Board of Directors

and Board have determined that all distributions pursuant to the Plan will be made in cash. Deferred Share Units earn dividends in the form of additional Deferred Share Units at the same rate as dividends are paid on shares.

The number of Deferred Share Units credited to the director’s account with respect to director retainer and other fees that the director elects to allocate to the Plan is determined as of the last trading day of each calendar quarter and is equal to the quotient obtained by dividing (a) the aggregate amount of fees allocated to the Plan for the relevant calendar quarter by (b) the market value of a share on such last trading day (determined on the basis of the closing price on the Toronto Stock Exchange (“TSX”) for participants resident in Canada and on the basis of the closing price on the NYSE for all other participants).

None of the outside directors elected to receive 2007 director retainer and/or other fees in the form of Deferred Share Units, except as follows: Mr. Estey, 100% of director retainer and 0% of fees; Ms. Laberge, 35% of director retainer and 0% of fees; Mr. Martell, 100% of director retainer and 50% of fees; and Mr. McCaig, 100% of director retainer and 0% of fees.

Stock Ownership Guidelines

The Board believes that the economic interests of directors should be aligned with those of shareholders. To achieve this, all directors are required to hold Shares and/or Deferred Share Units with a value at least five times their annual retainer. One-half of the ownership threshold is required to be achieved within 2 1/2  years, and full compliance is required within five years of joining the Board. The Board may make exceptions to this standard where, as a result of the unique financial circumstances of a director, compliance would result in an unacceptable hardship. As of February 20, 2008, all of our directors were in compliance with the requirements described above.

Other Benefits

Directors participate in our Group Life insurance coverage (Cdn$50,000), Accidental Death and Dismemberment coverage (Cdn$100,000), Business Travel Accidental coverage (Cdn$250,000) and Supplemental Business Travel Medical coverage ($250,000) per calendar year.

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The following table sets forth compensation earned by our directors during fiscal 2007 as prescribed in accordance with Item 402(k) of Regulation S-K. The amounts set forth for each director in the “Stock Awards” and “Total” columns include the appreciation in value of Deferred Share Units received prior to, and during, 2007 pursuant to the Plan. The table in footnote (2) below sets forth further details, including the amount of each director’s 2007 annual retainer and meeting and other fees received in the form of cash and Deferred Share Units.

2007 Director Compensation
(see explanatory notes)

					Change in
					Pension
	Fees Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in			Incentive Plan	Deferred	All Other
	Cash	Stock Awards	Option Awards	Compensation	Compensation	Compensation	Total
Name	($)(2)	($)(2)(3)(4)	($)(5)	($)	Earnings	($)(6)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Frederick J. Blesi	148,500	2,211,233	—	—	—	1,861	2,361,594
William J. Doyle(7)	—	—	—	—	—	—	—
John W. Estey	26,500	2,200,310	—	—	—	1,952	2,228,762
Wade Fetzer III	137,000	1,024,946	—	—	—	1,904	1,163,850
Dallas J. Howe	300,000	3,511,515	—	—	—	2,323	3,813,838
Alice D. Laberge	118,375	1,514,968	—	—	—	324	1,633,667
Keith G. Martell*	4,155	122,628	—	—	—	2,676	129,459
Jeffrey J. McCaig	25,500	2,426,119	—	—	—	1,901	2,453,520
Mary Mogford	162,000	2,244,524	—	—	—	342	2,406,866
Paul J. Schoenhals	151,500	1,781,670	—	—	—	4,356	1,937,526
E. Robert Stromberg, Q.C.	139,000	1,612,525	—	—	—	2,835	1,754,360
Jack G. Vicq**	57,972	403,571	—	—	—	68	461,611
Elena Viyella de Paliza	139,000	1,416,741	—	—	—	2,347	1,558,088

*	Elected to the Board on May 3, 2007.

**	Retired from the Board on May 3, 2007.

(1)	Those amounts that were paid in Canadian dollars have been converted to United States dollars using the average exchange rate for the month prior to the date of payment.

(2)	The following table sets forth each director’s annual retainer, meeting and other fees for fiscal year 2007 that were received in the form of cash or deferred to Deferred Share Units.

Remuneration of Directors
For the Fiscal Year Ended December 31, 2007

			Meeting and			Percentage of
	Annual Retainer		Other Fees			Total
						Remuneration
		Deferred		Deferred	Total	in Deferred
	Cash	Share Units	Cash	Share Units	Remuneration	Share Units
Name	($)	($)	($)	($)	($)	(%)

Frederick J. Blesi	122,500	—	26,000	—	148,500	—

William J. Doyle	—	—	—	—	—	—

John W. Estey	—	127,500	26,500	—	154,000	82.79

Wade Fetzer III	120,000	—	17,000	—	137,000	—

Dallas J. Howe	300,000	—	—	—	300,000	—

Alice D. Laberge	82,875	44,625	35,500	—	163,000	27.38

Keith G. Martell	—	87,019	4,155	4,155	95,329	95.64

Jeffrey J. McCaig	—	122,500	25,500	—	148,000	82.77

Mary Mogford	127,500	—	34,500	—	162,000	—

Paul J. Schoenhals	125,000	—	26,500	—	151,500	—

E. Robert Stromberg, Q.C.	120,000	—	19,000	—	139,000	—

Jack G. Vicq	35,769	—	22,203	—	57,972	—

Elena Viyella de Paliza	120,000	—	19,000	—	139,000	—

Total	1,153,644	381,644	255,858	4,155	1,795,301	21.53

(3)	Reports the amounts recognized for fiscal year 2007 US GAAP financial statement reporting purposes in accordance with FAS 123R for Deferred Share Units received pursuant to the Plan. Deferred Share Units are settled in cash upon a director’s retirement and, therefore, are considered a liability award

MANAGEMENT PROXY CIRCULAR ï Board of Directors

under FAS 123R. As such, we recognize amounts attributable to (1) the annual increase or decrease in the value of outstanding Deferred Share Units received prior to 2007, which value is based on the annual increase or decrease in the market price of our common shares as measured on the last trading day of each year, and (2) the value of Deferred Share Units received in 2007, which value is based on the market price of our Shares on the last trading day of the year.

The amounts set forth in column (c) above primarily reflect amounts recognized for the 2007 increase in the value of outstanding Deferred Share Units received prior to 2007. This increase in value is based on the 2007 increase in the price of our Shares on the NYSE from $47.83 to $143.96. The amounts set forth in column (c) also reflect amounts recognized for the value of Deferred Share Units received in 2007, which value is based on $143.96, the price of our Shares on the NYSE on the last trading day of 2007. Each outside director was permitted to defer, in the form of Deferred Share Units, up to 100% of the annual retainer fees and any other fees payable to such director in respect of serving as a director, which we would otherwise have paid in cash. See “Remuneration of Directors” in footnote (2) above. The number of Deferred Share Units that each director elected to receive in Deferred Share Units, as opposed to cash, was determined by the closing price of our Shares on the last trading day of the quarter in which such fees were earned (on the basis of the closing price on the TSX for residents of Canada and on the basis of the closing price on the NYSE for all other participants) (Cdn$61.37 and $53.31 for the quarter ended March 31, 2007, Cdn$83.28 and $77.97 for the quarter ended June 30, 2007, Cdn$105.05 and $105.70 for the quarter ended September 30, 2007 and Cdn$143.49 and $143.96 for the quarter ended December 31, 2007).

The following table sets forth the amounts recognized for fiscal year 2007 US GAAP financial statement reporting purposes that are attributable to (a) appreciation in the value of Deferred Share Units received prior to, and during, 2007, (b) the value of Deferred Share Units received in 2007 for the deferral of the annual retainer and other fees and (c) the value of dividends received in 2007 in the form of Deferred Share Units.

	Frederick J.	John W.	Wade	Dallas J.	Alice D.	Keith G.	Jeffrey J.	Mary	Paul J.	E. Robert	Jack G.	Elena Viyella
	Blesi	Estey	Fetzer III	Howe	Laberge	Martell	McCaig	Mogford	Schoenhals	Stromberg, Q.C.	Vicq(a)	de Paliza

Appreciation	$2,204,360	$2,066,392	$1,021,760	$3,500,564	$1,465,769	$31,369	$2,296,428	$2,237,499	$1,776,113	$1,607,496	$402,294	$1,412,337
Deferred Fees	—	127,500	—	—	44,626	91,174	122,500	—	—	—	—	—
Dividends	6,873	6,418	3,186	10,951	4,573	85	7,191	6,976	5,557	5,029	1,277	4,404

Total	$2,211,233	$2,200,310	$1,024,946	$3,511,515	$1,514,968	$122,628	$2,426,119	$2,244,524	$1,781,670	$1,612,525	$403,571	$1,416,741

(a)	Mr. Vicq, who served since 1989, retired from the Board on May 3, 2007. As such, Mr. Vicq received the payout value of his 12,641.77 outstanding Deferred Share Units in cash on August 2, 2007 in accordance with the Plan. Pursuant to the Plan, the payout value of each of Mr. Vicq’s Deferred Share Units was equal to $79.67, which represents the closing price of our Shares on the NYSE on August 1, 2007, the fourth trading day following the release of our quarterly results immediately following termination of Board service by Mr. Vicq.

(4)	As of December 31, 2007, the total number of all Deferred Share Units held by each outside director is as follows: Mr. Blesi, 22,958; Mr. Estey, 22,129; Mr. Fetzer, 10,642; Mr. Howe, 36,458; Ms. Laberge, 15,473; Mr. Martell, 852; Mr. McCaig, 24,486; Ms. Mogford, 23,304; Mr. Schoenhals, 18,498; Mr. Stromberg, 16,742; Mr. Vicq, 0; and Ms. Viyella de Paliza, 14,709.

The grant date fair value of each grant of Deferred Share Units received by each director in 2007 is as follows:

	February 12,	March 31,	May 11,	June 30,	August 10,	September 30,	November 12,	December 31,
	2007	2007	2007	2007	2007	2007	2007	2007
Name	(Dividend)	(Deferred Fees)	(Dividend)	(Deferred Fees)	(Dividend)	(Deferred Fees)	(Dividend)	(Deferred Fees)

Frederick J. Blesi	$1,143	—	$1,145	—	$2,291	—	$2,294	—
	(22.85 units)	—	(17.51 units)	—	(26.56 units)	—	(22.18 units)	—

John W. Estey	$1,030	$26,250	$1,056	$26,250	$2,147	$37,500	$2,185	$37,500
	(20.59 units)	(492.40 units)	(16.15 units)	(336.67 units)	(24.89 units)	(354.75 units)	(21.13 units)	(260.49 units)

Wade Fetzer III	$530	—	$531	—	$1,062	—	$1,063	—
	(10.59 units)	—	(8.11 units)	—	(12.31 units)	—	(10.28 units)	—

Dallas J. Howe	$1,820	—	$1,856	—	$3,598	—	$3,677	—
	(36.36 units)	—	(28.39 units)	—	(41.72 units)	—	(35.56 units)	—

Alice D. Laberge	$746	$9,188	$770	$9,188	$1,505	$13,125	$1,552	$13,125
	(14.92 units)	(175.27 units)	(11.78 units)	(120.79 units)	(17.45 units)	(132.21 units)	(15.00 units)	(88.46 units)

Keith G. Martell	—	—	—	$18,174	$24	$36,000	$61	$37,000
	—	—	—	(238.94 units)	(0.27 units)	(362.60 units)	(0.59 units)	(249.37 units)

Jeffrey J. McCaig	$1,149	$26,250	$1,175	$26,250	$2,490	$35,000	$2,377	$35,000
	(22.96 units)	(492.40 units)	(17.97 units)	(336.67 units)	(28.87 units)	(352.52 units)	(22.98 units)	(235.89 units)

Mary Mogford	$1,163	—	$1,187	—	$2,300	—	$2,350	—
	(23.24 units)	—	(18.15 units)	—	(26.67 units)	—	(22.73 units)	—

Paul J. Schoenhals	$923	—	$942	—	$1,826	—	$1,866	—
	(18.45 units)	—	(14.41 units)	—	(21.17 units)	—	(18.04 units)	—

E. Robert Stromberg, Q.C.	$836	—	$852	—	$1,652	—	$1,689	—
	(16.70 units)	—	(13.04 units)	—	(19.16 units)	—	(16.33 units)	—

Jack G. Vicq	$632	—	$645	—	—	—	—	—
	(12.64 units)	—	(9.87 units)	—	—	—	—	—

Elena Viyella de Paliza	$733	—	$733	—	$1,468	—	$1,470	—
	(14.64 units)	—	(11.22 units)	—	(17.02 units)	—	(14.21 units)	—

(5)	As of December 31, 2007, the total number of outstanding options held by each outside director is as follows: Mr. Blesi, 15,500; Mr. Estey, 0; Mr. Fetzer, 9,000; Mr. Howe, 79,200; Ms. Laberge, 0; Mr. Martell, 0; Mr. McCaig, 78,000; Ms. Mogford, 18,000; Mr. Schoenhals, 0; Mr. Stromberg, 39,600; Mr. Vicq, 0; and Ms. Viyella de Paliza, 0.

(6)	Reports the cost of tax gross-ups for taxable benefits and life insurance premiums paid for the benefit of each director.

(7)	As CEO, any compensation Mr. Doyle receives is disclosed in the Summary Compensation Table for Named Executive Officers. See “Executive Compensation — Summary Compensation Table”.

MANAGEMENT PROXY CIRCULAR ï Board of Directors

“At Risk” Investment and Year Over Year Changes

The following table provides ownership information as at February 20, 2008 and February 20, 2007, respectively. All ownership information has been adjusted to reflect the three-for-one stock split in May 2007.

							Value of
							Common
						Total At Risk	Shares/DSUs		Equity at	Shares
					Common	Value of	Needed to		Risk	Deemed to
					Shares	Common	Meet 2008		Multiple	be
			Common		and	Shares and	Ownership	Ownership	of 2008	Beneficially
	Director		Shares	DSUs	DSUs	DSUs	Guideline	Guideline	Annual	Owned
	Since	Year	(#)	(#)(1)	(#)	($)(2)	($)	Compliance(3)	Retainer	(#)(4)(5)
Frederick J. Blesi	2001	2008	8,500	22,974	31,474	4,909,944	700,000	Yes	35.1	24,000
		2007	6,000	22,890	28,890	1,607,452				24,000
		Change	+2,500	+84	+2,584					—
William J. Doyle(6)	1989	2008	295,613	—	295,613	46,115,698	n/a	n/a	n/a	2,868,018
		2007	234,756	—	234,756	13,072,125				3,497,491
		Change	+60,857	n/a	+60,857					−629,473
John W. Estey	2003	2008	7,000	22,144	29,144	4,546,464	750,000	Yes	30.3	7,000
		2007	6,000	20,622	26,622	1,481,192				6,000
		Change	+1,000	+1,522	+2,522					+1,000
Wade Fetzer III	2002	2008	30,000	10,649	40,649	6,341,244	675,000	Yes	47.0	39,000
		2007	27,000	10,608	37,608	2,092,541				36,000
		Change	+3,000	+41	+3,041					+3,000
Charles S. Hoffman		2008	—	n/a	—		675,000	Yes	n/a	—
		2007	n/a	n/a	n/a	n/a		(to be fully met by	n/a	n/a
		Change	n/a	n/a	n/a	n/a		May 8, 2013)		n/a
Dallas J. Howe	1991	2008	51,615	36,484	88,099	13,743,444	1,600,000	Yes	42.9	130,815
		2007	42,000	36,351	78,351	4,359,271				139,200
		Change	+9,615	+133	+9,748					−8,385
Alice D. Laberge	2003	2008	6,000	15,484	21,484	3,351,504	750,000	Yes	22.3	6,000
		2007	6,000	14,910	20,910	1,163,477				6,000
		Change	—	+574	+574					—
Keith G. Martell	2007	2008	—	852	852	132,912	700,000	Yes	0.9	—
		2007	—	—	—	—		(to be fully met by		n/a
		Change	—	+852	+852			May 3, 2012)		—
Jeffrey M. McCaig	2001	2008	6,000	24,504	30,504	4,758,624	700,000	Yes	34.0	84,000
		2007	6,000	22,998	28,998	1,613,412				84,000
		Change	—	+1,506	+1,506					—
Mary Mogford	2001	2008	12,660	23,320	35,980	5,612,880	750,000	Yes	37.4	30,660
		2007	12,000	23,235	35,235	1,960,420				30,000
		Change	+660	+85	+745					+660
Paul J. Schoenhals	1992	2008	4,885	18,511	23,396	3,649,776	725,000	Yes	25.2	6,000
		2007	6,000	18,444	24,444	1,360,010				6,000
		Change	−1,115	+54	−1,048					—
E. Robert Stromberg	1991	2008	33,790	16,754	50,544	7,884,864	675,000	Yes	58.4	73,390
		2007	34,665	16,692	51,357	2,856,990				74,265
		Change	−875	+62	−813					−875
Elena Viyella de Paliza	2003	2008	9,000	14,720	23,720	3,700,320	675,000	Yes	27.4	9,000
		2007	7,500	14,664	22,164	1,233,293				7,500
		Change	+1,500	+56	+1,556					+1,500

(1)	Deferred Share Units do not carry any voting rights. The number of Deferred Share Units held by each director has been rounded down to the nearest whole number.

(2)	Based on the closing price per Share on the NYSE of $55.63 on February 20, 2007 and $156.00 on February 20, 2008.

(3)	By the time a director has served on the Board for 5 years, he or she must own Shares and/or Deferred Share Units with a value at least five times the annual retainer paid to directors. One-half of the ownership threshold is required to be achieved within 2 1/2 years.

(4)	For 2008, the number of Shares indicated above as deemed to be beneficially owned by the nominated directors includes Shares purchasable by such directors within 60 days of February 20, 2008 through the exercise of options granted by the Corporation, as follows: Frederick J. Blesi 15,500 Shares; William J. Doyle 2,572,536 Shares; Wade Fetzer III 9,000 Shares; Dallas J. Howe 79,200 Shares; Jeffrey J. McCaig 78,000 Shares; Mary Mogford 18,000 Shares; and E. Robert Stromberg 39,600 Shares. No stock options have been granted to the Corporation’s non-employee directors since November 2002.

For 2007, the number of Shares indicated above as deemed to be beneficially owned by the nominated directors includes Shares purchasable by such directors within 60 days of February 27, 2007 through the exercise of options granted by the Corporation, as follows: Frederick J. Blesi 18,000 Shares; William J. Doyle 2,137,536 Shares; Wade Fetzer III 9,000 Shares; Dallas J. Howe 97,200 Shares; Jeffrey J. McCaig 78,000 Shares; Mary Mogford 18,000 Shares; and E. Robert Stromberg 39,600 Shares.

(5)	No Shares beneficially owned by any of the directors are pledged as security.

(6)	Includes 60,000 shares held in the William J. Doyle 2007 Family Descendents Trust and 19,898 shares held in the William & Kathy Doyle Foundation.

MANAGEMENT PROXY CIRCULAR ï Board of Directors

Appointment of Auditors and
Report of Audit Committee

Page
Appointment of Auditors	19
Report of Audit Committee	21

Appointment of Auditors

Deloitte & Touche LLP (or its predecessors) have been the Corporation’s auditors since the Corporation’s initial public offering in 1989. The Board, on recommendation from the Audit Committee, recommends the re-appointment of Deloitte & Touche LLP as auditors.

Proxies solicited hereby will be voted to reappoint the firm of Deloitte & Touche LLP, the present auditors, as auditors of the Corporation to hold office until the next annual meeting of shareholders, unless the shareholder signing such proxy specifies otherwise. The affirmative vote of a majority of Shares voted on such matter is required to reappoint the firm of Deloitte & Touche LLP as auditors of the Corporation.

A representative of Deloitte & Touche LLP is expected to attend the Meeting. At that time the representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Auditor’s Fees

For the years ended December 31, 2007 and December 31, 2006, Deloitte & Touche LLP received the following fees:

	Year ended December 31,
	2007	2006

Audit Fees	$2,263,000	$2,361,000
Audit Related Fees	314,000	255,000
Tax Fees	33,000	57,000
All Other Fees	0	0

Audit Fees

Deloitte & Touche LLP billed the Corporation $2,263,000 and $2,361,000 for 2007 and 2006, respectively, for the following audit services (i) audit of the annual consolidated financial statements of the Corporation for the fiscal years ended December 31, 2007 and 2006; (ii) review of the interim financial statements of the Corporation included in quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2007 and 2006; (iii) audits of individual statutory financial statements; and (iv) the provision of consent letters.

Audit-Related Fees

Deloitte & Touche LLP billed the Corporation $314,000 and $255,000 for 2007 and 2006, respectively, for the following services (i) accounting consultations regarding financial accounting and reporting standards; (ii) employee benefit plan audits; and (iii) due diligence procedures.

Tax Fees

Deloitte & Touche LLP billed the Corporation $33,000 and $57,000 for 2007 and 2006, respectively, for the following services (i) tax compliance; (ii) tax planning; and (iii) tax advice, including minimizing tax exposure or liability.

MANAGEMENT PROXY CIRCULAR ï Appointment of Auditors and Report of Audit Committee

All Other Fees

No other fees were billed to the Corporation by Deloitte & Touche LLP for 2007 and 2006.

Pre-Approval Policy for External Auditor Services

The Audit Committee monitors and reviews the independence of its auditors on an on-going basis. In addition, the Audit Committee has adopted processes for the pre-approval of engagements for services of its external auditors.

The Audit Committee’s policy requires pre-approval of all audit and non-audit services provided by the external auditor. The policy identifies three categories of external auditor services and the pre-approval procedures applicable to each category, as follows:

(1)	Audit and audit-related services — these are identified in the annual Audit Service Plan presented by the external auditor and require annual approval. The Audit Committee monitors the audit services engagement at least quarterly.

(2)	Pre-approved list of non-audit services — non-audit services which are reasonably likely to occur have been identified and receive general pre-approval of the Audit Committee, and as such do not require specific pre-approvals. The term of any general pre-approval is 12 months from approval unless otherwise specified. The Audit Committee annually reviews and pre-approves the services on this list.

(3)	Other proposed services — all proposed services not categorized above are brought forward on a case-by-case basis and specifically pre-approved by the Chair of the Audit Committee, to whom pre-approval authority has been delegated.

All fees paid to the independent auditors for 2007 were approved in accordance with the pre-approval policy.

MANAGEMENT PROXY CIRCULAR ï Appointment of Auditors and Report of Audit Committee

Report of the Audit Committee

The Corporation has a standing Audit Committee. The Board has determined that each of the following directors, who served as members of the Audit Committee during the year ended December 31, 2007, is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on the Corporation’s website, www.potashcorp.com), Multilateral Instrument 52-110 “Audit Committees” (“MI 52-110”), applicable rules of the SEC and the corporate governance rules of the NYSE. See also “Nominees for Election to the Board of Directors — Director Independence and Other Relationships”.

Alice D. Laberge (Chair)
Frederick J. Blesi
Keith G. Martell (from appointment on May 3, 2007 to present)
Jeffrey J. McCaig
Mary Mogford
Jack G. Vicq (until his retirement on May 3, 2007)

The Board has determined that Ms. Laberge and Mr. Martell each qualify as an “audit committee financial expert” under the rules of the SEC and thereby have the requisite accounting and/or related financial management expertise required under the rules of the NYSE. In addition, the Board has determined that each member of the Audit Committee is “financially literate” within the meaning of and required by MI 52-110.

The following is a brief description of the education and experience for each current member of the Audit Committee that is relevant to the performance of his or her responsibilities as a member of the Audit Committee.

Ms. Laberge acquired significant financial experience and exposure to accounting and financial issues as Chief Executive Officer, Chief Financial Officer and Director of various public companies. In her positions with previous companies she was actively involved in assessing the performance of the companies’ auditors. Ms. Laberge completed her Masters of Business Administration at the University of British Columbia.

Mr. Blesi gained experience as the former Chairman and Chief Executive Officer of the Phosphate Chemicals Export Association, Inc.

Mr. Martell has acquired significant financial experience as Executive Chairman of First Nations Bank of Canada, as a director of the Public Sector Pension Investment Board of Canada (where he is the Chair of the Audit Committee), as a director of The North West Company Inc. and as a trustee of The North West Company Fund. Mr. Martell is a Chartered Accountant and a Certified Aboriginal Financial Manager and has received his Bachelor of Commerce degree from the University of Saskatchewan.

Mr. McCaig has gained experience relevant to the performance of his responsibilities as an Audit Committee member as Chairman and Chief Executive Officer of Trimac Holdings. Mr. McCaig also has a Masters of Science in Management from the Sloan Program, Stanford University and a Bachelor of Economics degree from Harvard College in Cambridge, Massachusetts.

Ms. Mogford is a former Ontario Deputy Minister of Finance and Deputy Minister of Natural Resources. She currently acts and has acted as a member of the audit committee for several publicly traded companies. Ms. Mogford has seventeen years of experience acting as a member of an Audit Committee.

The role of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Corporation’s independent auditors, and (iv) the performance of the Corporation’s independent auditors. In accordance with the Audit Committee Charter adopted by the Board, the Audit Committee has responsibility for the oversight of the Corporation’s financial reporting and audit processes and related internal controls on behalf of the Board. During the fiscal year ended December 31, 2007, the Audit Committee met 9 times.

In overseeing the audit process, the Audit Committee obtained from the independent auditors their letter dated February 15, 2008, as required by the Independent Standards Board Standard No. 1, describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence and the auditors’ judgment that they are, in fact, independent and discussed with the auditors the disclosures therein. The Audit Committee also reviewed the organizational structure, procedure and practices that support the objectivity of the internal audit

MANAGEMENT PROXY CIRCULAR ï Appointment of Auditors and Report of Audit Committee

department and reviewed the Internal Audit Department Charter. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed, with and without management present, the results of the independent auditors’ communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”. The Committee also discussed the results of the internal audit examinations.

In meetings with financial management, internal audit and the independent auditors, the Audit Committee reviewed the interim financial statements and interim earnings releases and approved the interim financial statements for the applicable quarter. The Audit Committee also reviewed and approved the quarterly “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”).

The Audit Committee reviewed and discussed the MD&A and the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2007, with management and the independent auditors, including the quality and acceptability of the Corporation’s financial reporting practices and the completeness and clarity of the related financial disclosures. Management is responsible for the preparation of the Corporation’s financial statements and the independent auditors are responsible for auditing those financial statements.

The Audit Committee reviewed the processes involved in evaluating the Corporation’s internal control environment and the Audit Committee also oversaw and monitored the 2007 compliance process related to the certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the audited consolidated financial statements and MD&A be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC and Canadian securities regulatory authorities. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors.

The Audit Committee reviews the Corporation’s Disclosure Controls and Procedures on an annual basis. It also reviewed its committee charter and the Corporation’s Statement of Core Values and Code of Conduct. Both the Audit Committee Charter and the Code of Conduct are available to shareholders and others on the Corporation’s website, www.potashcorp.com. The Audit Committee Charter is also attached as Appendix F. The Audit Committee has oversight responsibility for the Corporation’s compliance with legal and regulatory requirements. The Audit Committee receives regular periodic reports of the Corporation’s ethics and compliance activities, including a review of management’s compliance risk assessment and the efforts undertaken to mitigate ethics and compliance risks during the year, including an overview of the corporate ethics and compliance training program and quantitative and qualitative accounts of compliance matters which have been reported to the Corporation. In addition to ensuring that there are mechanisms for the anonymous submission of ethics and compliance reports generally, the Audit Committee has established specific procedures for:

•	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

Submitted on behalf of the Audit Committee: Alice D. Laberge, Frederick J. Blesi, Keith G. Martell, Jeffrey J. McCaig and Mary Mogford.

MANAGEMENT PROXY CIRCULAR ï Appointment of Auditors and Report of Audit Committee

Adoption of 2008
Performance Option Plan

On February 20, 2008, the Board adopted a new performance option plan (the “2008 Performance Option Plan”), subject to the approval of the 2008 Performance Option Plan by the Corporation’s shareholders at the Meeting. If approved, the 2008 Performance Option Plan will be deemed effective as of January 1, 2008 (the “Effective Date”) and will permit the grant of options to purchase up to 1,000,000 Shares to individual officers and employees of the Corporation and its subsidiaries. Non-employee directors and other non-employee contractors and third party vendors will not be eligible to participate in the 2008 Performance Option Plan.

Options to purchase Shares may be granted under the terms of the 2008 Performance Option Plan only during 2008 and no options will be granted prior to the Meeting. Unless sooner terminated as provided therein, the 2008 Performance Option Plan will terminate one year from the Effective Date, although the terms of the plan will continue to govern options granted thereunder prior to termination.

The 2008 Performance Option Plan will be administered by the Compensation Committee or any other Board Committee designated by the Board. A copy of the 2008 Performance Option Plan is attached as Appendix C. This description of the 2008 Performance Option Plan is qualified, in its entirety, by the terms of the attached plan document.

If approved, the 2008 Performance Option Plan will result in up to 0.32% (as at February 20, 2008) of the outstanding share capital of the Corporation being available for issue pursuant to the exercise of options granted under the 2008 Performance Option Plan. The aggregate number of Shares in respect of which stock options may be granted to any one person pursuant to the 2008 Performance Option Plan and which remain outstanding may not at any time exceed 250,000 Shares, representing 0.08% (as at February 20, 2008) of the outstanding share capital of the Corporation.

Under the terms of the 2008 Performance Option Plan, options will generally have a term of ten years, except that if the term expires during a blackout period applicable to a relevant optionee, or within 10 trading days after the expiration of the blackout period applicable to the relevant optionee, the term shall expire on the tenth trading day after the end of such blackout period. For purposes of the 2008 Performance Option Plan, “blackout period” refers to any period during which the relevant optionee is prohibited by the Corporation’s trading policy from trading in the Corporation’s securities.

Options will vest at the end of the three-year performance cycle ending December 31, 2010, subject to the Corporation’s achievement of the performance criteria described in the 2008 Performance Option Plan. The performance metrics and vesting scale have been designed in accordance with the Corporation’s compensation philosophy. See “Compensation Discussion and Analysis”. In general, options will vest as determined by a schedule that references the Corporation’s performance during the performance cycle as measured by reference to cash flow return on investment and weighted average cost of capital. Any options that do not become vested will terminate at the end of the performance cycle.

The number of options granted to each individual optionee will be targeted to deliver total compensation in the upper quartile of the Comparator Group for corporate performance, based on cash flow return on investment and weighted average cost of capital, above the 75th percentile of the Dow Jones U.S. Basic Materials Index (“DJUSBMI”). Similarly, for corporate performance at the 50th percentile of the DJUSBMI, the number of options granted will be targeted to deliver total compensation at the median of the Comparator Group.

It is anticipated that there will be approximately 241 participants in the 2008 Performance Option Plan. Following shareholder approval of the 2008 Performance Option Plan at the Meeting, a determination will be made as to the number of options to be granted to executive officers and other participants, which options will be granted in accordance with the criteria described below.

The option price for any option granted under the 2008 Performance Option Plan to any optionee shall be fixed by the Board when the option is granted and, for optionees resident in the United States and any other optionees designated by the Board, the option price shall not be less than the fair market value of a Share at such time, which shall be deemed to be the closing price per Share on the NYSE on the last trading day immediately preceding the day the stock option is granted. For all other optionees, the option price shall be deemed to be the closing price per Share on the TSX on the last trading day immediately preceding the day the stock option is granted. In either case, if the Shares did not trade on such

MANAGEMENT PROXY CIRCULAR ï Adoption of 2008 Performance Option Plan

exchange on such day, the option price shall be the closing price per Share on such exchange on the last day on which the Shares traded on such exchange prior to the day the stock option is granted.

The 2008 Performance Option Plan requires all options to be subject to provisions to the effect that:

(a)	if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates by reason of his or her death, or if an optionee who is a retiree pursuant to paragraph (b) below dies during the 36-month period following retirement, the legal personal representatives of the optionee will be entitled to exercise any unexercised vested options, including such stock options that may vest after the date of death, during the period ending at the end of the twelfth calendar month following the calendar month in which the optionee dies, failing which exercise the stock options will terminate;

(b)	subject to the terms of paragraph (a) above, if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates by reason of retirement in accordance with the then prevailing retirement policy of the Corporation or subsidiary, the optionee will be entitled to exercise any unexercised vested stock options, including such stock options that may vest after the date of retirement, during the period ending at the end of the 36th month following the calendar month in which the optionee retires, failing which exercise the stock options will terminate;

(c)	if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates for any reason other than as provided in paragraphs (a) or (b) above, the optionee will be entitled to exercise any unexercised vested stock options, to the extent vested and exercisable at the date of such event, during the period ending at the end of the calendar month immediately following the calendar month in which the event occurs, failing which exercise the stock options will terminate; and

(d)	each stock option is personal to the optionee and is not assignable, except (i) as provided in paragraph (a) above, and (ii) at the election of the Board, a stock option may be assignable to the spouse, children and grandchildren of the original optionee and to a trust, partnership or limited liability company, the entire beneficial interest of which is held by one or more of the foregoing.

Nothing contained in paragraphs (a), (b) or (c) above shall extend the period during which a stock option may be exercised beyond its term, or any earlier date on which it is otherwise terminated in accordance with the provisions of the 2008 Performance Option Plan.

If a stock option is assigned pursuant to paragraph (d)(ii) above, the references in paragraphs (a), (b) and (c) above to the termination of employment or death of an optionee shall not relate to the assignee of a stock option but shall relate to the original optionee. In the event of such assignment, legal personal representatives of the original optionee shall not be entitled to exercise the assigned stock option, but the assignee of the stock option or the legal personal representatives of the assignee may exercise the stock option during the applicable specified period.

The Board may amend or discontinue the 2008 Performance Option Plan at any time, without obtaining approval of the shareholders of the Corporation unless required by the relevant rules of the TSX, provided that no such amendment may increase the aggregate maximum number of Shares that may be subject to stock options granted under the 2008 Performance Option Plan, change the manner of determining the minimum option price, extend the option term under any option beyond ten years (or the date on which the option would otherwise expire under the plan), expand the assignment provisions of the 2008 Performance Option Plan, permit non-employee directors to participate in the 2008 Performance Option Plan or, without the consent of the holder of the option, alter or impair any option previously granted to an optionee under the 2008 Performance Option Plan; and provided further, for greater certainty, that, without the prior approval of the Corporation’s shareholders, stock options issued under the 2008 Performance Option Plan shall not be repriced, replaced or regranted through cancellation, or by lowering the option price of a previously granted stock option. In the event of certain transactions affecting the capitalization of the Corporation, including a merger, the Board shall make appropriate adjustments in the number or option price of outstanding options or the number of Shares available for grant and other authorized limits under the 2008 Performance Option Plan to reflect such transaction. In the event of change of control (as defined in the 2008 Performance Option Plan), all unvested options then outstanding will become fully vested.

A participant in the 2008 Performance Option Plan who is employed and resident in Canada will be deemed to receive a benefit from employment in the year he or she exercises options under the 2008 Performance Option Plan equal to the difference between the exercise price and the market price of the Shares at the time of exercise, multiplied by the number of Shares over which options are exercised. One-half of this amount will be deducted in the participant’s taxable income

MANAGEMENT PROXY CIRCULAR ï Adoption of 2008 Performance Option Plan

in the year of exercise. If the participant so elects, and subject to certain limitations, taxation of the said benefit may be deferred from the year of exercise until the earliest of the year the participant disposes of the Shares, dies or ceases to be resident in Canada for tax purposes. The participant will have a cost base in the optioned Shares equal to their market value on the date of exercise for purposes of computing any capital gain or capital loss on any subsequent disposition of the Shares. The Corporation may not take any tax deduction in respect of the benefits deemed to be received by participants under the 2008 Performance Option Plan in Canada.

All of the options granted under the 2008 Performance Option Plan will be treated as non-qualified stock options for U.S. federal income tax purposes. A participant in the 2008 Performance Option Plan who is employed and resident in the U.S. will not be deemed to receive any income at the time an option is granted, nor will the Corporation’s applicable subsidiary be entitled to a deduction at that time. However, when any part of an option is exercised, the participant will be deemed to have received ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the Shares received on the exercise of the option. The Corporation’s applicable subsidiary will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by such participants. Upon any subsequent sale of the Shares acquired upon the exercise of an option, any gain (the excess of the amount received over the fair market value of the Shares on the date ordinary income was recognized) or loss (the excess of the fair market value of the Shares on the date ordinary income was recognized over the amount received) will be a long-term capital gain or loss if the sale occurs more than one year after such date of recognition and otherwise will be a short-term capital gain or loss.

Grants under the 2008 Performance Option Plan will be made after shareholder approval is obtained and during the 2008 fiscal year.

In order for the 2008 Performance Option Plan to become effective, the resolution to approve the 2008 Performance Option Plan must be passed by a majority of the votes cast by the shareholders who vote in respect of the resolution.

UNLESS A PROXY SPECIFIES THAT THE SHARES IT REPRESENTS SHOULD BE VOTED AGAINST THE RESOLUTION TO APPROVE THE 2008 PERFORMANCE OPTION PLAN, THE PROXY-HOLDERS NAMED IN THE ACCOMPANYING FORM OF PROXY INTEND TO VOTE FOR THE RESOLUTION.

Securities Authorized for Issuance Under Equity Compensation Plans

The Corporation has five other stock option plans. On May 3, 2007, the Corporation’s shareholders approved the 2007 Performance Option Plan under which the Corporation was permitted, after February 20, 2007 and before January 1, 2008, to grant options for the issuance of up to 3,000,000 Shares pursuant to the exercise of the options. As at January 1, 2008, options to acquire 1,722,300 Shares had been granted and were outstanding under the 2007 Performance Option Plan. Grants under the 2007 Performance Option Plan were made during fiscal year 2007 only. The material terms of the 2007 Performance Option Plan are described in “Compensation Discussion and Analysis — Incentive Plan Compensation — Long-Term Incentives (Stock Options)”. Additional information regarding the 2007 Performance Option Plan can be found in the Corporation’s Management Proxy Circular for the fiscal year ended 2006. No amendments with respect to the 2007 Performance Option Plan have been adopted since the beginning of the last fiscal year.

On May 4, 2006, the Corporation’s shareholders approved the 2006 Performance Option Plan under which the Corporation was permitted, after February 27, 2006 and before January 1, 2007, to grant options for the issuance of up to 4,200,000 Shares pursuant to the exercise of the options. As at January 1, 2008, options to acquire 2,667,300 Shares had been granted and were outstanding under the 2006 Performance Option Plan. Grants under the 2006 Performance Option Plan were made during fiscal year 2006 only. The material terms of the 2006 Performance Option Plan are described in the “Compensation Discussion and Analysis — Incentive Plan Compensation — Long-Term Incentives (Stock Options)”. Additional information regarding the 2006 Performance Option Plan can be found in the Corporation’s Management Proxy Circular for the fiscal year ended 2005. Apart from housekeeping and conforming amendments, no amendments with respect to the 2006 Performance Option Plan have been adopted since the beginning of the last fiscal year.

On May 5, 2005, the Corporation’s shareholders approved the 2005 Performance Option Plan under which the Corporation was permitted, after February 28, 2005 and before January 1, 2006, to grant options for the issuance of up to 3,600,000 Shares pursuant to the exercise of the options. As at January 1, 2008, options to acquire 3,507,000 Shares had been granted and were outstanding under the 2005 Performance Option Plan. Grants under the 2005

MANAGEMENT PROXY CIRCULAR ï Adoption of 2008 Performance Option Plan

Performance Option Plan were made during fiscal year 2005 only. The material terms of the 2005 Performance Option Plan are described in the “Compensation Discussion and Analysis — Incentive Plan Compensation — Long-Term Incentives (Stock Options)”. Additional information regarding the 2005 Performance Option Plan can be found in the Corporation’s Management Proxy Circular for the fiscal year ended 2004. Apart from housekeeping and conforming amendments, no amendments with respect to the 2005 Performance Option Plan have been adopted since the beginning of the last fiscal year.

The Corporation’s Stock Option Plan — Officers and Employees and Stock Option Plan — Directors were each terminated by the Board on November 16, 2006. Options previously granted under the Stock Option Plan — Officers and Employees and Stock Option Plan — Directors will continue to be governed by the terms of their respective plan. As at January 1, 2008, 5,809,884 options were outstanding under the Stock Option Plan — Officers and Employees and 300,500 options were outstanding under the Stock Option Plan — Directors. Apart from housekeeping and conforming amendments, no amendments with respect to the Stock Option Plan — Officers and Employees and the Stock Option Plan — Directors have been adopted since the beginning of the last fiscal year.

The following table provides information about securities that may be issued under the Corporation’s existing equity compensation plans, as of December 31, 2007 and February 20, 2008.

Equity Compensation Plan Information

(c) Number of Shares
	(a) Number of Shares	(b) Weighted-	remaining available for
	to be issued upon	average exercise	future issuance under
	exercise of	price of outstanding	equity compensation
	outstanding options,	options, warrants	plans (excluding Shares
Plan Category	warrants and rights	and rights	reflected in column (a))

December 31, 2007
Equity compensation plans approved by shareholders	14,006,984 (1)	$28.47	0
Equity compensation plans not approved by shareholders	n/a	n/a	n/a
February 20, 2008
Equity compensation plans approved by shareholders	13,945,992(2)	$28.54	0
Equity compensation plans not approved by shareholders	n/a	n/a	n/a

(1)	Of this amount, 3,507,000 options were outstanding pursuant to the 2005 Performance Option Plan, 2,667,300 options were outstanding pursuant to the 2006 Performance Option Plan, 1,722,300 options were outstanding pursuant to the 2007 Performance Option Plan, 5,809,884 options were outstanding pursuant to the Stock Option Plan — Officers and Employees and 300,500 options were outstanding pursuant to the Stock Option Plan — Directors.

(2)	Of this amount, 3,507,000 options were outstanding pursuant to the 2005 Performance Option Plan, 2,667,300 options were outstanding pursuant to the 2006 Performance Option Plan, 1,722,300 options were outstanding pursuant to the 2007 Performance Option Plan, 5,748,892 options were outstanding pursuant to the Stock Option Plan — Officers and Employees and 300,500 options were outstanding pursuant to the Stock Option Plan — Directors.

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Corporate Governance

Page
Statement of Corporate Governance Practices	27
Corporate Governance and Nominating Committee Report	28

Statement of Corporate Governance Practices

PotashCorp, its Board and its management are committed to the highest standard of corporate governance. The Board, through its Corporate Governance and Nominating Committee continually evaluates and enhances the Corporation’s corporate governance practices by monitoring Canadian and U.S. regulatory developments affecting corporate governance and transparency of public company disclosure.

As a Canadian reporting issuer with securities listed on the TSX and NYSE, the Corporation complies with the applicable regulatory requirements concerning corporate governance in both Canada and the United States.

In Canada, we comply with corporate governance rules of the Canadian securities regulatory authorities in all of the provinces and territories of Canada. The Corporation is required to disclose its corporate governance practices in accordance with NI 58-101 in reference to the benchmarks set out in National Policy 58-201 “Corporate Governance Guidelines”.

In the United States, the Corporation is required to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC pursuant to that Act, as well as the governance rules of the NYSE, in each case as applicable to a foreign private issuer. The Corporation complies with the current corporate governance rules of the NYSE. There are no significant differences between the Corporation’s corporate governance practices and those required of U.S. domestic issuers under the NYSE listing standards.

To comply with the applicable corporate governance standards and achieve those best practices, the Board has adopted the “PotashCorp Governance Principles” and “Statement of Core Values and Code of Conduct”. The complete text of the “PotashCorp Governance Principles”, the “Statement of Core Values and Code of Conduct”, and the Board and Committee Charters, as well as other governance related documents, can be found on the Corporation’s website, www.potashcorp.com, and are available in print to any shareholder who requests a copy.

In accordance with NI 58-101, the Corporation annually discloses information relating to its system of corporate governance. Details of the Corporation’s corporate governance practices are described in Appendix A to this Management Proxy Circular. Furthermore, in accordance with the requirements of NI 58-101, the text of the Corporation’s Board of Directors Charter is attached as Appendix E. In addition, the Board of Directors Charter, the Board Committee charters and the “PotashCorp Governance Principles” are also available on the Corporation’s website, www.potashcorp.com, and in print to any shareholder who requests a copy.

The Board exercises its duties directly and through its Committees. The Board has four standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee and the Safety, Health and Environment Committee. In 2007, the Corporation eliminated its Executive Committee. The recent activities of the Corporate Governance and Nominating Committee of the Board are described below in this section. The report of the Compensation Committee is contained in the section on Executive Compensation and the report of the Audit Committee can be found in the section “Appointment of Auditors and Audit Committee Report”.

MANAGEMENT PROXY CIRCULAR ï Corporate Governance

Corporate Governance and Nominating Committee Report

General

The Corporation has a standing Corporate Governance and Nominating Committee, referred to as the “CG&N Committee” hereinafter in this report. The CG&N Committee has a charter which is available to shareholders and others at the Corporation’s website, www.potashcorp.com. Each of the following four directors who comprise the CG&N Committee is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on the Corporation’s website), NI 58-101, applicable rules of the SEC and the corporate governance rules of the NYSE. See also “Nominees for Election to the Board of Directors — Director Independence and Other Relationships”. During the fiscal year ended December 31, 2007, the CG&N Committee met 5 times.

Mary Mogford (Chair)
Frederick J. Blesi
Wade Fetzer III
Dallas J. Howe

Mr. Stromberg served on the Corporate Governance and Nominating Committee during 2007. In connection with the year end review of director independence, Mr. Stromberg is no longer a member of this committee. See “Director Independence and Other Relationships” for additional detail.

Disclosure Regarding Governance Procedures

The CG&N Committee is responsible for overseeing compliance with current and emerging governance requirements established by governmental regulators in the United States and Canada and by the NYSE and TSX. The CG&N Committee maintains a checklist of regulatory requirements which is updated and reviewed at every meeting. The CG&N Committee also is responsible for developing and implementing best Board governance practices. The Chair of the CG&N Committee works closely with the Corporate Secretary, the Associate General Counsel and the Director of Investor Relations to ensure that the CG&N Committee stays aware of developments and trends in best governance practices, particularly from the perspective of regulatory bodies, shareholder advocates, individual and institutional investors, governance organizations and academic commentators. In addition, the CG&N Committee is charged with management of the annual review of the performance of the Board, a process that is described in greater detail in Appendix A.

2007 Governance Activities

In 2007, the CG&N Committee recommended that the Board formally eliminate the Executive Committee, which in practice has not been used in recent years. One of the principal justifications for the existence of the Executive Committee had been to have a standing committee of a small number of Board members who could easily and quickly meet and take binding action when urgent action was required and it was impractical or difficult to obtain a quorum of directors. Given the current reality of widespread access to instantaneous communication media which Board members rely upon to meet and exchange information, this justification has little force. It is not difficult to get all directors together on short notice to allow decision making by the full Board.

Notwithstanding the ability to convene the full board on short notice, there are from time to time certain Board matters which may require frequent meetings and sustained attention. On the rare occasions when the Board has had to deal with such matters, special committees of the Board comprised of Board members whose background, experience and personal characteristic made them best suited for such service dealt with such matters. Accordingly, given the demonstrated ability of the Board both to leverage modern communication and technology to quickly convene unscheduled meetings of the full Board and to appoint special committees with the requisite expertise to handle more protracted issues, the Board eliminated the Executive Committee.

The issue of “proxy access” for shareholders to the nomination process has been the subject of much public commentary and debate in the last year. As described below, by virtue of our governing corporate statute, “proxy access” has been and continues to be available to our shareholders.

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Disclosure Regarding Nominating Processes

In accordance with the provisions of section 137 of the Canada Business Corporations Act (the “Act” ), shareholders holding in the aggregate not less than 5% of the Corporation’s outstanding shares may submit a formal proposal for individuals to be nominated for election as directors. Shareholders wishing to make such a formal proposal should refer to the relevant provisions of the Act for a description of the procedures to be followed. For additional information regarding shareholder proposals, see “2009 Shareholder Proposals”. Shareholders who do not meet the threshold criteria for making, or otherwise choose not to make, a formal proposal may at any time suggest nominees for election to the Board. Names of and supporting information regarding such nominees should be submitted to: Corporate Secretary, Potash Corporation of Saskatchewan Inc., Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan, S7K 7G3, Canada.

The role of the CG&N Committee is to identify individuals qualified to become members of the Board consistent with criteria approved by the Board, to recommend to the Board nominees for election to the Board at each annual meeting of shareholders or to fill vacancies on the Board and to address related matters. In addition, the CG&N Committee also develops and recommends to the Board corporate governance principles applicable to the Corporation and is responsible for leading the annual review of the performance of the Board.

A CG&N Committee-recommended nominee for a position on the Board must, at a minimum, meet the qualification standards for directors established by section 105 of the Act. In addition, such nominee must possess and exhibit the highest degree of integrity, professionalism, values and independent judgment. The CG&N Committee also believes that the Board should be comprised of directors who possess experience and expertise in one or more of the following areas:

•	fertilizer industry

•	global agriculture

•	global and international commerce

•	transportation industry

•	e-commerce and technology

•	finance

•	investment banking

•	legal

•	accounting

•	mining industry

•	chemical industry

•	general business management

•	public policy

On an ongoing basis the CG&N Committee asks incumbent directors and senior management to suggest individuals who should be considered as proposed nominees to the Board. The CG&N Committee identifies the mix of expertise and qualities required for the Board. The Chair of the CG&N Committee, in consultation with the CG&N Committee, the Board Chair and the CEO maintains an evergreen list of potential candidates suggested by incumbent directors, senior management or shareholders and biographical information for each such potential candidate. When it becomes apparent that a vacancy on the Board will arise, either from mandatory or elective retirement or otherwise, the CG&N Committee reviews its list of potential candidates against the skill sets of incumbent Board members and the range of experience and expertise necessary for the Board. In completing this analysis, the CG&N Committee utilizes a skills matrix. Potential candidates who have, in the opinion of the CG&N Committee, the desired expertise are identified. Those who have the requisite qualifications and meet the Corporation’s standards are ranked by the CG&N Committee in order of preference and contacted to determine their interest in serving on the Board. If this process does not result in the identification of suitable nominees, the CG&N Committee may engage the services of a search firm to assist in the identification of director candidates. The CG&N Committee evaluates all potential candidates in the manner described, no matter what the source of the recommendation.

Prior to joining the Board, new directors are informed of the degree of energy and commitment the Corporation expects of its directors.

In an uncontested election, any nominee for director who fails to receive votes in favor of his or her election representing at least a majority of the votes cast (added together with the votes withheld) shall tender his or her resignation for consideration by the CG&N Committee. Except in extenuating circumstances, it is expected that the CG&N Committee will recommend to the Board that the resignation be accepted and effective within a period of 90 days and that the action taken be publicly disclosed. To the extent possible, the CG&N Committee and Board members who act on the resignation shall be directors who have themselves received a majority of votes cast.

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Disclosure Regarding Director Orientation and Continuing Education

The Board has adopted a written New Director Orientation Policy designed to:

(a)	provide each new director with a baseline of knowledge about the Corporation that will serve as a basis for informed decision-making;

(b)	tailor the program for each new director to take into account his or her unique mix of skills, experience, education, knowledge and needs; and

(c)	deliver information over a period of time to minimize the likelihood of overload and maximize the lasting educational impact.

The orientation program is tailored to the needs of each new director and consists of a combination of written materials, one-on-one meetings with senior management, site visits and other briefings and training as appropriate.

The Board also recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process. To facilitate ongoing education, the Corporation:

(a)	maintains a director’s intranet site to facilitate the exchange of views and published information;

(b)	maintains a membership for each director in an organization dedicated to corporate governance and ongoing director education;

(c)	each year encourages and funds the attendance of each director at one seminar or conference of interest and relevance and funds the attendance of each committee Chair at one additional seminar or conference. In all cases, approval for attendance is obtained, in advance, from the Board Chair;

(d)	encourages presentations by outside experts to the Board or committees on matters of particular import or emerging significance; and

(e)	at least annually, schedules a site visit in conjunction with a Board meeting.

The Board holds one meeting each year at an operating facility. Site visits by the Board and meetings with senior management of the facility are incorporated into the itinerary.

Disclosure Regarding the Ability of Shareholders to Communicate With the Board of Directors

The Corporation has a process for shareholders or other interested parties who wish to communicate with members of the Board, including the presiding director or the non-management directors as a group. Communications in writing should be sent to:

PotashCorp Board of Directors
c/o Corporate Secretary
Suite 500, 122 – 1st Avenue South
Saskatoon, Saskatchewan S7K 7G3
CANADA

Communications by e-mail should be sent to directors@potashcorp.com.

Matters relating to the Corporation’s accounting, internal accounting controls or auditing matters are referred to the Audit Committee. Other matters are referred to the Board Chair.

To further facilitate communications between the Corporation’s shareholders and the Board, the Corporation has adopted a policy that all directors standing for re-election and all new director nominees are expected to attend the Meeting. In 2007, all such directors and nominees attended the annual meeting.

Submitted on behalf of the CG&N Committee: Mary Mogford, Frederick J. Blesi, Wade Fetzer III and Dallas J. Howe.

MANAGEMENT PROXY CIRCULAR ï Corporate Governance

Compensation

Report of the Compensation Committee and
Compensation Committee Responsibilities and Procedures

Composition of the Compensation Committee

We have a standing Compensation Committee, referred to as the “Committee” in this Compensation section. The Committee is, at present, composed of four directors: John W. Estey (Chair), Wade Fetzer III, Jeffrey J. McCaig and Paul J. Schoenhals. The Board has determined that each of the directors who served as members of the Committee during the year ended December 31, 2007, is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on our website, www.potashcorp.com), NI 58-101, applicable rules of the SEC and the NYSE corporate governance rules. See also “Nominees for Election to the Board of Directors — Director Independence and Other Relationships”. The Committee has a Committee Charter, which is available on our website and in print to any shareholder who requests a copy from our Corporate Secretary. The Committee held 6 meetings in the last fiscal year.

Compensation Committee Responsibilities and Procedures

The Committee is charged with formulating and making recommendations to the Board in respect of compensation issues relating to our directors and senior officers. The Committee also makes recommendations regarding our stock option plans and administers the Short- and Medium-Term Incentive Plans, and our Performance Option Plans, each in accordance with its terms. The Committee reviews and makes recommendations regarding the general merit increase budget for salaried and non-bargaining hourly employees and has general oversight of employee benefit programs. In addition, the Committee, in consultation with the CEO, considers and reports to the Board regarding employee or executive succession matters. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

As described in the Committee’s charter, the Committee has the responsibility to:

1.	Review and approve on an annual basis the corporate goals and objectives relevant to the compensation of our CEO. The Committee evaluates at least once a year the CEO’s performance in light of established goals and objectives and, based on such evaluation, together with all other independent members of the Board, determines and approves the CEO’s annual compensation, including, as appropriate, salary, bonus, incentive and equity compensation;

2.	Review and approve on an annual basis the evaluation process and compensation structure for our executive officers, including an annual Executive Salary Administration Program under which the parameters for salary adjustments (at the discretion of the CEO) for officers are established;

3.	Review and make recommendations to the Board with respect to the adoption, amendment and termination of our management incentive-compensation and equity-compensation plans, oversee their administration and discharge any duties imposed on the Committee by any of those plans;

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4.	Assess the competitiveness and appropriateness of our policies relating to the compensation of the executive officers;

5.	Review management’s long-range planning for executive development and succession, and develop a CEO succession plan;

6.	Approve the Committee’s annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations, and review and approve, prior to publication, the compensation sections of the proxy statement;

7.	Review the general design and make-up of our broadly applicable benefit programs as to their general adequacy, competitiveness, internal equity and cost effectiveness;

8.	Annually review the performance of our pension plans;

9.	Review periodically executive officer transactions in our securities and approve such transactions as appropriate for their exemption from short-swing profit liability under Section 16(b) of the Exchange Act;

10.	Annually review and recommend to the Board a compensation package for our directors. In considering the director compensation package, the Committee may take into consideration the relative responsibilities of directors in serving on the Board and its various Committees. The Committee may request that management report to the Committee periodically on the status of the compensation package of the Board in relation to other similarly situated companies. Directors who are our employees shall not be compensated for their services as directors. The Committee shall review annually any stock ownership guidelines applicable to directors and shall recommend to the Board revisions to any such guidelines as appropriate; and

11.	Perform other review functions relating to management compensation and human resources policies as the Committee deems appropriate.

As the chief human resources officer, the Senior Vice President, Administration, is our company’s representative to the Committee and provides the Committee with information and input on corporate compensation and benefits philosophy and plan design, succession planning, program administration and the financial impact of director, executive and broad-based employee compensation and benefit programs. In addition, the Senior Vice President, Administration provides information to and works with the Committee’s executive compensation consultant as directed by the Committee.

Compensation Committee Interlocks and Insider Participation

During 2007, none of the members of the Committee served, or has at any time served, as an officer or employee of our company or any of our subsidiaries. None of our executive officers has served as a member of a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the Committee.

Report of the Compensation Committee

The following report has been submitted by the Committee:

The Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Management Proxy Circular with management and, based on this review and discussion, recommends that it be included in our annual report on Form 10-K for the year ended December 31, 2007 and in this Management Proxy Circular.

By the Compensation Committee:

John W. Estey (Chair)
Wade Fetzer III
Jeffrey J. McCaig
Paul J. Schoenhals

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Compensation Discussion and Analysis

Executive Summary

The following Compensation Discussion and Analysis discusses the structure, policies, principles and elements of our executive compensation program as well as the process related to and individuals involved in our executive compensation decisions. Information about the compensation awarded to our Named Executive Officers (as defined below) in 2006 and 2007 can be found in the Summary Compensation Table and related compensation tables beginning on page 48.

As discussed in further detail below, our executive compensation consists of six main elements: base salary, short-term incentives, performance units, performance stock options, pension benefits and severance benefits. We design executive compensation policies to attract, motivate and retain qualified executives. To emphasize performance-based compensation, we benchmark total cash compensation levels to the median of a peer group of companies and provide the opportunity to earn total compensation above the median through medium-term and long-term incentive plans.

Based on a study conducted by Watson Wyatt in 2007, during the past three years, the realized pay of our Named Executive Officers was within the top quartile of our peer group, coinciding with the top quartile performance of our company relative to our peer group. A similar study of chief executive officer compensation at companies comprising the S&P/TSX 60 Index that was conducted by the Hay Group, an independent executive compensation consulting group, found similar results for the compensation of our CEO. These results demonstrate the alignment between our Named Executive Officers’ compensation and our performance and support the Compensation Committee’s compensation philosophy.

We design our incentive plans with performance periods of varying durations. We provide executives with annual incentives through the Short-Term Incentive Plan, three-year incentives through the Medium-Term Incentive Plan and ten-year incentives through the Performance Option Plans. To align incentive compensation with shareholder interests, we generally link the amount of variable compensation to total shareholder return or metrics with a demonstrated relationship to total shareholder return. All of the outstanding options granted under our 2005 Performance Option Plan vested based on the difference between our cash flow return on investment and our weighted average cost of capital during the three-year performance period ended December 31, 2007.

We also provide pension benefits to supplement the income of our employees after their retirement, and in cases of termination without cause, we strive to provide appropriate severance benefits that reflect the potential difficulty in obtaining comparable employment in a short period of time and provide for a complete separation between the terminated employee and our company. In the past, we entered into change in control agreements with certain of our senior executives, which agreements remain outstanding.

The Compensation Committee has engaged Watson Wyatt as executive compensation consultants. Watson Wyatt reports to the Chair of the Committee and primarily provides input to the Committee on the philosophy and competitiveness of the design and award values for certain of our executive and director compensation programs. We also use Hewitt Associates’ proprietary Total Compensation Measurement data services to provide specific compensation data for selected executive and director positions.

We strongly support share ownership by our executives. Each of our executives is required to hold shares of our common stock with a value of between one and five-times the executive’s base salary, depending on the executive’s position. Our share ownership guidelines reflect the value of shares held by executives and can be met through direct or beneficial ownership of shares.

Compensation Structure and Policies

We design executive compensation policies, as described below, to attract, motivate and retain qualified executives. We believe that the most effective compensation program is one that is competitive within the marketplace, rewards the achievement of specific annual, long-term and strategic goals by the company and aligns the interests of executives with shareholders by rewarding performance above established goals with the ultimate objective of increasing shareholder value. To accomplish these objectives, most compensation is variable and fluctuates based on individual and corporate performance. To align variable compensation with shareholder interests, we generally link the amount of variable compensation to total shareholder return or metrics with a demonstrated relationship to total shareholder return.

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Compensation Principles

•	To emphasize performance-based compensation, we maintain total cash compensation levels (salary and annual short-term incentive targets) at the median (50th percentile) of the relevant group of comparable companies. We provide the opportunity to achieve compensation above the median through medium-term and long-term incentive plans (performance units and stock options) if our performance exceeds the median performance of comparable companies.

•	We determine competitive and median levels of compensation with the assistance of independent compensation consultants that prepare, at least annually, analyses of external competitive compensation. Such analyses currently consist of (1) a group of publicly traded U.S. companies with similar industry characteristics and market capitalization, which we refer to herein as the “Comparator Group”, and (2) additional U.S.-based company executive compensation survey information, which we refer to herein as the “Additional Surveys”. We refer to the Comparator Group and the Additional Surveys collectively as the “Comparative Compensation Information”. See “— Compensation Consultants and Comparator Groups”.

•	For the purpose of total cash compensation comparisons, we calculate the median of the Comparative Compensation Information by applying a regression analysis based upon revenues to the salaries and annual short-term incentive targets for each position studied.

•	We provide the opportunity to earn total compensation above the median through medium-term and long-term incentive plans. We design these plans with measures (total shareholder return and internal performance measures historically linked with total shareholder return) that require company performance above the median, relative to other basic materials companies, to deliver total compensation above the median. We use the total shareholder return of the DJUSBMI as a benchmark for determining the relative performance of our company.

•	For purposes of total compensation, including salary, annual short-term incentives, medium-term incentives and long-term incentives, we calculate the median and upper quartile by using the range between competitive levels based upon a comparative revenues regression analysis and a comparative market capitalization regression analysis.

•	We establish the overall value of retirement and welfare benefits at approximately the median of comparable companies.

Elements of Executive Compensation

Our executive compensation consists of six main elements: base salary, short-term incentives, performance units issued under the Medium-Term Incentive Plan, which measures a performance period of three years, performance stock options issued as long-term incentives, pension benefits and severance benefits.

We combine these elements, particularly base salary, and the short, medium and long-term incentives, to provide a total compensation package that attracts highly qualified individuals and provides strong incentive to align efforts and motivate executives to deliver company performance that creates sustaining shareholder value. The total value of the compensation package is weighted towards the variable incentive components. In particular, medium-term and long-term incentive targets comprise about 60% and short-term incentive targets comprise about 15% of total potential compensation value. The total value of our CEO’s compensation package is weighted even more heavily towards medium- and long-term incentive compensation.

The following charts set forth the relative weight of 2007 compensation attributable to base salary, short-term incentive targets and medium- and long-term incentive targets for (1) our CEO and the CEOs of the Comparator Group, using regression analyses based on sales and market capitalization and (2) our Named Executive Officers and executive officers of the Comparator Group holding comparable positions, using a regression analysis based on sales.

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Our CEO’s Compensation

Our CEO’s Compensation	CEO Compensation of Comparator Group (regression analysis based on sales)

CEO Compensation of Comparator Group (regression analysis based on market capitalization)

Our NEO’s Compensation

Our NEO’s Compensation	Executive Officer Compensation of Comparator Group (regression analysis based on sales)(1)

(1)	Information necessary to complete a regression analysis based on market capitalization is unavailable for executive officers of the Comparator Group, and therefore, that chart has been omitted. In addition, due to insufficient data regarding the compensation of Chief Operating Officers of the Comparator Group, the Executive Officer Compensation of Comparator Group chart incorporates Additional Survey data regarding the compensation of Chief Operating Officers.

We establish corporate performance goals for each variable incentive component. For short-term incentives, we set corporate and operating group financial and operating goals annually. The Medium-Term Incentive Plan incorporates absolute and relative total shareholder return targets over a three-year period, with potential payout occurring only at the end of the three-year period. Our long-term incentive program grants performance stock options, which we refer to as Performance Options because the plan includes a performance target required for vesting of the options in addition to the inherent requirement of stock appreciation for the vested options to have value. Vesting is determined at the end of a three-year period based upon a target for cash flow return on investment compared to the weighted average cost of capital. The option term is generally ten years from the date of grant.

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More detail on each element and its purpose within the total executive compensation program is described in the following table and further in this report.

Current			Performance
Compensation	Form	Eligibility	Period	Determination

Base salary	Cash	All salaried employees	Annual	• For executive officers, we set base salary targets at the median of the Comparative Compensation Information, adjusted to reflect individual performance and internal equity.

Short-term incentives	Cash	All executives and most salaried staff and union and non-union hourly employees	1 year
• We base awards on achievement of predetermined goals for corporate performance or a combination of corporate and operating group performance.

• We establish targets at the median of the Comparative Compensation Information.

• Individual awards may be adjusted (± 20%) to recognize individual performance, provided the total adjusted awards approximate the total awards at mid-point.

• We extended award eligibility to Canadian and U.S. hourly employees effective January 1, 2008.

Medium-term incentives	Performance Share Units	All executives and senior management (approximately 67 individuals)	3 years
• On January 1, 2006, we issued units at a price equal to the average closing price of our common stock for the last 30 trading days of 2005.

• Each award vests and is paid out at the end of the three-year performance period (December 31, 2008). One-half of the units vest based on our total shareholder return, or TSR, and one-half of the units vest based on our TSR relative to the DJUSBMI’s TSR.

• The value at payout equals the number of vested units multiplied by the average closing price of our common stock for the last 30 trading days of 2008, subject to a maximum value per unit of three times the average closing price of our common stock for the last 30 trading days of 2005.

Long-term incentives	Performance Options	All executives, senior management and other selected managers (approximately 241 individuals)	3 year vesting 10 year option term
• Options granted under our Performance Option Plans vest based on our cash flow return on investment and weighted average cost of capital during the three-year performance period.

• The value of vested options is based on appreciation of our common stock during the ten-year option period.

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Post-Retirement
and Termination			Measurement
Compensation	Form	Eligibility	Period	Determination

Pension Benefits

Canadian Pension Plan	Cash	All Canadian salaried staff and certain union and non-union hourly employees	Pensionable service period	• Benefits are based on the participant’s required contributions (up to 5.5% of earnings) and equivalent matching contributions by our company.

Canadian Supplemental Retirement Income Plan	Cash	Selected senior executives (23 individuals)	Pensionable service period to a maximum of 35 years
• Benefits are based on 2% of the average of the participant’s three highest years’ earnings multiplied by years of pensionable service, minus the benefit payable under the Canadian Pension Plan. Certain senior executives’ benefits are calculated differently. See “— Pension Benefits” below.

• No benefits are payable if the participant is not at least age 55 at retirement; benefits are reduced if the participant is not at least age 62 at retirement.

U.S. Pension Plan	Cash	All U.S. salaried and non-union hourly employees	Pensionable service period to a maximum of 35 years
• Benefits are based on 1.5% of the participant’s final average compensation, which is calculated using the highest paid 60 consecutive months of service out of the last 120 months, multiplied by years of service accrued after December 31, 1998. Participants with service accrued prior to January 1, 1999 under previous plans will have a portion of their benefit calculated pursuant to such plans. See “— Pension Benefits” below.

• Benefits are reduced if the participant is not at least age 65, or age 62 with 20 years of service, at termination.

U.S. Supplemental Plan	Cash	Eligible U.S. salaried and non-union hourly employees	Pensionable service period to a maximum of 35 years
• Benefits are intended to provide participants with the same aggregate benefits they would have received under the U.S. Pension Plan had there been no legal limitations on those benefits.

• No benefits are payable if the participant is not at least age 55 at termination.

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Post-Retirement
and Termination			Measurement
Compensation	Form	Eligibility	Period	Determination

Severance Benefits

Change in control severance benefits	Cash, Insurance and Other Benefits	Selected senior executives (3 individuals)	Upon termination of employment
• Benefits are awarded in connection with termination within two years of a change of control.

• Termination includes ceasing to be employed for any reason, including constructive dismissal, except by reason of death, disability, resignation or voluntary retirement, or dismissal for dishonest or willful misconduct.

General severance benefits	Cash	All salaried employees	Upon termination of employment
• Benefits are awarded in connection with termination without cause.

• Benefits are generally based on two weeks of salary for each complete year of service, subject to a minimum of 4 weeks and a maximum of 52 weeks.

In addition to the above elements of compensation, certain U.S. employees participate in our 401(k) plan, which we refer to herein as the “401(k) Plan”, and certain Canadian employees participate in our Savings Plan, which we refer to herein as the “Savings Plan”. Pursuant to the 401(k) Plan and the Savings Plan, we make company contributions for the benefit of participants. For information about the amount of company contributions made for the benefit of Named Executive Officers (as defined below) pursuant to such plans, see “Executive Compensation — Summary Compensation Table”. We have no non-qualified deferred compensation arrangements in place for management. Where appropriate, we design our compensation arrangements to provide relief from Section 162(m) of the Internal Revenue Code.

Salary

We believe that salary is a necessary component to retaining qualified employees. We have established a system of tiered salary levels for senior executives (vice president and above). We assign senior executive positions to an appropriate salary tier, considering the position’s internal value, as well as external comparisons to relevant positions in the Comparative Compensation Information. Our Compensation Committee generally establishes salary guidelines at levels that approximate the median (the 50th percentile) of the Comparative Compensation Information, adjusted through a regression analysis utilizing revenues. Individual executive salaries for executives that report directly to the CEO are subject to approval by the CEO and the Committee. The CEO’s salary is subject to approval by the Committee and the Board.

Incentive Plan Compensation

We design our incentive plans with performance periods of varying durations. We provide executives with annual incentives through the Short-Term Incentive Plan, three-year incentives through the Medium-Term Incentive Plan and ten-year incentives through the Performance Option Plans. Our incentive plans do not provide mechanisms by which executives can monetize unvested equity awards or, except as described below in “Medium-Term Incentive Plan”, obtain value prior to the end of the relevant performance period. We believe that, in the aggregate, the range of performance periods in our incentive plans creates a strong alignment between the interests of our executive officers and shareholders.

In 2007, at the request of the Committee, the Committee’s executive compensation consultants, Watson Wyatt, conducted a study of the relationship of our Named Executive Officers’ pay to the performance of our company. For purposes of the study, pay included base salary, the payout value or, if not yet paid, the 2006 year-end value of incentive awards granted during the measurement period and the aggregate annual change in the value of stock options during the measurement period. Company performance was measured based on growth in cash flow per share, growth in

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earnings per share and total shareholder return during the measurement period. The study concluded that during the three years ended December 31, 2006, the pay of our Named Executive Officers was within the top quartile of our peer group, coinciding with the top quartile performance of our company relative to our peer group. A similar study of chief executive officer compensation at companies comprising the S&P/TSX 60 Index conducted by the Hay Group found similar results for the compensation of our CEO. These results support the Compensation Committee’s compensation philosophy by demonstrating alignment between our Named Executive Officers’ compensation and our performance.

The peer group used by Watson Wyatt for the above study consisted of the following 18 companies: Agrium Inc., Air Products & Chemicals, Inc., Arch Coal, Inc., Ashland Inc., Barrick Gold Corporation, Cameco Corporation, Eastman Chemical Company, Ecolab Inc., Martin Marietta Materials, Inc., Monsanto Company, Newmont Mining Corporation, Nova Chemicals Corporation, Peabody Energy Corporation, PPG Industries, Inc., Praxair, Inc., Rohm and Haas Company, The Valspar Corporation and Vulcan Materials Company. Although many of the above companies are also included in our Comparator Group, which is set forth on page 44, the peer groups are not identical due to the reliance on publicly available data and the inclusion of non-U.S. companies in the Watson Wyatt study.

Short-Term Incentive Plan

Our Short-Term Incentive Plan is intended to aid in developing strong corporate management by providing annual financial incentives to eligible employees to achieve corporate success. The plan provides for incentive awards based on an individual’s performance and position and our financial and operational results. The plan provides incentive to individuals during a near-term performance period, which we set at one year, and focuses on successful fulfillment of short term corporate and operational goals.

We assign participants an incentive award target, expressed as a percentage of salary. Achievement of the target is determined by our cash flow return, as defined in the plan. We adjust individual awards in accordance with individual performance and such other factors as the Committee deems appropriate. For certain participants employed at operating facilities, one-half of the award is based upon achievement of the corporate performance target and one-half is based upon achievement of annually determined operating facility targets, including safety, environmental performance and productivity.

We use cash flow as a supplemental financial measure in our evaluation of liquidity and financial strength. Management believes that this measurement is useful as an indicator of our ability to service our debt, meet other payment obligations and make strategic investments. In addition, cash flow is strongly correlated with long-term TSR. In this way, the use of cash flow return as a performance measure under our Short-Term Incentive Plan further supports the alignment between our Named Executive Officers’ compensation and our performance. We generally set cash flow return targets that are challenging for our Named Executive Officers to achieve. Despite a strong year in 2006 based on our gross margin and total shareholder return, our cash flow return was less than 100% of the target. In an even stronger year in 2007, based on gross margin and total shareholder return, our cash flow return exceeded target but was less than the amount required to deliver the maximum payout for the Short-Term Incentive Plan awards.

For senior executives, including the Named Executive Officers, unadjusted incentive awards can range from 0% to 200% of salary, depending upon an executive’s position, actual cash flow return above the minimum threshold return and compared to the target return. Because the value of the awards under the Short-Term Incentive Plan are capped at specified percentages of participants’ salaries, the Committee can more readily stress-test executive officer compensation and analyze the effect of significant upturns or downturns in company performance. The incentive awards are subject to adjustment (±20%) based on the executive’s performance and other factors that the Committee deems appropriate, provided that total adjusted awards approximate total awards at mid-point. Under the terms of the plan, we generally make no payments if our cash flow return is less than 50% of the target set by the Board for that year.

In 2007, the cash flow return target under our Short-Term Incentive Plan was 14.86% and our actual cash flow return was 21.85%, which resulted in an adjusted cash flow return ratio of 1.4573. In 2006, the adjusted cash flow return ratio was .8924, based on a cash flow return target of 16.10% and an actual cash flow return of 14.37%. (Due to rounding, dividing the actual cash flow returns by the cash flow return targets may not result in the exact adjusted cash flow return ratios set forth above.) For information regarding each Named Executive Officer’s 2006 and 2007 Short-Term Incentive Plan awards, see “Executive Compensation — Summary Compensation Table”. For a description of how adjusted cash flow return is calculated, see “— Summary Compensation Table — Non-Equity Incentive Plan Compensation”.

The purpose of the plan is to tie compensation more directly to corporate and operational performance and to attract, retain, motivate and reward productive employees who support corporate and operational goals. After extending the plan

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to most salaried staff employees beginning on January 1, 2006, we further extended participation in the plan to Canadian and U.S. union and non-union hourly employees beginning on January 1, 2008.

Medium-Term Incentive Plan

Our Medium-Term Incentive Plan is intended to reward senior executives and other key employees for superior performance over a three-year performance period and for their continued contributions to our success. The performance objectives under the plan are designed to further align the interests of executives and key employees with those of shareholders by linking the vesting of awards to the total return to shareholders, or TSR, over the three-year performance period beginning January 1, 2006 and ending December 31, 2008. TSR measures the capital appreciation in shares of our common stock, including dividends paid over the performance period, and thereby simulates the actual investment performance of the shares.

Under the Medium-Term Incentive Plan, we award participants a number of units based on the participant’s salary at the beginning of the performance period (multiplied by three), a target award percentage and the average share price over the 30 trading days immediately preceding the performance period. The target award percentages range from 20% to 70%, depending upon the executive’s position and potential for contribution to our success.

Units granted under the Medium-Term Incentive Plan vest over a three-year performance period ending December 31, 2008. One-half of the units vest based on increases in our TSR. The remaining one-half of the units vest based on the extent to which our TSR matches or exceeds the TSR of the common shares of a group of peer companies.

The peer group of companies consists of the companies that are included in the DJUSBMI. Plan participants generally are required to continue in a qualifying position throughout the performance period as a condition to vesting. However, if a participant’s employment terminates earlier due to the participant’s retirement, disability or death, or we terminate a participant’s employment without just cause, the participant is entitled to a cash payment in settlement of a pro rata number of units, with vesting based on the achievement of performance objectives as of the date of termination. A participant who resigns or whose employment is terminated for just cause forfeits all rights to any units granted under the plan.

We settle vested units in cash based on the average price of our common stock over the last 30 trading days of the performance period. The price used to determine the cash payout may not exceed 300% of the market value of a share of our common stock as at the beginning of the performance cycle. Because the value of the units granted under the Medium-Term Incentive Plan are capped at 300% of the market value of a share, the Committee can more readily stress-test executive officer compensation and analyze the effect of significant upturns or downturns in company performance.

Depending on the achievement of performance objectives, 0% to 150% of the units granted under the Medium-Term Incentive Plan vest. Achievement of the target performance objectives entitles a participant to 100% of the units awarded under the plan. The target performance objective for the half of the units based on total TSR is a TSR of 30% over the performance period. The target performance objective for the other half of the units is a TSR that outperforms the DJUSBMI by 5% over the performance period. A maximum of 150% of the units vest if actual performance exceeds target performance. For a TSR of 50% or more, half of the units vest at 150%. For a TSR that outperforms the DJUSBMI by 10% or more, the other half of the units vest at 150%. No units vest if the minimum performance objectives are not achieved. The minimum performance objective for the units based on total TSR is a positive TSR. The minimum performance requirement for the remaining units is for TSR to match the performance of the DJUSBMI.

Long-Term Incentives (Stock Options)

We provide our executives with long-term incentives through our Performance Option Plans. Our Performance Option Plans award options to senior executives and other key employees for superior performance over a three-year performance period. Options vest based on metrics with a demonstrated relationship to total shareholder return. The options have a ten year term from the date of grant, providing incentives to executives to promote long-term shareholder interests.

— Performance Option Plans

On May 3, 2007, our shareholders approved the 2007 Performance Option Plan under which we could offer, after February 20, 2007 and before January 1, 2008, options for the issuance of up to 3,000,000 shares pursuant to the exercise of options to eligible officers and employees. As of February 20, 2008, options to acquire 1,722,300 shares were

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issued and outstanding under the 2007 Performance Option Plan. As of February 20, 2008, options to acquire an additional 2,667,300 shares were issued and outstanding under the 2006 Performance Option Plan. As discussed in detail below, options to acquire 3,507,000 shares have vested and are outstanding under the 2005 Performance Option Plan.

For 2008, we are requesting shareholder approval of an amount of 1,000,000 options to be available for grant under the provisions of the 2008 Performance Option Plan. We expect that this amount is sufficient for one annual grant to be made after the Meeting and before January 1, 2009.

Under our Performance Option Plans, the exercise price of an option shall not be less than the quoted market closing price of our shares on the last trading day immediately preceding the date of grant. Option vesting is determined by achieving corporate performance goals that historically have correlated with our TSR and the relative performance of our TSR to the DJUSBMI TSR. We measure performance over a three-year period. A vesting schedule determines the percentage of options vested at the end of the three-year period and ties the level of total compensation to our performance. An option’s maximum term is currently ten years from the date of grant.

Using 10-year historical data, the Committee worked with Hewitt Associates to analyze the correlation between our cash flow return on investment (“CFROI”) minus our weighted average cost of capital (“WACC”) and our TSR performance relative to the DJUSBMI performance. Having established the link between our CFROI-WACC and TSR performance levels relative to the DJUSBMI performance, the Committee and Hewitt Associates developed a schedule based upon our CFROI-WACC levels to vest appropriate amounts of shares at different performance levels. Consultants at Watson Wyatt also reviewed and confirmed this methodology.

In order to deliver a level of total compensation that is consistent with the level of corporate performance achieved, data on compensation provided by the Comparative Compensation Information is analyzed on an annual basis to determine the 25th, 50th, and 75th percentile compensation levels for our management positions. We link these compensation study results and the vesting schedule to determine option grant levels that will deliver the appropriate compensation for the performance delivered. We strive to set the target value of each Named Executive Officer’s option grant at a level that, including such Named Executive Officer’s other compensation, will deliver compensation in the upper quartile of the Comparative Compensation Information if company performance is also in the upper quartile relative to the Comparative Compensation Information.

Options to acquire 3,507,000 shares were issued and are outstanding under the 2005 Performance Option Plan. All outstanding options have vested based on an annual average CFROI-WACC level of 8.29 during the three-year performance period ended December 31, 2007. For a description of how adjusted CFROI-WACC is calculated, see “Grants of Plan-Based Awards — Option Awards”.

— Stock Option Plan — Officers and Employees

As at February 20, 2008, options for a total of 5,748,892 shares were issued and outstanding under the Stock Option Plan — Officers and Employees (the “Stock Option Plan”). Options were granted with an exercise price equal to the quoted market closing price of our shares on the last trading day immediately preceding the date of grant. The options became exercisable over two years and expire after ten years.

Currently, all options granted under the Stock Option Plan are exercisable. Pursuant to a resolution of the Board on November 16, 2006, no additional options may be granted under the Stock Option Plan. See “Performance Option Plans” above for a description of the incentive plans under which we currently grant stock options to officers and employees.

Post-Retirement and Termination Compensation

Pension Benefits

We provide pension benefits to supplement the income of our employees after their retirement. We provide post-retirement benefits to employees generally and typically do not consider an employee’s past compensation in determining eligibility for post-retirement benefits. In Canada, eligible employees, including senior executives, participate in the Potash Corporation of Saskatchewan Inc. Pension Plan, which we refer to as the Canadian Pension Plan, and a supplemental retirement income plan, which we refer to as the Canadian Supplemental Plan. In the United States, eligible employees, including senior executives, participate in a pension plan, which we refer to as the

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U.S. Pension Plan, and a supplemental pension plan, which we refer to as the U.S. Supplemental Plan. The Canadian Pension Plan is a defined contribution plan that includes individual and company contributions. Each of the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan is a defined benefit plan with benefits calculated based on the participant’s service and the plan’s benefit formula. In addition, certain U.S. employees participate in the 401(k) Plan and certain Canadian employees participate in the Savings Plan. We make contributions to the 401(k) Plan and the Savings Plan for the benefit of participants in accordance with the terms of such plans. For information about the amount of company contributions made for the benefit of Named Executive Officers pursuant to such plans, see “Executive Compensation — Summary Compensation Table”. We do not grant extra years of credited service under our pension plans except as discussed in “— Change in Control Agreements” below and otherwise as appropriate in exceptional circumstances.

We maintain the Canadian Pension Plan, which generally requires all participating employees to contribute 5.5% of their earnings (or such lesser amount as is deductible for Canadian income tax purposes) to the Canadian Pension Plan and our company to contribute an equal amount. When an individual retires, the full amount in the individual’s account is used to produce the pension.

We maintain the Canadian Supplemental Plan, which provides a supplementary pension benefit for certain of our officers and managers. Under the basic terms of the Canadian Supplemental Plan, a pension benefit is provided in an amount equal to 2% of the average of the participant’s three highest years’ earnings multiplied by the participant’s years of pensionable service (to a maximum of 35 years), minus any annual retirement benefit payable under the Canadian Pension Plan. For the purposes of the Canadian Supplemental Plan, earnings are defined as the participant’s annual base pay plus 100% of all bonuses paid or payable for such year pursuant to the Short-Term Incentive Plan. The normal retirement age pursuant to the Canadian Supplemental Plan is 65, with a reduction in benefits for early retirement prior to age 62. No benefits pursuant to the Canadian Supplemental Plan are payable if termination occurs prior to age 55. Benefits payable to employees who have reached the minimum age (55) for retirement pursuant to the Canadian Supplemental Plan may be secured by letters of credit provided by us or may be otherwise secured by us, if appropriate. Benefits are generally paid in the form of a single lump sum payment equal to the actuarial present value of the annual benefits or, in certain circumstances, an annuity for life.

For a designated group of senior officers, including Mr. Doyle, Mr. Brownlee and Mr. Moore, the benefit payable under the Canadian Supplemental Plan is an amount equal to (1) 5% of the average of the senior officer’s three highest years’ earnings multiplied by the senior officer’s years of pensionable service (to a maximum of 10 years), plus (2) 2% of the average of the senior officer’s three highest years of earnings multiplied by the senior officer’s years of pensionable service in excess of 25 years to a maximum of 10 additional years, minus (3) any annual retirement benefit payable under the Canadian Pension Plan and certain other tax qualified plans.

Prior to January 1, 1999, PCS Phosphate and PCS Nitrogen maintained separate defined benefit pension plans (the “Nitrogen Pension Plan” and the “Phosphate Pension Plan”) for their respective eligible U.S. employees, including Mr. Dietz in the case of PCS Nitrogen and Mr. Regan, in the case of PCS Phosphate. Effective January 1, 1999, we consolidated our pension plans for U.S. employees and the Nitrogen Pension Plan was merged with and into the Phosphate Pension Plan to form the U.S. Pension Plan.

Under the U.S. Pension Plan, participants age 65 with 5 years of service (or age 62 or older with at least 20 years of service) receive a retirement benefit of 1.5% of the participant’s final average compensation (as defined below) multiplied by the participant’s years of service accrued after December 31, 1998 (maximum 35 years) in the form of a life annuity. Participants with service accrued prior to January 1, 1999 under previous plans, including Mr. Dietz and Mr. Regan, will have a portion of their retirement benefit calculated under the formulas for such plans. Employees not meeting the minimum age or years of service requirement at termination will receive a reduced benefit.

Pursuant to the U.S. Pension Plan, final average compensation is defined as compensation for the highest paid 60 consecutive months of service out of the last 120 months of service. Compensation is defined as a participant’s base pay plus the annually paid bonus under our Short-Term Incentive Plan. The retirement benefits from the U.S. Pension Plan for Mr. Dietz and Mr. Regan are subject to certain limitations on the amount of retirement benefits that may be provided under U.S. tax qualified pension plans. The U.S. Supplemental Plan is intended to provide a participant with the same aggregate benefits that such participant would have received had there been no legal limitations on the benefits provided by the U.S. Pension Plan. No benefits pursuant to the U.S. Supplemental Plan are payable if termination occurs prior to age 55.

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For financial statement reporting purposes, as calculated in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”), our total liability under the Canadian Supplemental Plan and the U.S. Supplemental Plan for all current and former executive officers and other covered employees was approximately $23.1 million as of December 31, 2007.

Severance Benefits

In cases of termination without cause, we strive to provide appropriate severance benefits that take into account the potential difficulty in obtaining comparable employment in a short period of time and provide for a complete separation between the terminated employee and our company. Our current severance policy for termination without cause, which is generally applicable to salaried employees, including the Named Executive Officers, is to provide notice of impending termination, or payment of salary in lieu of notice, equivalent to two weeks for each complete year of service (subject to a minimum of 4 weeks and a maximum of 52 weeks). Such policy is superseded by specific termination provisions contained in any applicable written agreement and may be subject to adjustment.

Change in Control Agreements

Effective December 30, 1994, we and, where applicable, PCS Sales, entered into change in control agreements with certain senior executives, including Mr. Doyle, Mr. Brownlee and Mr. Moore. At that time, we deemed such agreements to be appropriate arrangements with senior executives. Subsequently, we have not entered into new change in control agreements. The initial term of each 1994 change in control agreement was through December 31, 1997. The term of each agreement has automatically renewed for successive one-year periods since December 31, 1997 and continues to be subject to automatic renewal for successive one-year terms until the employee reaches age 65 or unless either party gives notice of termination.

Benefits pursuant to the change in control agreements require both a change in control and termination of the executive’s employment within two years following a change in control. The severance benefit entitlements upon termination of employment following a change in control of our company are:

1.	a lump-sum payment of three times the executive’s current base salary and average bonus for the last three years;

2.	a lump-sum payment of the pro-rata target bonus for the year in which the termination occurs;

3.	immediate vesting and cash out of all outstanding Medium-Term Incentive Plan awards;

4.	a credit of three additional years of service under the Canadian Supplemental Plan;

5.	a three-year continuation of medical, disability and group term life insurance, provided that these benefits terminate upon obtaining similar coverage from a new employer or upon commencement of retiree benefits; and

6.	financial or outplacement counseling to a maximum of Cdn$10,000.

Payments to be made pursuant to the foregoing and relating to the employee’s bonus may be deferred by the executive for up to three years or for such other period as may be permitted by the Income Tax Act (Canada). Mr. Doyle is entitled to a “gross up” of payments to cover excise taxes if payable in respect of such benefits.

All outstanding non-exercisable options granted to the executive pursuant to the option plan become exercisable upon the occurrence of a change in control. In the event no public market for the shares exists, we (or PCS Sales, as the case may be) will compensate the executive for the value of his or her options based on a share value approved by our shareholders upon a change in control, or, if no such value has been approved, the market value of the shares when last publicly traded.

For additional information about the above change in control agreements, including the definitions of change in control and termination, see the Form of Agreement dated December 30, 1994, filed as Exhibit 10(p) to our annual report on Form 10-K for the year ended December 31, 1995.

Compensation Consultants and Comparator Groups

In 2005, the Committee engaged Watson Wyatt as executive compensation consultants. Watson Wyatt reports to the Chair of the Committee and provides input to the Committee on the philosophy and competitiveness of the design and award values for certain of our executive and director compensation programs. In addition, Watson Wyatt assists in the

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evaluation of compensation arrangements associated with certain strategic opportunities. In 2007, we paid Watson Wyatt approximately $267,400 for compensation consulting services. In accordance with our adherence to the best practice of retaining independent executive compensation consulting, Watson Wyatt does not perform any other consulting services for us. Any work other than executive compensation consulting services performed for us by Watson Wyatt must be approved in advance by the Chair of the Committee.

We use Hewitt Associates’ proprietary Total Compensation Measurement data services to provide specific compensation data for selected executive and director positions. Hewitt Associates has historically provided other human resources consulting services for us, including actuarial consulting, employee benefits design, finance consulting and recordkeeping services. In 2007, we paid Hewitt Associates approximately $46,100 for the Total Compensation Measurement data services and approximately $395,200 for actuarial and other services.

The Committee uses executive compensation analyses prepared on at least an annual basis by Watson Wyatt, Hewitt Associates and other independent compensation consultants. Such analyses currently consist of (1) a group of 21 publicly traded U.S. companies, or the Comparator Group, selected on the basis of a number of factors, including similar industry characteristics, amount of sales and market capitalization, and (2) additional U.S.-based company executive compensation survey information gathered by three compensation consulting services, or the Additional Surveys.

The 21 companies included in the Comparator Group in 2007 are:

Air Products and Chemicals, Inc.
Apache Corporation
Boise Cascade LLC
Eastman Chemical Company
Ecolab Inc.
Martin Marietta Materials, Inc.
MeadWestvaco Corporation
Monsanto Company
The Mosaic Company
Nalco Company
Packaging Corporation of America
Pactiv Corporation
PPG Industries, Inc.
Praxair, Inc.
Rayonier Inc.
Rohm and Haas Company
Smurfit-Stone Container Corporation
Sonoco Products Company
The Valspar Corporation
Vulcan Materials Company
W.W. Grainger, Inc.

Executive Share Ownership Guidelines

We strongly support share ownership by our executives. In November 2004, we introduced minimum shareholding guidelines, to be met by November 2009 for the then-current executive officer group. Any individual promoted into a position subject to these guidelines will have a five-year period within which to meet the share ownership requirements. The shareholding requirements reflect the value of shares held and can be met through direct or beneficial ownership of shares, including shares held through our qualified defined contribution savings plans. Options and performance units (under the Medium-Term Incentive Plan) are not included in the definition of share ownership for purposes of the guidelines.

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The Guidelines are:

Share Ownership
Title	Guideline

Chief Executive Officer	5 times base salary
Chief Financial Officer, Chief Operating Officer, Senior Vice Presidents and Division Presidents	3 times base salary
Designated Senior Vice Presidents and Vice Presidents	1 times base salary

As of February 20, 2008, all of the Named Executive Officers hold shares with a value in excess of the ownership guidelines. The table below sets forth, for each Named Executive Officer, the number and value of shares held, the value of shares required to meet the ownership guidelines and the value of shares held as a multiple of the Named Executive Officer’s base salary.

Named Executive	Number of Shares	Value of Shares	Value Required to	Value Held as
Officer	Held	Held	Meet Guidelines	Multiple of Salary

William J. Doyle	295,613(1)	$46,115,628	$5,460,000	42.2x

Wayne R. Brownlee	52,497	$ 8,189,532	$1,483,200	16.6x

James F. Dietz	52,829	$ 8,241,324	$1,458,600	17.0x

Garth W. Moore	27,869	$ 4,347,564	$1,206,300	10.8x

Thomas J. Regan, Jr.	36,203	$ 5,647,668	$1,188,900	14.3x

(1)	Includes 60,000 shares held in the William J. Doyle 2007 Family Descendents Trust and 19,898 shares held in the William & Kathy Doyle Foundation.

Chief Executive Officer Compensation

The Committee reviews annually the CEO’s salary, any awards under our Short- and Medium-Term Incentive Plans and any grant of options under our option plans and makes its recommendations to the Board. With the assistance of Watson Wyatt, the Committee analyzes the relationship between our performance and the CEO’s annual earnings. The CEO’s annual salary is determined primarily on the basis of his individual performance and our company’s performance. While no mathematical weighting formula is used, the Committee considers all factors that it deems relevant, including our financial results, our TSR and performance relative to similar companies within our industry, survey compensation data obtained from our compensation consultants, the duties and responsibilities of the CEO, the CEO’s individual performance relative to written objectives established at the beginning of each year, current compensation levels and the effect of significant upturns or downturns in our performance. Awards pursuant to the Short- and Medium-Term Incentive Plans and under the option plans are made in accordance with the plans as outlined above. If minimum targets set under the Short- and Medium-Term Incentive Plans and option plans are not met, the CEO does not receive compensation pursuant to those plans.

With the assistance of Watson Wyatt, the Committee also references the compensation of the CEOs in the Comparative Compensation Information. The comparison of our CEO compensation to the Comparative Compensation Information incorporates many factors including the relative sales and market capitalization of the companies, their profitability and shareholder return history, the duties of the CEO and any other extenuating or special circumstances. In general, we set CEO cash compensation at the median of the applicable range.

In January 2008, the Committee and the Board reviewed Mr. Doyle’s performance relative to his 2007 performance goals for the purpose of determining his 2008 base pay level and 2007 short-term incentive bonus award. At that time, a 2008 salary of $1,092,000 and a short-term incentive bonus award of $2,190,000 for 2007 performance were recommended by the Committee and approved by the Board. The goals and related achievements upon which the decision was based were:

1.	Improve all measurable safety indices with the emphasis on reducing serious injuries so we can achieve our goal of providing the safest work environment for our employees.

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In 2007, we improved in several key safety indices. The frequency of lost time injuries improved significantly, dropping 48% from 2006. Moreover, although the frequency of recordable injuries increased, the severity rate of injuries declined 4%.

2.	Meet or exceed the budget approved for 2007, including earnings per share (“EPS”) and cash flow per share (“CFPS”) targets.

We exceeded our 2007 budgeted targets for EPS and CFPS.

3.	Continue to drive the “Potash First” strategy by staying on top of all global opportunities while at the same time being open to strategic alternatives for phosphate and nitrogen should an attractive alternative present itself.

We continued to drive our “Potash First” strategy by successfully increasing our investment in Sociedad Quimica y Minera de Chile S.A. to 32% and acquiring an additional approximately 194.3 million shares in Sinofert Holdings Limited, which acquisition closed in January 2008. We initiated and continued to actively pursue other global potash opportunities and strategic developments in phosphate and nitrogen.

4.	Outperform our peer group of basic materials companies.

In 2007, our common stock outperformed the DJUSBMI with an annual total shareholder return of 201.6% compared to 30.35% for the DJUSBMI.

5.	Continue to implement the Board approved strategic plan to decommoditize our company with the focus on creating a better return on our phosphate business.

The profitability of solid and liquid phosphate fertilizers increased significantly in 2007. Due, in part, to a 231% increase in the gross margin per ton of phosphoric acid (P2O5), the split between the 2007 gross margins of fertilizer and non-fertilizer was 63% and 37%, respectively.

We continue to develop new specialty phosphate and phosphoric acid opportunities. This includes a new product which came on stream with the opening of the first of four Silicon Tetraflouride (STF) plants in Aurora. We expect that the other three STF plants will be commissioned in the first half of 2008.

6.	Grow the revenue base and bottom line for our company through strategic use of capital.

The following are expected to contribute significantly to future annual gross margin:

(1)	Potash capacity expansion and compaction projects completed at Allan (Cdn$210 million) and continued at Lanigan (Cdn$410 million);

(2)	Debottlenecking and expansion projects at Patience Lake (Cdn$110 million), Cory (Cdn$890 million), New Brunswick (Cdn$1.7 billion) and Rocanville (Cdn$1.8 billion) evaluated and commenced in 2007;

(3)	First STF plant completed in 2007 and executed a deal to construct an additional three STF plants;

(4)	Nitric acid expansion at Geismar commenced in 2007; and

(5)	Second warehouse completed in Brazil for total investment of Cdn$9.7 million.

7.	Show measurable success in leadership development and succession planning for our employees.

With 85% of senior positions filled by internal candidates during 2007, we exceeded our target of 75%. Senior management supported leadership skills training courses, succession planning strategy and key talent identification and development activities throughout the company, consistent with our ongoing commitment to develop talent internally.

8.	Lead management’s effort to make sure it does its part in the pursuit of the best possible corporate governance for our company.

Supporting the foundation of excellent corporate governance through transparency and accountability, in 2007, the CEO again engaged and met with our stakeholders, including customers, employees, analysts, the media, governmental leaders such as Saskatchewan’s Industry and Resources Minister and its new Premier, and other parties who are interested in our company. We also engaged our shareholders that expressed interest in corporate policies and practices, which, in 2007, tended to focus on executive compensation. Our commitment to excellence in

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corporate governance practices was recognized by external monitors, including The Globe & Mail, which ranked our company 8th out of 270 Canadian companies in its 2007 corporate governance rankings.

9.	Improve product quality through strict adherence to size guide number (SGN) and uniformity index (UI) measurements so we can provide the highest quality products to our customers.

We shipped all of our products in adherence to SGN or UI specifications, and we received no customer complaints regarding SGN or UI. We received 11 customer complaints regarding dusty product or high fines content, which complaints were attributable to shipments that accounted for only 0.085% of our total shipped tonnes of potash, nitrogen and phosphate.

10.	Provide leadership for our company with the investment community, within our industry and in the communities in which our people work and reside.

In 2007, we received recognition for our reporting and investor relations efforts. IR Magazine nominated us for several of its awards in Canada, including “Best Overall Investor Relations”, “Best Annual Report” and “Best Investor Relations by a CEO”. The Canadian Institute of Chartered Accountants, or CICA, awarded us with “Best Corporate Reporting” in the Mining category and awarded us with honorable mention for our electronic disclosure and our sustainability reporting.

In 2007, the CEO served on the boards of key industry groups, including chairman of The Fertilizer Institute, Vice-President, Sustainability of the International Fertilizer Industry Association, or IFA, and a member of the board of directors of the International Plant Nutrition Institute. The CEO also delivered the keynote address at the Canadian Fertilizer Industry’s Annual Conference and the International Feed Industry Federation, or IFIF, Global Feed & Food Safety Congress.

In 2007, surveys of community leaders were conducted in four communities in which we operate (Geismar, Trinidad, Allan and New Brunswick) regarding our community involvement, business practices and economic impact. All four of the locations obtained an overall average score of above 4.0 on a scale from 1 to 5.

11.	Find new ways to make it easier for our customers to do business with us.

Five important customer initiatives were introduced or continued in 2007:

•	Upgraded and expanded our North American and international transportation and distribution system to: (i) improve loading, unloading and delivery times; (ii) increase storage capacity and rail fleet; (iii) offer additional transportation mode alternatives; and (iv) bring our product closer to our customers;

•	Collaborated with customers in developing market placement and terminal strategies to optimize their supply chain and reduce rail cycle times and seasonality in their business;

•	Partnered with customers in our operational Best Practices workshops to discuss and share information to ensure product quality, reliability and service excellence;

•	Recertified all of our feed operations as American Feed Industry Association, or AFIA, Safe Feed/Safe Food facilities, demonstrating our pledge to food safety and enhancing consumer confidence in the products we provide; and

•	Expanded our electronic commerce initiatives and enhanced our report customization capabilities to make it simpler and quicker for our customers to do business with us.

Mr. Doyle’s award under our Short-Term Incentive Plan for 2007 as set forth in the “Summary Compensation Table” and salary for 2008 were determined in accordance with the foregoing and approved by the Committee and all other independent members of the Board.

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Executive Compensation

Summary Compensation Table(1)

The following table sets forth, for our 2007 and 2006 fiscal years, all compensation earned by the individuals who served as our Chief Executive Officer and our Chief Financial Officer, and by each of our other three most highly compensated executive officers as of the end of calendar year 2007, for services rendered to us and our subsidiaries (the “Named Executive Officers” or “NEOs”).

Change in
Pension and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards(2)	Awards(3)	Compensation(4)	Earnings	Compensation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William J. Doyle President and Chief Executive Officer	2007 2006	1,040,000 1,000,000	— —	3,830,786 1,120,382	7,652,960 5,797,500	2,190,000 750,000	2,340,578(6) 94,917(6)	134,297 180,958	17,188,621 8,943,757
Wayne R. Brownlee Executive Vice President Treasurer and Chief Financial Officer	2007 2006	480,000 460,000	— —	1,132,709 331,281	2,018,887 1,913,173	578,000 300,000	406,802(7) 276,707(7)	44,114 58,556	4,660,512 3,339,717
James F. Dietz Executive Vice President and Chief Operating Officer	2007 2006	463,000 445,000	— —	1,095,729 320,466	2,049,900 1,932,500	621,000 270,000	62,363(8) 179,240(8)	40,133 41,397	4,332,125 3,188,603
Garth W. Moore President, PCS Potash	2007 2006	382,900 366,400	— —	802,169 234,609	1,049,821 918,323	400,000 171,000	395,746(9) —(9)	23,997 34,704	3,054,633 1,725,036
Thomas J. Regan, Jr. President, PCS Phosphate and PCS Nitrogen	2007 2006	374,396 355,045	— —	763,768 223,378	1,065,948 927,600	400,000 177,000	20,809(10) 388,434(10)	24,686 23,490	2,649,607 2,094,947

(1)	Those amounts that were paid in Canadian dollars have been converted to United States dollars using the average exchange rate for the month prior to the date of payment.

(2)	Reports amounts calculated in accordance with revised Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, or FAS 123R, under generally accepted accounting principles in the United States, or US GAAP, for performance share units granted pursuant to our Medium-Term Incentive Plan in effect for the three-year performance period January 1, 2006 to December 31, 2008. See “Compensation Discussion and Analysis — Medium-Term Incentive Plan”. For the FAS 123R calculations, the value of the performance share units was estimated quarterly using a Monte Carlo valuation model with the following assumptions:

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2006	2006	2006	2006	2007	2007	2007	2007
Risk-Free Interest Rate	4.816%	5.122%	4.614%	4.808%	4.574%	4.858%	3.984%	3.177%
Dividend Yield	1.24%	1.18%	1.15%	1.12%	1.09%	1.02%	0.97%	0.90%
Correlation Between our Common Share Price and DJUSBMI	0.52	0.56	0.58	0.48	0.49	0.50	0.52	0.68
Volatility of our Common Share Price	27.87%	30.85%	29.83%	31.53%	32.58%	33.36%	35.16%	43.61%
Volatility of DJUSBMI	16.68%	17.79%	17.73%	17.75%	17.90%	17.22%	18.85%	22.60%

(3)	Reports amounts calculated in accordance with FAS 123R for options granted pursuant to the 2007 Performance Option Plan and the 2006 Performance Option Plan, respectively. The amounts reported represent the full grant date fair value of the awards in accordance with FAS 123R, because each of the Named Executive Officers are eligible for retirement. See “Compensation Discussion and Analysis — Long-Term Incentives”. For a discussion of the assumptions made in the valuation of the awards, see Notes 27 and 33 to our consolidated financial statements for the fiscal year ended December 31, 2007 and Notes 26 and 32 to our consolidated financial statements for the fiscal year ended December 31, 2006.

(4)	Reports amounts awarded pursuant to our Short-Term Incentive Plan for 2007 and 2006 performance, which amounts were paid in 2008 and 2007, respectively. See “Compensation Discussion and Analysis — Short-Term Incentive Plan”.

MANAGEMENT PROXY CIRCULAR ï Compensation

(5)	The following table sets forth the amounts attributable to each of the compensation items included in “All Other Compensation” for each Named Executive Officer.

		William J.	Wayne R.	James F.	Garth W.	Thomas J.
		Doyle	Brownlee	Dietz	Moore	Regan, Jr.

Company Contributions to Canadian	2007	$8,590	$8,568	—	$8,614	—
Pension Plan	2006	8,195	8,218	—	8,233	—

Company Contributions to Savings	2007	31,200	14,400	$20,039 (a)	11,487	$17,489 (b)
Plan or 401(k) Plan	2006	60,000	27,600	19,807	21,984	17,251

Life Insurance Premiums Paid for the Benefit of NEO	2007 2006	10,122 10,601	3,690 4,240	7,354 7,459	3,744 4,006	7,197 6,239

Medical Insurance Premiums Paid on Behalf of NEO	2007 2006	17,014 14,040	— 6,743	— —	— —	— —

Tax Gross-ups for Taxable Benefits	2007 2006	11,663 19,614	6,192 —	— 2,365	152 481	— —

Perquisites(c)	2007 2006	55,708 68,508	11,264 11,755	12,740 11,766	— —	— —

Total	2007	$134,297	$44,114	$40,133	$23,997	$24,686
	2006	180,958	58,556	41,397	34,704	23,490

(a)	For 2007, includes $13,289 in contributions to the 401(k) Plan on behalf of Mr. Dietz and $6,750 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Dietz in cash. For 2006, includes $13,057 in contributions to the 401(k) Plan on behalf of Mr. Dietz and $6,750 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Dietz in cash.

(b)	For 2007, includes $13,438 in contributions to the 401(k) Plan on behalf of Mr. Regan and $4,051 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Regan in cash. For 2006, includes $13,200 in contributions to the 401(k) Plan on behalf of Mr. Regan and $4,051 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Regan in cash.

(c)	Perquisites include, for Mr. Doyle, country club memberships, financial and tax planning services, spousal travel benefits (while accompanying the executive on corporation business) and parking; for Mr. Brownlee, country club memberships, spousal travel benefits (while accompanying the executive on corporation business) and parking; and for Mr. Dietz, country club memberships and reimbursement for spousal travel benefits (while accompanying the executive on corporation business). The aggregate incremental cost of the financial and tax planning services paid for the benefit of Mr. Doyle was $29,506 in 2007 and $38,412 in 2006.

(6)	Reports the aggregate annual change of $2,340,578 and $94,917 in the actuarial present value of Mr. Doyle’s accumulated benefit under the Canadian Supplemental Plan during 2007 and 2006, respectively.

(7)	Reports the aggregate annual change of $406,802 and $276,707 in the actuarial present value of Mr. Brownlee’s accumulated benefit under the Canadian Supplemental Plan during 2007 and 2006, respectively.

(8)	Reports the aggregate annual change of a decline of $27,946 in the actuarial present value of Mr. Dietz’s accumulated benefit under the U.S. Pension Plan during 2007 and an increase of $90,309 in the actuarial present value of Mr. Dietz’s accumulated benefit under the U.S. Supplemental Plan during 2007, and reports the aggregate annual change of $98,885 in the actuarial present value of Mr. Dietz’s accumulated benefit under the U.S. Pension Plan during 2006 and $80,354 in the actuarial present value of Mr. Dietz’s accumulated benefit under the U.S. Supplemental Plan during 2006.

(9)	Reports the aggregate annual change of $395,746 in the actuarial present value of Mr. Moore’s accumulated benefit under the Canadian Supplemental Plan during 2007. The actuarial present value of Mr. Moore’s accumulated benefit under the Canadian Supplemental Plan declined by $42,931 in 2006.

(10)	Reports the aggregate annual change of a decline of $13,270 in the actuarial present value of Mr. Regan’s accumulated benefit under the U.S. Pension Plan during 2007 and an increase of $34,079 in the actuarial present value of Mr. Regan’s accumulated benefit under the U.S. Supplemental Plan during 2007. Reports the aggregate annual change of $203,512 in the actuarial present value of Mr. Regan’s accumulated benefit under the U.S. Pension Plan during 2006 and $184,922 in the actuarial present value of Mr. Regan’s accumulated benefit under the U.S. Supplemental Plan during 2006.

Salary and Bonus

As reported in the Summary Compensation Table above, the percentage of our Named Executive Officers’ total 2006 and 2007 compensation that is comprised of salary and bonus is between 5% and 25% and is generally consistent with our compensation philosophy. See “Compensation Discussion and Analysis — Elements of Executive Compensation”.

Stock Awards

Amounts reported in column (e) of the Summary Compensation Table reflect performance share units granted during 2006 pursuant to our Medium-Term Incentive Plan. On January 1, 2006, Mr. Doyle received a grant of 80,802 performance share units, Mr. Brownlee received a grant of 23,892 performance share units, Mr. Dietz received a grant of 23,112 performance share units, Mr. Moore received a grant of 16,920 performance share units and Mr. Regan received a grant of 16,110 performance share units. The performance share units vest and are paid at the end of the three-year performance cycle (December 31, 2008) in relation to a vesting schedule whereby one-half of the units are vested in accordance with corporate Total Shareholder Return (TSR) and one-half of the units are vested in accordance with corporate TSR relative to a selected competitive group’s TSR.

MANAGEMENT PROXY CIRCULAR ï Compensation

We use the following vesting schedules to determine how many units each Named Executive Officer receives at the end of the performance period ending December 31, 2008.

TSR Vesting Schedule
TSR	Vesting Percentage

0% or less	0%

10%	50%

20%	75%

30%	100%

40%	125%

50% or more	150%

Relative TSR Vesting Schedule
TSR minus DJUSBMI TSR	Vesting Percentage

Less than 0%	0%

0%	50%

5%	100%

10% or more	150%

For results falling between the reference points in the charts above, the level of vesting is mathematically interpolated between the reference points. The value at payout is based on the number of vested units multiplied by the trailing 30-day average common share price.

Option Awards

For a description of the applicable formulas in determining the amounts payable under our Performance Option Plans, see “Grants of Plan-Based Awards — Option Awards”.

Non-Equity Incentive Plan Compensation

Amounts reported in column (g) of the Summary Compensation Table reflect the amounts paid pursuant to our Short-Term Incentive Plan for the 2006 and 2007 performance periods. The amount of each Named Executive Officer’s award is generally equal to the officer’s award percentage, as determined by our cash flow return in 2006 and 2007 compared to target cash flow return, multiplied by the officer’s salary. Individual awards, however, may be adjusted (± 20%) to recognize individual performance, provided the total of adjusted awards approximates the total awards at mid-point. Each officer’s award percentage is calculated according to the below schedule, which has been abbreviated from the full schedule included in our Short-Term Incentive Plan. In the below schedule, ACFR, or adjusted cash flow return ratio, equals our 2006 or 2007 actual cash flow return, as defined in the plan, divided by the target cash flow return, as determined by the 2006 or 2007 corporate budget approved by our Board, as applicable. As per the terms of the Plan, we generally make no payments if our cash flow return is less than 50% of the target set by the Board for that year.

	Award Percentage		Maximum Award
	When ACFR is	Award Percentage	Percentage (ACFR
Officers	Less than 1	When ACFR is Equal to or Greater than 1	Greater than 1.5)
Tier I: Corporate President, CEO	100% multiplied by ACFR	(200% multiplied by ACFR) minus 100%	200%
Tier II: Executive Level 7 (Executive VP and COO, Executive VP and CFO)	70% multiplied by ACFR	(140% multiplied by ACFR) minus 70%	140%
Tier III: Executive Level 6 (Senior VP Admin., Subsidiary Presidents)	55% multiplied by ACFR	(100% multiplied by ACFR) minus 55%	110%

Actual cash flow return is calculated by measuring operating income (net income before deducting taxes and interest), removing the effects of extraordinary gains or losses, incentive award accruals, non-cash items such as depreciation and cash taxes and then dividing by the asset base. For further details on awards under our Short-Term Incentive Plan, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Short-Term Incentive Plan” and our Short-Term Incentive Plan, filed as Exhibit 10(n) to our annual report on Form 10-K for the year ended December 31, 2007.

Total Compensation

Total compensation awarded to our Named Executive Officers was 3.3% of net income in 2007 and 3.1% of net income in 2006. Total compensation awarded to our Named Executive Officers is equal to the sum of each Named Executive Officer’s total compensation as disclosed in column (j) of the Summary Compensation Table. Net income is calculated in accordance with Canadian GAAP. For additional information about net income, see our consolidated financial statements and the notes thereto for the fiscal years ended December 31, 2007 and December 31, 2006.

MANAGEMENT PROXY CIRCULAR ï Compensation

Employment Agreements

Except for the change in control agreements described above in “Compensation Discussion and Analysis — Post-Retirement and Termination Compensation”, we have not entered into individual employment agreements with any of our executive officers. For a discussion of the terms and conditions of executive officers’ compensation, see “Compensation Discussion and Analysis”.

Grants of Plan-Based Awards

The following table provides information relating to plan-based awards granted in 2007 to the Named Executive Officers.

		Estimated Possible Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards				Grant
								Exercise	Date Fair
								or Base	Value of
								Price of	Stock and
								Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards(2)	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(k)	(l)

William J. Doyle
Short-Term Incentive Plan Performance Option Plan	5/3/2007	520,000	1,040,000	2,080,000	0	336,000	336,000	$62.73	7,652,960

Wayne R. Brownlee
Short-Term Incentive Plan Performance Option Plan	5/3/2007	168,000	336,000	672,000	0	90,000	90,000	Cdn$69.48	2,018,887

James F. Dietz
Short-Term Incentive Plan Performance Option Plan	5/3/2007	162,050	324,100	648,200	0	90,000	90,000	$62.73	2,049,900

Garth W. Moore
Short-Term Incentive Plan Performance Option Plan	5/3/2007	105,298	210,595	421,190	0	46,800	46,800	Cdn$69.48	1,049,821

Thomas J. Regan, Jr.
Short-Term Incentive Plan Performance Option Plan	5/3/2007	102,959	205,918	411,836	0	46,800	46,800	$62.73	1,065,948

(1)	The amounts in columns (c), (d) and (e) set forth the threshold, target and maximum values of the 2007 Short-Term Incentive Plan awards based on respective cash flow returns of 50%, 100% and 150% of target cash flow return for 2007. The actual amount of each Named Executive Officer’s 2007 Short-Term Incentive Plan award is set forth in column (g) of the Summary Compensation Table above.

(2)	Pursuant to the terms of the plan, options under the 2007 Performance Option Plan were granted with an exercise price equal to the closing market price per common share on the NYSE for Mr. Doyle, Mr. Dietz and Mr. Regan and on the TSX for Mr. Brownlee and Mr. Moore, in each case on the day prior to the grant date.

Option Awards

Certain amounts reported in column (f) of the Summary Compensation Table represent options granted during 2006 pursuant to our 2006 Performance Option Plan, and certain amounts reported in column (f) of the Summary Compensation Table and columns (g), (h) and (l) of the Grant of Plan-Based Awards Table reflect options granted during 2007 pursuant to our 2007 Performance Plan. On May 4, 2006, Mr. Doyle received a grant of 450,000 performance options, Mr. Brownlee and Mr. Dietz received a grant of 150,000 performance options, and Mr. Moore and Mr. Regan received a grant of 72,000 performance options. On May 3, 2007, Mr. Doyle received a grant of 336,000 performance options, Mr. Brownlee and Mr. Dietz received a grant of 90,000 performance options, and Mr. Moore and Mr. Regan received a grant of 46,800 performance options. The options have 10-year terms and vest based on performance incentives over the three-year performance periods ending December 31, 2008 and December 31, 2009.

In accordance with the Performance Option Plans, the performance incentives that will be used to determine vesting of the stock options are cash flow return on investment (“CFROI”) and weighted average cost of debt and equity capital (“WACC”).

CFROI is the ratio of after-tax operating cash flow to average gross investment. After-tax operating cash flow is calculated by measuring operating income (net income before deducting income taxes and interest), removing nonrecurring or unusual items, incentive award accruals, non-cash items such as depreciation and amortization and current income taxes. Average gross investment is calculated by measuring the average of total assets and making adjustments for amortization and depreciation, the fair value adjustment for certain investments, fair value of derivative

MANAGEMENT PROXY CIRCULAR ï Compensation

instrument assets, cash and cash equivalents and certain current liabilities. WACC is calculated by measuring the product of the market yield cost of net debt and the market value of net debt divided by the market value of net debt and equity, and adding the product of the cost of equity and the market value of equity divided by the market value of net debt and equity, in each case subject to certain adjustments. For further details on awards under our Performance Option Plans, see our 2007 Performance Option Plan filed as Exhibit 10(ee) to our quarterly report on Form 10-Q for the period ended March 31, 2007 and our 2006 and 2005 Performance Option Plans, filed as Exhibits 10(dd) and 10(cc), respectively, to our annual report on Form 10-K for the year ended December 31, 2007.

We use the following vesting schedule to determine how many options each Named Executive Officer receives at the end of the performance periods ending December 31, 2008 and December 31, 2009.

TSR Vesting Schedule
3 Year Average of
CFROI Minus WACC	Vesting Percentage

Less than 0%	0%

0.20%	30%

1.20%	70%

2.20%	90%

2.50%	100%

For results falling between the reference points in the chart above, the level of vesting is mathematically interpolated between the reference points. The amount, if any, realized upon the exercise of stock options will depend on the market price of our Shares relative to the exercise price per Share of the stock option at the time of exercise.

MANAGEMENT PROXY CIRCULAR ï Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table provides information relating to exercisable and unexercisable stock options and unvested stock awards as of December 31, 2007 for the Named Executive Officers.

	Option Awards					Stock Awards
							Equity
			Equity			Equity	Incentive Plan
			Incentive			Incentive Plan	Awards:
			Plan			Awards:	Market or
			Awards:			Number of	Payout Value
	Number of	Number of	Number of			Unearned	of Unearned
	Securities	Securities	Securities			Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Rights That	Rights That
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Options(1)	Price	Date	Vested(2)	Vested(3)
(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)

William J. Doyle	300,000			$11.31	11/5/2008
	420,000			$10.16	11/21/2010
	420,000			$10.50	11/20/2011
	420,000	—		$11.00	11/20/2012	121,203	$9,450,198
	337,536			$13.17	11/20/2013
	675,000			$29.41	5/5/2015
			450,000	$33.67	5/4/2016
			336,000	$62.73	5/3/2017

Wayne R. Brownlee	180,000			Cdn$16.65	11/20/2011
	180,000			Cdn$17.44	11/20/2012
	144,660	—		Cdn$17.17	11/20/2013	35,838	$2,794,289
	195,000			Cdn$36.64	5/5/2015
			150,000	Cdn$37.27	5/4/2016
			90,000	Cdn$69.48	5/3/2017

James F. Dietz	50,000			$10.50	11/20/2011
	210,000			$11.00	11/20/2012
	168,756	—		$13.17	11/20/2013	34,668	$2,703,064
	195,000			$29.41	5/5/2015
			150,000	$33.67	5/4/2016
			90,000	$62.73	5/3/2017

Garth W. Moore	64,660			Cdn$17.17	11/20/2013
	105,000	—		Cdn$36.64	5/5/2015	25,380	$1,978,879
			72,000	Cdn$37.27	5/4/2016
			46,800	Cdn$69.48	5/3/2017

Thomas J. Regan, Jr.	105,000			$29.41	5/5/2015
		—	72,000	$33.67	5/4/2016	24,165	$1,884,145
			46,800	$62.73	5/3/2017

(1)	The outstanding equity incentive plan awards reported in column (d) represent unearned options pursuant to our 2006 and 2007 Performance Option Plans. Options granted pursuant to the 2006 Performance Option Plan vest at the end of the performance period ending December 31, 2008, and options granted pursuant to the 2007 Performance Option Plan vest at the end of the performance period ending December 31, 2009. The reported number of shares underlying the options is based on achievement of the plans’ maximum performance levels.

(2)	The outstanding equity incentive plan awards reported in column (i) represent outstanding awards pursuant to our Medium-Term Incentive Plan, which vest at the end of the performance period ending December 31, 2008. The reported number of units is based on achievement of the plan’s maximum performance level.

(3)	Based on the average maximum allowable payout value of the Medium-Term Incentive Plan awards of $77.97 in accordance with the plan. The average closing price of our common shares on the NYSE for the last 30 trading days of 2007 was $124.87.

MANAGEMENT PROXY CIRCULAR ï Compensation

Option Exercises and Stock Vested

The following table provides information relating to amounts received upon the exercise of stock options by the Named Executive Officers during 2007.

	Option Awards		Stock Awards

	Number of
	Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
	Exercise	Upon Exercise	on Vesting	Upon Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

William J. Doyle	240,000	15,153,800	—	—

Wayne R. Brownlee(1)	180,000	7,787,768	—	—

James F. Dietz	160,000	13,432,226	—	—

Garth W. Moore(1)	80,000	5,982,775	—	—

Thomas J. Regan, Jr.	—	—	—	—

(1)	The value realized upon exercise was converted to U.S. dollars using the average Canadian exchange rate of 1.0740 for fiscal year 2007.

Pension Benefits

The following table provides information relating to the present value of the Named Executive Officers’ accumulated benefit under the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan.

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit(1)	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

William J. Doyle	Canadian Supplemental Plan	20.67	10,643,963	—

Wayne R. Brownlee	Canadian Supplemental Plan	30.67(2)	2,793,521	—

James F. Dietz	U.S. Pension Plan	14.5	349,930	—
	U.S. Supplemental Plan	10.83(3)	583,844

Garth W. Moore	Canadian Supplemental Plan	25.58	2,217,385	—

Thomas J. Regan, Jr.	U.S. Pension Plan	20.75	854,298	—
	U.S. Supplemental Plan	20.75	767,320

(1)	The present value of accumulated benefit assumes retirement at the earliest age that does not require a reduction in benefits. For the Canadian Supplemental Plan, such age is 62. For the U.S. Pension Plan and U.S. Supplemental Plan, such age is 65 or age 62 with 20 years of service.

(2)	Mr. Brownlee’s years of credited service includes 11.6 years of service, from May 1977 to December 1988, with the government of Saskatchewan prior to the privatization of our company in 1989 and 19.1 years of service, from December 1988 to the present, with our company and our predecessors.

(3)	The difference in Mr. Dietz’s years of credited service under the U.S. Pension Plan and the U.S. Supplemental Plan relates to the plans’ differing treatment of Mr. Dietz’s years of credited service under the Nitrogen Pension Plan, a predecessor to the U.S. Pension Plan.

The present values of the accumulated benefits reported in the above table are generally calculated in accordance with the assumptions used for financial reporting purposes. See Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2007. The total present value of accumulated benefits in our financial statements is calculated in accordance with Canadian GAAP. The assumptions for Mr. Doyle, Mr. Brownlee and Mr. Moore differ from the assumptions disclosed in Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2007. The key assumptions used in calculating the present value of accumulated benefits for Mr. Doyle, Mr. Brownlee and Mr. Moore are as follows:

Interest Rate	5.50% per annum
Retirement Age	Age 62
Mortality Rates	1994 Unisex Pensioner Mortality Table

For additional information about the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan, see “Compensation Discussion and Analysis — Post-Retirement and Termination Compensation”.

MANAGEMENT PROXY CIRCULAR ï Compensation

Estimated Termination Payments and Benefits

The following table sets forth estimates of the amounts payable to each of our Named Executive Officers upon the specified termination events, assuming that each such event took place on the last business day of fiscal year 2007. The table does not quantify benefits under plans that are generally available to salaried employees and that do not discriminate in favor of executive officers, including the Canadian Pension Plan, the U.S. Pension Plan, the Savings Plan and the 401(k) Plan. In addition, the table does not include the value of outstanding equity awards that have previously vested, such as stock options, which awards are set forth above in “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End”. For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our severance policy and our change in control agreements, see “Compensation Discussion and Analysis — Elements of Executive Compensation”.

	William J.	Wayne R.	James F.	Garth W.	Thomas J.
	Doyle	Brownlee	Dietz	Moore	Regan, Jr.
	($)	($)	($)	($)	($)
Involuntary Termination/Termination Without Cause Salary/Severance Medium-Term Incentive Plan Supplemental Plan(1)(2) Executive Health & Welfare Benefits	7,522,948 828,137 6,300,132 380,283 14,396	4,465,633 704,303 1,862,859 1,898,471 0	2,169,646 258,963 1,802,043 108,640 0	3,754,720 753,296 1,319,253 1,682,171 0	1,554,747 298,650 1,256,097 0 0
Termination Following Change in Control Salary/Severance Medium-Term Incentive Plan Stock Options (Accelerated) Supplemental Plan(1)(2) Executive Health & Welfare Benefits Tax Gross-up	188,302,725 7,116,000 9,450,198 154,245,030 380,283 54,398 17,056,816	46,071,597 2,670,000 2,794,289 38,708,837 1,898,471 0 0	48,361,096 258,963 1,802,043 46,191,450 108,640 0 0	25,478,987 1,914,700 1,978,879 19,903,237 1,682,171 0 0	25,324,941 298,650 1,256,097 23,770,194 0 0 0
Death or Disability Medium-Term Incentive Plan	6,300,132 6,300,132	1,862,859 1,862,859	1,802,043 1,802,043	1,319,253 1,319,253	1,256,097 1,256,097
Retirement Medium-Term Incentive Plan Stock Options (36 Month Continued Vesting) Supplemental Plan(1)(2)	160,925,445 6,300,132 154,245,030 380,283	42,470,167 1,862,859 38,708,837 1,898,471	48,102,133 1,802,043 46,191,450 108,640	22,904,661 1,319,253 19,903,237 1,682,171	25,026,291 1,256,097 23,770,194 0

(1)	Supplemental Plan refers to the Canadian Supplemental Plan for Mr. Doyle, Mr. Brownlee and Mr. Moore and to the U.S. Supplemental Plan for Mr. Dietz and Mr. Regan. The Supplemental Plan benefits set forth for each Named Executive Officer reflect the incremental value of benefits for each termination event that exceeds the present value of benefits set forth in the “Pension Benefits” table above.

(2)	As of December 31, 2007, Mr. Regan was age 63 with 20 years of service and eligible to receive full benefits under the U.S. Supplemental Plan. As such, the present value of benefits set forth in the “Pension Benefits” table above is equal to the value of benefits Mr. Regan would have received if he had retired December 31, 2007.

Payments Made Upon Involuntary Termination or Termination Without Cause

As quantified in the table above, upon involuntary termination or termination without cause, a Named Executive Officer is generally entitled to receive (1) severance in an aggregate amount equal to two weeks of salary for each year of service (subject to a minimum of four weeks and a maximum of fifty-two weeks), (2) a pro rata portion of the current performance period’s Medium-Term Incentive Plan award, (3) benefits under the Canadian or U.S. Supplemental Plan, as reduced in accordance with the plan’s early retirement provisions and (4) with respect to Mr. Doyle, executive health and welfare benefits during the severance period.

Payments Made Upon Termination Following a Change in Control

As described in “Compensation Discussion and Analysis — Post-Retirement and Termination Compensation”, we have entered into change in control agreements with Mr. Doyle, Mr. Brownlee and Mr. Moore. As quantified in the table above, upon a termination within two years of a change in control, these Named Executive Officers are entitled to receive (1) severance in an aggregate amount equal to three times the executive’s current base salary and average bonus for the last three years, (2) immediate vesting and payout of the current performance period’s Medium-Term Incentive Plan award, (3) benefits under the Canadian Supplemental Plan, as supplemented by three additional years of service and as reduced in accordance with the plan’s early retirement provisions and (4) with respect to Mr. Doyle, executive health and welfare benefits for a period of three years. Mr. Doyle is also entitled to a tax gross-up to cover excise taxes, if payable for the receipt of benefits under the change in control agreement.

MANAGEMENT PROXY CIRCULAR ï Compensation

As quantified in the table above, upon termination following a change in control, Named Executive Officers without change in control agreements are generally entitled to receive (1) severance in an aggregate amount equal to two weeks of salary for each year of service (subject to a minimum of four weeks and a maximum of fifty-two weeks), (2) a pro rata portion of the current performance period’s Medium-Term Incentive Plan award and (3) benefits under the Canadian or U.S. Supplemental Plan, as reduced in accordance with the plan’s early retirement provisions.

In addition, all outstanding options become exercisable upon a change in control without regard to whether the Named Executive Officer is terminated.

Payments Made Upon Death or Disability

As quantified in the table above, upon death or disability, a Named Executive Officer is generally entitled to receive (1) a pro rata portion of the current performance period’s Medium-Term Incentive Plan award and (2) the right to exercise any vested performance options, including such options that may vest after retirement, for a period of one year.

Generally, death or disability do not result in incremental value under the Canadian Supplemental Plan or the U.S. Supplemental Plan. If a Named Executive Officer becomes disabled, the individual may (1) go on long term disability, which would result in the continued accrual of Supplemental Plan benefits or (2) retire immediately, which would result in the same benefits as retirement. Canadian Supplemental Plan death benefits are generally payable at 60% of the amount of benefits if the participant had retired on the date of death. U.S. Supplemental Plan benefits are generally payable at the greater of (1) 50% of the amount of benefits if the participant had retired on the date of death, payable for the remainder of the spouse’s lifetime and (2) 100% of the amount of benefits if the participant had retired on the date of death, payable for a period of ten years.

Payments Made Upon Retirement

As quantified in the table above, upon retirement, a Named Executive Officer is generally entitled to receive (1) a pro rata portion of the current performance period’s Medium-Term Incentive Plan award, (2) the right to exercise any vested performance options, including such options that may vest after retirement, for a period of three years and (3) benefits under the Canadian or U.S. Supplemental Plan, as reduced in accordance with the plan’s early retirement provisions.

The following table sets forth the estimated annual or aggregate amounts that each Named Executive Officer would receive upon retirement at age 65 pursuant to the retirement plans in which each Named Executive Officer participates. The amounts in the below table assume annual salary increases of 3% and flat short-term incentive award targets (as a percentage of salary) for each of the Named Executive Officers and use the same interest rates as disclosed in “— Pension Benefits” above. Voluntary contributions by each of the Named Executive Officers to the retirement plans have been excluded from the calculation of the amounts set forth below.

		William J.	Wayne R.	James F.	Garth W.	Thomas J.
		Doyle	Brownlee	Dietz	Moore	Regan, Jr.
		($)	($)	($)	($)	($)
Canadian/U.S. Pension Plan	Annual Aggregate	1,440,100 16,750,632	746,738 8,685,732	189,060 1,458,640	427,607 4,473,738	180,050 1,057,642
Savings/401(k) Plan	Annual Aggregate	84,188 979,236	41,625 484,169	75,041 795,748	31,566 367,166	169,984 1,802,540
Total	Annual Aggregate	1,524,288 17,729,868	788,363 9,169,901	264,101 2,254,388	459,173 5,340,904	350,034 2,860,182

MANAGEMENT PROXY CIRCULAR ï Compensation

Performance Graphs

The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a $100 investment in the Shares at December 31, 2002 to the return on the Standard & Poor’s 500 Index®, the DJUSBMI and a self-selected peer group.

	Dec-02	Dec-03	Dec-04	Dec-05	Dec-06	Dec-07

PotashCorp-NYSE Listing	$100	$142	$283	$279	$508	$1,536
Self-Selected Peer Group	$100	$125	$211	$300	$495	$915
S&P 500®	$100	$129	$143	$150	$173	$183
DJUSBMI	$100	$136	$153	$161	$189	$252

* TSX Listing.

The self-selected peer group consists of:	Symbol

Agrium Inc.*	AGU
Mosaic Co (formerly IMC Global Inc) (through 4Q04)	IGL
Yara International ASA	YAR NO
Israel Chemicals Limited	CHIM IT
Sociedad Quimica Y Minera de Chile S.A.	SQM/B CI
K + S AG	SDF/GR

MANAGEMENT PROXY CIRCULAR ï Compensation

The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a Cdn$100 investment in the Shares at December 31, 2002 to the return on the S&P/TSX Composite Index.

	Dec-02	Dec-03	Dec-04	Dec-05	Dec-06	Dec-07

PotashCorp-TSX Listing	$100	$118	$217	$206	$377	$977
S&P/TSX Composite Index	$100	$127	$145	$180	$211	$232

® Copyright© 2008, Standard & Poor’s, a division of The McGraw Hill Companies, Inc. All rights reserved.

MANAGEMENT PROXY CIRCULAR ï Compensation

Ownership of Shares

The following table sets forth information as of February 20, 2008, with respect to the beneficial ownership of Shares held by the executive officers of the Corporation named in the Summary Compensation Table herein and by all directors and executive officers of the Corporation as a group.

		Number of	Percentage
		Shares	of
	Number of	Beneficially	Outstanding
Name	Shares Held	Owned(1)(2)(3)(4)	Shares
William J. Doyle, Director, President and Chief Executive Officer	295,613 (5)	2,868,149 (5)	0.94%
Wayne R. Brownlee, Executive Vice President, Treasurer and Chief Financial Officer	52,497	752,157	0.17%
James F. Dietz, Executive Vice President and Chief Operating Officer	52,829	676,585	0.17%
Thomas J. Regan, Jr. President, PCS Phosphate and PCS Nitrogen	36,203	141,203	0.11%
Garth W. Moore, President, PCS Potash	27,869	197,529	0.09%
All directors and executive officers as a group, including the above-named individuals (25 persons)	770,843	6,605,215	2.44%

(1)	The number of Shares beneficially owned is reported on the basis of regulations of the SEC, and includes Shares that the individual has the right to acquire at any time within 60 days after February 20, 2008 and Shares directly or indirectly held by the individual or by certain family members or others over which the individual has sole or shared voting or investment power.

(2)	Each of the directors and executive officers of the Corporation owned less than 1% of the Shares issued and outstanding as at February 20, 2008. The directors and executive officers of the Corporation as a group beneficially owned approximately 2.087% of the Shares issued and outstanding as at February 20, 2008.

(3)	Includes Shares purchasable within 60 days after February 20, 2008 through the exercise of options granted by the Corporation, as follows: Mr. Doyle 2,572,536 Shares; Mr. Brownlee 699,660 Shares; Mr. Dietz 623,756 Shares; Mr. Regan 105,000 Shares; Mr. Moore 169,660 Shares and directors and executive officers as a group, including the foregoing individuals, 5,834,372 Shares.

(4)	No Shares beneficially owned by any of the directors or Named Executive Officers are pledged as security.

(5)	Includes 60,000 shares held in the William J. Doyle 2007 Family Descendents Trust and 19,898 shares held in the William & Kathy Doyle Foundation.

Listed below are the names and other information concerning persons known to the Corporation (from records and reports filed with the SEC on Schedule 13D or 13G) who owned, as of February 20, 2008, more than 5% of the Corporation’s Shares.

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class(1)
Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, California 90025	22,664,420	(2)(3)(4)	7.18%
Janus Capital Management LLC 151 Detroit Street. Denver, Colorado 80206	20,067,468	(5)(6)	6.36%
FMR LLC (Fidelity) 82 Devonshire Street Boston, Massachusetts 02109	17,101,643	(7)(8)	5.42%
PRIMECAP Management Company 225 S. Lake Ave., #400 Pasadena, California 91101	17,062,059	(9)(10)	5.41%
Capital Guardian Trust Company 11100 Santa Monica Blvd. Los Angeles, California 90025	16,596,320	(4)(11)(12)	5.26%

(1)	Represents percent of Shares outstanding as of February 20, 2008.

(2)	Such person has sole dispositive power as to all 22,664,420 Shares and sole voting power as to 18,912,540 Shares.

(3)	As set forth in a Schedule 13G dated February 12, 2008.

(4)	Capital Group International, Inc. may be deemed the beneficial owner of the Shares of its subsidiaries, including the 16,596,320 Shares beneficially owned by Capital Guardian Trust Company.

(5)	Such person has sole dispositive power as to all 20,607,468 Shares and sole voting power as to all 20,607,468 Shares.

(6)	As set forth in a Schedule 13G dated February 14, 2008.

(7)	Such person has sole dispositive power as to all 17,101,643 Shares and sole voting power as to 9,778,343 Shares.

(8)	As set forth in a Schedule 13G dated February 14, 2008.

(9)	Such person has sole dispositive power as to all 17,062,059 Shares and sole voting power as to 3,522,639 Shares.

(10)	As set forth in a Schedule 13G dated February 14, 2008.

(11)	Such person has sole dispositive power as to all 16,596,320 Shares and sole voting power as to 13,421,590 Shares.

(12)	As set forth in a Schedule 13G dated February 12, 2008.

MANAGEMENT PROXY CIRCULAR ï Ownership of Shares

Directors’ and Officers’
Liability Insurance

The Corporation has acquired and maintains liability insurance for its directors and officers as well as those of its subsidiaries as a group. The coverage limit of such insurance is $100 million per claim and $100 million in the annual aggregate. The Corporation has entered into a one-year contract ending June 30, 2008. Premiums of $994,649 were paid by the Corporation for the last fiscal year. Claims for which the Corporation grants indemnification to the insured persons are subject to a $5 million deductible for any one loss.

Voting Shares

There are 315,554,501 Shares of the Corporation outstanding as of February 20, 2008, each Share carrying the right to one vote. Each shareholder of record at the close of business on March 13, 2008 is entitled to vote at the Meeting the Shares registered in his or her name on that date.

The quorum for any meeting of shareholders is one or more persons present and holding or representing by proxy not less than 5% of the total number of outstanding Shares.

Shareholder Proposal

A proposal has been submitted by a shareholder for consideration at this Annual and Special Meeting. Such proposal and the Board’s response thereto are set forth in the attached Appendix D.

2009 Shareholder Proposals

Proposals of shareholders intended to be presented at the Corporation’s annual meeting of shareholders in 2009 and which such shareholders are entitled to request be included in the Management Proxy Circular for that meeting, must be received at the Corporation’s principal executive offices not later than November 22, 2008.

Additional Information

Financial information relating to the Corporation is contained in its comparative financial statements and MD&A for the fiscal year ended December 31, 2007. Additional information relating to the Corporation that is not contained in this Management Proxy Circular, including the Corporation’s financial information as well as its most recent Form 10-K together with any document incorporated by reference therein, is available on SEDAR at www.sedar.com or EDGAR at www.sec.gov/edgar.shtml. Copies may also be obtained on request from the Corporate Secretary, Potash Corporation of Saskatchewan Inc., Suite 500, 122 — 1st Avenue South, Saskatoon, Saskatchewan, S7K 7G3, Canada.

Directors’ Approval

The contents and the sending of this Management Proxy Circular have been approved by the Board.

JOSEPH A. PODWIKA
Secretary
February 20, 2008

MANAGEMENT PROXY CIRCULAR ï Ownership of Shares

Appendices

MANAGEMENT PROXY CIRCULAR ï Appendices

Appendix A
Disclosure of Corporate Governance Practices

The following table discloses the Corporation’s current corporate governance practices in accordance with the requirements of NI 58-101.

PotashCorp
Disclosure Requirement under Form 58-101F1			Compliance	Comments & Discussion

1.	(a)	Disclose the identity of directors who are independent.	Yes	The Board has determined that all of the directors of the Corporation with the exception of Mr. Doyle, Ms. Paliza and Mr. Stromberg are independent. See disclosure under the “Director Independence and Other Relationships” section of this Management Proxy Circular.

	(b)	Disclose the identity of directors who are not independent, and describe the basis of that determination.	Yes	See disclosure under the “Director Independence and Other Relationships” section of this Management Proxy Circular.

	(c)	Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors (the board) does to facilitate its exercise of independent judgment in carrying out its responsibilities.	Yes	Nine of twelve, or 75%, of the Corporation’s current directors are independent.

	(d)	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.	Yes	Such other directorships have been disclosed in the “Nominees for Election to the Board of Directors” section of this Management Proxy Circular.

	(e)	Disclose whether or not the independent directors hold regularly scheduled meetings at which members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held during the preceding 12 months. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.	Yes	The Board has adopted a policy for the independent members of the Board to meet without management present at each regularly scheduled meeting of the Board. These sessions are of no fixed duration and participating directors are encouraged to raise and discuss any issues of concern. This policy was complied with for all meetings of the Board in 2007.

	(f)	Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.	Yes
Dallas J. Howe serves as the Board Chair, and is an independent director. He has served as Board Chair since 2003. A position description for the Board Chair has been developed and approved by the Board. Amongst other things the Board Chair is expected to:

(a)   provide leadership to ensure effective functioning of the Board;
(b)   lead in the assessment of Board performance;
(c)   assist the Compensation Committee in monitoring and evaluating the performance of the Chief Executive Officer and senior officers of the Corporation;
(d)   lead the Board in ensuring succession plans are in place at the senior management level; and
(e)   act as an effective liaison among the Board and management.

	(g)	Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year.	Yes	Attendance records are fully disclosed in the “Attendance of Directors” section of this Management Proxy Circular. Pursuant to the “Potash Corp Governance Principles”, directors are expected to attend all meetings of the Board and Board committees upon which they serve, to come to such meetings fully prepared, and to remain in attendance for the duration of the meetings. Where a director’s absence from a meeting is unavoidable, the director should, as soon as practicable after the meeting, contact the Board Chair, the Chief Executive Officer or the Corporate Secretary for a briefing on the substantive elements of the meeting.

2.		Disclose the text of the board’s written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.	Yes	The Board of Directors Charter is attached to this Management Proxy Circular as Appendix E.

MANAGEMENT PROXY CIRCULAR ï Appendices

PotashCorp
Disclosure Requirement under Form 58-101F1			Compliance	Comments & Discussion

3.	(a)	Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.	Yes	A position description for the Board Chair and each Board Committee Chair (which are attached to the relevant Board Committee Charters) has been developed and approved by the Board and can be found on the Corporation’s website at www.potashcorp.com.

	(b)	Disclose whether or not the board and CEO have developed a written position description for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.	Yes
A written position description for the Chief Executive Officer has been developed and approved by the Board.

The Chief Executive Officer reports to the Board and has general supervision and control over the business and affairs of the Corporation. Amongst other things, the Chief Executive Officer is expected to:

(a)   foster a corporate culture that promotes ethical practices, encourages individual integrity and fulfils social responsibility;
(b)   develop and recommend to the Board a long-term strategy and vision for the Corporation that leads to creation of shareholder value;
(c)   develop and recommend to the Board annual business plans and budgets that support the Corporation’s long-term strategy; and
(d)   consistently strive to achieve the Corporation’s financial and operating goals and objectives.

4.	(a)	Briefly describe what measures the board takes to orient new directors regarding the role of the board, its committees and its directors, and the nature and operation of the issuer’s business.	Yes	The Board has adopted a written New Director Orientation Policy designed to:

(a)   provide each new director with a baseline of knowledge about the Corporation that will serve as a basis for informed decision-making;
(b)   tailor the program for each new director, taking into account his or her unique mix of skills, experience, education, knowledge and needs; and
(c)   deliver information over a period of time to minimize the likelihood of overload and maximize the lasting educational impact.

The orientation program is tailored to the needs of each new director, and consists of a combination of written materials, one-on-one meetings with senior management, site visits and other briefings and training as appropriate.

	(b)	Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary for them to meet their obligations as directors.	Yes
The Board recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process. To facilitate ongoing education, the Corporation:

(a)   maintains a director’s intranet site to facilitate the exchange of views and published information;
(b)   maintains a membership for each director in an organization dedicated to corporate governance and ongoing director education;
(c)   each year encourages and funds the attendance of each director at one seminar or conference of interest and relevance and funds the attendance of each Committee Chair at one additional seminar or conference. In all cases, approval for attendance is obtained, in advance, from the Board Chair;
(d)   encourages presentations by outside experts to the Board or Committees on matters of particular import or emerging significance; and
(e)   at least annually, schedules a site visit in conjunction with a Board meeting.

MANAGEMENT PROXY CIRCULAR ï Appendices

PotashCorp
Disclosure Requirement under Form 58-101F1			Compliance	Comments & Discussion

5.	(a)
(i)   Disclose whether or not the board has adopted a written code for its directors, officers and employees. If the board has adopted a written code, disclose how a person or company may obtain a copy of the written code.
			Yes	The Board has adopted the “PotashCorp Code of Conduct”. The complete text of the “PotashCorp Code of Conduct”, as well as other governance related documents, can be found at www.potashcorp.com and are available in print to any shareholder who requests them.

		(ii) Describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board ensures compliance with its code.	Yes
The Audit Committee reviews the process for communicating the “PotashCorp Code of Conduct” to the Corporation’s personnel, and for monitoring compliance therewith. The Board, through the Audit Committee, receives regular reports from management directly responsible for compliance-related matters (the General Counsel, Vice President Internal Audit and Senior Vice President Administration). In addition, annual compliance sign offs are sought from each employee.

The Board, through the Audit Committee Chair, also receives reports of all financial or accounting issues raised through the Corporation’s anonymous toll-free hotline.

(iii)  If the board has adopted a written code, provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.
			Yes	The Corporation has not filed any material change reports since the beginning of the 2007 financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the “PotashCorp Code of Conduct”. Pursuant to the “PotashCorp Governance Principles”, no waiver of the application of the “PotashCorp Code of Conduct” to directors or senior officers is permitted.

	(b)	Describe any steps the board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.	Yes	Pursuant to the “PotashCorp Governance Principles”, each director of the Corporation must possess and exhibit the highest degree of integrity, professionalism and values, and must never be in a conflict of interest with the Corporation. A director who has a conflict of interest regarding any particular matter under consideration should advise the Board, refrain from debate on the matter and abstain from any vote regarding it. The Board has also developed categorical independence standards to assist it in determining when individual directors are free from conflicts of interests and are exercising independent judgment in discharging their responsibilities. All directors and senior officers are bound by the “PotashCorp Code of Conduct” and no waiver of the application of that Code to directors or senior officers is permitted.

	(c)	Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.	Yes	The Corporation’s “Statement of Core Values and Code of Conduct” was redistributed to all employees in December 2006 and is continually reinforced with on-line training programs. At the end of 2007, all directors and employees were asked to sign a written confirmation of their compliance with the Code of Conduct. The Board, through the Audit Committee, requires the management Compliance Committee to annually report on the status of the corporation’s ethics and compliance programs, including receipt of the Compliance Risk Assessment, Summary of Ethics and Compliance Training during the current year and plans for ethics and compliance training in the coming year.

MANAGEMENT PROXY CIRCULAR ï Appendices

PotashCorp
Disclosure Requirement under Form 58-101F1			Compliance	Comments & Discussion

6.	(a)	Describe the process by which the board identifies new candidates for board nomination.	Yes
The Corporate Governance and Nominating Committee (the “CG&N Committee”) is responsible for recruiting and proposing to the full Board new nominees for directors. The CG&N Committee, in the discharge of its duties:

(a)   in consultation with the Board and Chief Executive Officer and, on an ongoing basis, identifies the mix of expertise and qualities required for the Board;
(b)   assesses the attributes new directors should have for the appropriate mix to be maintained;
(c)   in consultation with the Board and Chief Executive Officer and, on an ongoing basis, maintains a database of potential candidates;
(d)   has implemented a procedure to identify, with as much advance notice as practicable, impending Board vacancies, so as to allow sufficient time for recruitment and for introduction of proposed nominees to the existing Board;
(e)   develops a “short-list” of candidates and arranges for each candidate to meet with the CG&N Committee, the Board Chair and the Chief Executive Officer;
(f)   recommends to the Board as a whole proposed nominee(s) and arranges for their introduction to as many Board members as practicable;
(g)   ensures that prospective candidates are informed of the degree of energy and commitment the Corporation expects of its directors; and
(h)   encourages diversity in the composition of the Board.

	(b)	Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.	Yes
The Corporation has a standing CG&N Committee.

Each of the directors who comprise the CG&N Committee is independent. Please refer to “Director Independence and Other Relationships” and the “Report on Corporate Governance and Nominating Matters” sections of this Management Proxy Circular for additional information.

	(c)	If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.	Yes	The responsibilities, powers and operation of the CG&N Committee are set out in its charter, which is available on the Corporation’s website at www.potashcorp.com. Pursuant to the CG&N Committee Charter, the purpose of the CG&N Committee is to identify the individuals qualified to become members of the Board, to recommend to the Board nominees for election to the Board at each annual meeting of shareholders or to fill vacancies on the Board and to address related matters. Please refer to the “Report on Corporate Governance and Nominating Matters” section of this Management Proxy Circular for additional information.

7.	(a)	Describe the process by which the board determines the compensation for your company’s directors and officers.	Yes	Director and officer compensation is established on the advice of independent consultants, with a view to establishing target compensation at the median of the applicable comparator group. Please refer to the “Compensation Discussion and Analysis” and the “Director Compensation” sections of this Management Proxy Circular, as well as the response to 7(d) below for additional information.

	(b)	Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.	Yes	The Corporation has a standing Compensation Committee. Each of the four directors who comprise the Compensation Committee is independent. Please refer to the “Director Independence and Other Relationships” and “Compensation Discussion and Analysis” sections of this Management Proxy Circular for additional information.

MANAGEMENT PROXY CIRCULAR ï Appendices

PotashCorp
Disclosure Requirement under Form 58-101F1			Compliance	Comments & Discussion

	(c)	If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.	Yes	The responsibilities, powers and operation of the Compensation Committee are set out in its charter, which is available on the Corporation’s website at www.potashcorp.com. Pursuant to the Compensation Committee Charter, the purpose of the Compensation Committee is to carry out the Board’s responsibility for: (i) executive compensation (including philosophy and programs); (ii) management development and succession; (iii) Board compensation; and (iv) broadly applicable compensation and benefit programs. Please refer to the “Compensation Discussion and Analysis” section of this Management Proxy Circular for additional information.

	(d)	If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.	Yes	In 2005, the Compensation Committee of the Board of Directors engaged Watson Wyatt as executive compensation consultants. Watson Wyatt provides input to the Committee on the philosophy and competitiveness of the design and award values for certain executive and director compensation programs. In addition, Watson Wyatt assists in the evaluation of compensation arrangements associated with certain strategic opportunities. In accordance with the Committee’s adherence to the best practice of retaining independent executive compensation consulting, Watson Wyatt does not perform any other consulting services for the Corporation. Any work other than executive compensation consulting services performed for the Corporation by Watson Wyatt must be approved in advance by the Chair of the Committee. Additionally, Hewitt Associates has historically provided executive compensation and human resources consulting services for the Corporation, including actuarial consulting, employee benefits design, finance consulting and recordkeeping services. The Committee continues to use Hewitt Associates’ proprietary Total Compensation Measurement data services to provide specific compensation data for selected executive and director positions. This information has been and will continue to be supplemented with other compensation survey data available through Watson Wyatt.

8.		If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.	Yes	In addition to the Audit Committee, Compensation Committee and CG&N Committee, the Board also has a Safety, Health and Environment Committee. The Safety, Health and Environment Committee assists the Board review and recommend for approval policies, management systems and performance with respect to safety, health and environment matters affecting the Corporation.

MANAGEMENT PROXY CIRCULAR ï Appendices

PotashCorp
Disclosure Requirement under Form 58-101F1		Compliance	Comments & Discussion

9.	Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that it, its committees, and individual directors are performing effectively.	Yes	Pursuant to the “PotashCorp Governance Principles”, which is available on the Corporation’s website at www.potashcorp.com, the Board has adopted the following five-part effectiveness evaluation program:

1.    Annual Board Assessment by all Members of the Board

Each year Board members complete a detailed questionnaire which a) provides for quantitative ratings in key areas and b) seeks subjective comment in each of those areas. The questionnaire is administered by the Corporate Secretary. Responses are reviewed by the Corporate Secretary and the Chair of the CG& N Committee. A summary report is then prepared and provided to the Board Chair, the CG&N Committee and the Chief Executive Officer, and then reported to the full Board by the CG&N Committee Chair. Attribution of comments to individual directors in the summary report is made only if authorized by that director. In assessing the responses to the questionnaire, the focus is on continuous improvement. Matters requiring follow-up are identified, action plans are developed and there is ongoing monitoring by the CG&N Committee to ensure satisfactory results. As part of the annual Board assessment, the Board reviews and considers any proposed changes to the Board of Directors Charter.

2.    Annual Assessment of each Committee by Members of that Committee

Each year members of each Committee complete a detailed questionnaire designed to allow Committee members to evaluate how well each Committee is operating and to make suggestions for improvement. The questionnaire is administered by the Corporate Secretary who receives responses and reviews them with the appropriate Committee Chair. A summary report is then prepared and provided to the Board Chair, the Chair of the CG&N Committee, the appropriate Committee and the Chief Executive Officer and then reported to the full Board by the appropriate Committee Chair. As part of the annual Committee assessment, the Board reviews and considers any proposed changes to the Committee Charters.

As with the Board assessment, the focus is on continuous improvement. Chairs of each Committee are expected to follow up on matters raised in the Committee assessments and take such action as appropriate.

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PotashCorp
Disclosure Requirement under Form 58-101F1	Compliance	Comments & Discussion

3.    Annual Assessment of the Board Chair by Members of the Board

Each year members of the Board are asked to assess and comment on the discharge, by the Board Chair, of his duties. Individual responses are received by the Chair of the CG&N Committee. A summary report is then provided to the Board Chair and the full Board, with no attribution of comments to individual directors without their consent. As part of the annual Board Chair assessment, the Board reviews and considers any proposed changes to the Board Chair position description.

4.    Annual Assessment of Each Committee Chair by Members of each Committee

Each year, members of each Committee are asked to assess and comment on the discharge, by each Committee Chair, of his or her duties. Responses are received by the Corporate Secretary and the Committee Chair under review. A summary report is then provided to the appropriate Committee and to the full Board, with no attribution of comments to individual directors without their consent. As part of the annual Committee Chair assessment, the Board reviews and considers any proposed changes to the Committee Chair position descriptions.

5.    Annual Assessment of Individual Directors

Each year during the period from May to September, the Board Chair (and, as in the opinion of the Board Chair is desirable, the Chair of the CG&N Committee) formally meets with each director individually to engage in full and frank two-way discussion of any and all issues that either wish to raise, with a focus on maximizing the contribution of each director to the Board and Committees. In completing the review, the Board Chair will employ a checklist, discuss both short-term and long-term goals, and establish action items to allow individual directors to enhance both his or her personal contributions and overall Board effectiveness. The Board Chair will share peer feedback with each director as appropriate and will review progress and action taken. Each director, during such formal review, shall be prepared to discuss with the Board Chair how the directors, both individually and collectively, could operate more effectively. The Board Chair will discuss the results of the individual evaluations with the Chair of the CG&N Committee and report summary findings to both that Committee and to the full Board at the November meeting.

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Appendix B
Resolution of Shareholders — 2008 Performance Option Plan

WHEREAS the Board of Directors of Potash Corporation of Saskatchewan Inc. (the “Corporation”) has, approved a new performance option plan (the “2008 Performance Option Plan”), a copy of which is attached as Appendix C to the Management Proxy Circular of the Corporation sent to the shareholders of the Corporation in connection with the annual and special meeting of shareholders of the Corporation to be held May 8, 2008;

NOW THEREFORE, BE IT RESOLVED that:

1.	the 2008 Performance Option Plan is hereby adopted and approved by the shareholders of the Corporation;

2.	any officer of the Corporation be and is hereby authorized and directed for and on behalf of the Corporation to do such things and to take such actions as may be necessary or desirable to carry out the intent of the foregoing resolution and the matters authorized thereby.

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Appendix C
2008 Performance Option Plan

1.	PURPOSE OF PLAN

Potash Corporation of Saskatchewan Inc. (the “Corporation”) by resolution of its Board of Directors (the “Board”) has established, subject to shareholder approval at the Corporation’s 2008 Annual and Special Meeting of shareholders, this Potash Corporation of Saskatchewan Inc. 2008 Performance Option Plan (the “Plan”) to support the Corporation’s compensation philosophy of providing selected employees and officers with an opportunity to: promote the growth and profitability of the Corporation; align their interests with shareholders; and earn compensation commensurate with corporate performance. The Corporation believes this Plan will directly assist in supporting the Corporation’s compensation philosophy by providing participants with the opportunity through stock options, which will vest, if at all, based on corporate performance over a three-year period, to acquire Common Shares of the Corporation (“Common Shares”).

2.	DURATION OF THIS PLAN

This Plan was adopted by the Board on February 20, 2008 to be effective as of January 1, 2008 (the “Effective Date”), subject to shareholder approval at the Corporation’s 2008 Annual and Special Meeting of shareholders, and shall remain in effect, unless sooner terminated as provided herein, until one (1) year from the Effective Date, at which time it will terminate. After this Plan is terminated, no stock options may be granted but stock options previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

3.	ADMINISTRATION

This Plan shall be administered by the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan (the “Committee”). The Committee shall be responsible for administering this Plan, subject to this Section 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an employee, and the Committee, the Corporation, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be made in the Committee’s sole discretion and shall be final and binding upon the participants, the Corporation, and all other interested individuals. To the extent applicable, the Plan shall be administered with respect to optionees subject to the laws of the U.S. so as to avoid the application of penalties pursuant to Section 409A of the Internal Revenue Code, and stock options hereunder may be subject to such restrictions as the Committee determines are necessary to avoid application of such Section 409A.

4.	AUTHORITY OF THE COMMITTEE

The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Stock Option Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for stock options and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include adopting modifications and amendments to any Stock Option Award Agreement that are necessary to comply with the laws of the countries and other jurisdictions in which the Corporation and/or its subsidiaries operate.

5.	SHARES SUBJECT TO STOCK OPTIONS

The aggregate number of Common Shares issuable after February 20, 2008 pursuant to stock options under this Plan may not exceed 1,000,000 Common Shares. The aggregate number of Common Shares in respect of which stock options have been granted to any one person pursuant to this Plan and which remain outstanding shall not at any time exceed 250,000. The authorized limits under this Plan shall be subject to adjustment under Sections 12 and 13.

If any stock option granted under this Plan, or any portion thereof, expires or terminates for any reason without having been exercised in full, the Common Shares with respect to which such option has not been exercised shall

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again be available for further stock options under this Plan; provided, however, that any stock option that is granted under this Plan that does not vest as a result of a failure to satisfy the Performance Measures, shall not be again available for grant under this Plan.

6.	GRANT OF STOCK OPTIONS

From time to time the Board may designate individual officers and employees of the Corporation and its subsidiaries eligible to be granted options to purchase Common Shares and the number of Common Shares which each such person will be granted a stock option to purchase; provided that the aggregate number of Common Shares subject to such stock options may not exceed the number provided for in Section 5 of this Plan. Non-employee directors and other non-employee contractors and third party vendors are not eligible to participate in this Plan.

7.	OPTION PRICE

The option price for any option granted under this Plan to any optionee shall be fixed by the Board when the option is granted and shall be not less than the fair market value of the Common Shares at such time which, for optionees resident in the United States and any other optionees designated by the Board, shall be deemed to be the closing price per Common Share on the New York Stock Exchange on the last trading day immediately preceding the day the option is granted and, for all other optionees, shall be deemed to be the closing price per Common Share on the Toronto Stock Exchange on the last trading day immediately preceding the day the option is granted; provided that, in either case, if the Common Shares did not trade on such exchange on such day the option price shall be the closing price per share on such exchange on the last day on which the Common Shares traded on such exchange prior to the day the option is granted.

8.	VESTING OF STOCK OPTIONS

Subject to achievement of Performance Measures as certified and approved by the Audit Committee of the Board, stock options granted under this Plan will vest no later than thirty (30) days after the audited financial statements for the applicable Performance Period have been approved by the Board.

9.	PERFORMANCE MEASURES FOR VESTING OF STOCK OPTIONS

(a)	The Performance Measures which will be used to determine the degree to which stock options will vest over the three-year period beginning the first day of the fiscal year in which they are granted (the “Performance Period”) shall be cash flow return on investment (“CFROI”) and weighted average cost of net debt and equity capital (“WACC”).

(i)	CFROI is the ratio of after tax operating cash flow to average gross investment over the fiscal year, calculated as A divided by B, where (1) A equals operating income less/plus nonrecurring or unusual items plus accrued incentive awards plus depreciation and amortization less current taxes, and (2) B equals the average of total assets less/plus the fair value adjustment for investments in available for sale securities less the fair value of derivative instrument assets plus accumulated depreciation plus accumulated amortization less cash and cash equivalents less non interest bearing current liabilities.

(ii)	WACC is the weighted average cost of net debt and equity capital, calculated as [A times the product of B divided by C] plus [D times the product of E divided by C], where (1) A equals the after-tax market yield cost of debt, (2) B equals the market value of debt less cash and cash equivalents (3) C equals the market value of debt less cash and cash equivalents, plus the market value of equity, (4) D equals the cost of equity, and (5) E equals the market value of equity.

(b)	In determining the number of stock options that will actually vest based on the degree to which the Performance Measures have been attained during the applicable Performance Period, the following chart

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shall be utilized which shows the three year average excess of CFROI being greater than WACC and the respective portion of the stock option that will vest:

Performance Measure	Vesting Scale
3 year average excess of	% of Stock Option
CFROI > WACC	Grant Vesting
<0%	0%
0.20%	30%
1.20%	70%
2.20%	90%
2.50%	100%

(c)	In assessing the portion of the stock options that shall vest in accordance with the above chart, the following shall be done:

(i)	Each year, the CFROI and WACC will be calculated in accordance with the definitions herein, based on the audited financial statements and approved by the Audit Committee.

(ii)	In each Performance Period, the average of the three fiscal years shall be calculated by taking the simple average of the individual years’ results.

(iii)	The resulting three-year average will then be applied, using the scale above to determine the number of stock options, if any, that will vest as of the end of the Performance Period.

(iv)	For results falling between the reference points in the chart above, the level of vesting shall be mathematically interpolated between the reference points.

10.	TERMS OF STOCK OPTIONS

The period during which a stock option is exercisable (the “Term”) may not exceed 10 years from the date the stock option is granted (the “Initial Exercise Period”), plus any Additional Exercise Period (as defined below). If such Initial Exercise Period would otherwise expire (i) during a Blackout Period (as defined below) applicable to the relevant optionee or (ii) within 10 trading days after the expiration of the Blackout Period applicable to the relevant optionee, the Term of the related stock option shall expire on the date that is the tenth trading day after the end of such Blackout Period (an “Additional Exercise Period”). For purposes of this Plan, “Blackout Period” means any period during which the relevant optionee is prohibited by the Corporation’s trading policy from trading in the Corporation’s securities. The Stock Option Award Agreement may contain provisions limiting the number of Common Shares with respect to which stock options may be exercised in any one year. Each stock option agreement shall contain provisions to the effect that:

(a)	if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, by reason of his or her death, or if an optionee who is a retiree pursuant to Section 10(b) dies, the legal personal representatives of the optionee will be entitled to exercise any unexercised vested options, including such stock options that may vest after the date of death, during the period ending at the end of the twelfth calendar month following the calendar month in which the optionee dies, failing which exercise the stock options terminate;

(b)	subject to the terms of Section 10(a) above, if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, by reason of retirement in accordance with the then prevailing retirement policy of the Corporation or subsidiary, the optionee will be entitled to exercise any unexercised vested stock options, including such stock options that may vest after the date of retirement, during the period ending at the end of the 36th month following the calendar month in which the optionee retires, failing which exercise the stock options terminate;

(c)	if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, for any reason other than as provided in Sections 10(a) or (b), the optionee will be entitled to exercise any unexercised vested stock options, to the extent exercisable at the date of such event, during the period ending at the end of the calendar month immediately following the calendar month in which the event occurs, failing which exercise the stock options terminate;

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(d)	for greater certainty and for these purposes, an optionee’s employment with the Corporation or a subsidiary shall be considered to have terminated effective on the last day of the optionee’s actual and active employment with the Corporation or subsidiary whether such day is selected by agreement with the optionee or unilaterally by the Corporation or subsidiary and whether with or without advance notice to the optionee. For the avoidance of doubt, no period of notice that is given or ought to have been given under applicable law in respect of such termination of employment will be utilized in determining an optionee’s entitlement under the Plan. The employment of an optionee with the Corporation shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a person that is a subsidiary of the Corporation and such person ceases to be a subsidiary of the Corporation, unless the Committee determines otherwise; and

(e)	each stock option is personal to the optionee and is not assignable, except (i) as provided in Section 10(a), and (ii) at the election of the Board, a stock option may be assignable to the spouse, children and grandchildren of the original optionee and to a trust, partnership or limited liability company, the entire beneficial interest of which is held by one or more of the foregoing.

Nothing contained in Sections 10(a), (b) or (c) shall extend the Term beyond its stipulated expiration date or the date on which it is otherwise terminated in accordance with the provisions of this Plan.

If a stock option is assigned pursuant to Section 10(e)(ii), the references in Sections 10(a), (b) and (c) to the termination of employment or death of an optionee shall not relate to the assignee of a stock option but shall relate to the original optionee. In the event of such assignment, legal personal representatives of the original optionee shall not be entitled to exercise the assigned stock option, but the assignee of the stock option or the legal personal representatives of the assignee may exercise the stock option during the applicable specified period.

11.	EXERCISE OF STOCK OPTIONS

Subject to the provisions of this Plan, a vested stock option may be exercised from time to time by delivering to the Corporation at its registered office a written notice of exercise specifying the number of Common Shares with respect to which the stock option is being exercised and accompanied by payment in cash or certified cheque in full of the purchase price of the Common Shares then being purchased.

12.	ADJUSTMENTS

Appropriate adjustments to the authorized limits set forth in Section 5, in the number, class and/or type of Common Shares optioned and in the option price per share, both as to stock options granted or to be granted, shall be made by the Board to give effect to adjustments in the number of Common Shares which result from subdivisions, consolidations or reclassifications of the Common Shares, the payment of share dividends by the Corporation, the reconstruction, reorganization or recapitalization of the Corporation or other relevant changes in the capital of the Corporation.

13.	MERGERS

If the Corporation proposes to amalgamate or merge with another body corporate, the Corporation shall give written notice thereof to optionees in sufficient time to enable them to exercise outstanding vested stock options, to the extent they are otherwise exercisable by their terms, prior to the effective date of such amalgamation or merger if they so elect. The Corporation shall use its best efforts to provide for the reservation and issuance by the amalgamated or continuing corporation of an appropriate number of Common Shares, with appropriate adjustments, so as to give effect to the continuance of the stock options to the extent reasonably practicable. In the event that the Board determines in good faith that such continuance is not in the circumstances practicable, it may upon 30 days’ notice to optionees terminate the stock options.

14.	CHANGE OF CONTROL

If a “change of control” of the Corporation occurs, each then outstanding stock option granted under this Plan may be exercised, in whole or in part, even if such option is not otherwise exercisable by its terms. For purposes of this Plan, a change of control of the Corporation shall be deemed to have occurred if any of the following occur, unless the Board adopts a plan after the Effective Date of this Plan that has a different definition (in which case such

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definition shall be applied), or the Committee decides to modify or amend the following definition through an amendment of this Plan:

(a)	within any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors whose appointment by the Board or nomination for election by shareholders of the Corporation was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(b)	there occurs an amalgamation, merger, consolidation, wind-up, reorganization or restructuring of the Corporation with or into any other entity, or a similar event or series of such events, other than any such event or series of events which results in securities of the surviving or consolidated corporation representing 50% or more of the combined voting power of the surviving or consolidated corporation’s then outstanding securities entitled to vote in the election of directors of the surviving or consolidated corporation being beneficially owned, directly or indirectly, by the persons who were the holders of the Corporation’s outstanding securities entitled to vote in the election of directors of the Corporation prior to such event or series of events in substantially the same proportions as their ownership immediately prior to such event of the Corporation’s then outstanding securities entitled to vote in the election of directors of the Corporation;

(c)	50% or more of the fixed assets (based on book value as shown on the most recent available audited annual or unaudited quarterly consolidated financial statements) of the Corporation are sold or otherwise disposed of (by liquidation, dissolution, dividend or otherwise) in one transaction or series of transactions within any twelve month period;

(d)	any party, including persons acting jointly or in concert with that party, becomes (through a take-over bid or otherwise) the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of directors of the Corporation, unless in any particular situation the Board determines in advance of such event that such event shall not constitute a change of control; or

(e)	the Board approves and/or recommends that shareholders accept, approve or adopt any transaction that would constitute a change of control under clause (b), (c) or (d) above and determines that the change of control resulting from such transaction will be deemed to have occurred as of a specified date earlier than the date under (b), (c) or (d), as applicable.

15.	AMENDMENT OR DISCONTINUANCE OF THIS PLAN

The Board may amend or discontinue the Plan at any time, without obtaining the approval of shareholders of the Corporation unless required by the relevant rules of the Toronto Stock Exchange, provided that, subject to Sections 12, 13, and 14, no such amendment may increase the aggregate maximum number of Common Shares that may be subject to stock options under this Plan, change the manner of determining the minimum option price, extend the Term under any option beyond 10 years (plus any Additional Exercise Period) or the date on which the option would otherwise expire under the Plan, expand the assignment provisions of the Plan, permit non-employee directors to participate in the Plan or, without the consent of the holder of the option, alter or impair any option previously granted to an optionee under this Plan; and, provided further, for greater certainty, that, without the prior approval of the Corporation’s shareholders, stock options issued under this Plan shall not be repriced, replaced, or regranted through cancellation, or by lowering the option price of a previously granted stock option. Pre-clearance of the Toronto Stock Exchange of amendments to the Plan will be required to the extent provided under the relevant rules of the Toronto Stock Exchange.

16.	EVIDENCE OF STOCK OPTIONS

Each stock option granted under this Plan shall be evidenced by a written stock option agreement between the Corporation and the optionee which shall give effect to the provisions of this Plan and include such other terms as the Committee shall determine (“Stock Option Award Agreement”).

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17.	WITHHOLDING

To the extent that the Corporation is required to withhold federal, provincial, state, local or foreign taxes in connection with any payment made or benefit realized by an optionee or other person hereunder, and the amounts available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the optionee or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. Participants shall also make such arrangements in connection with the disposition of Common Shares acquired upon the exercise of option rights with respect to this Plan.

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Appendix D
Shareholder Proposal on Executive Compensation

The following shareholder proposal (the “Proposal”) has been submitted by a shareholder for consideration at the Meeting. This Proposal and its supporting statements represent the views of the submitting shareholder. The Corporation is legally required to include the Proposal in this Management Proxy Circular. For the reasons set out below, the Board and management oppose the Proposal.

The submitting shareholder is the Carpenters’ Local 27 Pension Trust Fund (the “Fund”’), 2589 Calabogie Road, RR #1, Burnstown, Ontario K0J 1G0. The Proposal and the Fund’s supporting statement are set out verbatim below in italics.

Proposal

Be it Resolved: The shareholders of Potash Corporation of Saskatchewan Inc. (“Company”) herby request that the Board of Directors establish a policy regarding the Company’s supplemental executive retirement plan that provides the following: (1) an exclusion of all incentive pay from inclusion in the plan’s definition of covered compensation used to establish benefits, and (2) a prohibition on the granting of past service credits or accelerated service benefits to participating executives. This action should be implemented in a manner so as not to interfere with existing contractual rights of any supplemental plan participant.

Supporting Statement:

We believe that one of the most troubling aspects of the sharp rise in executive compensation is the excessive pension benefits provided to senior corporate executives through the use of supplemental executive retirement plans (“SERPs”). Our Company has established a supplemental pension benefit program for selected senior executives. This SERP provides senior executives retirement benefits far greater than those permitted under the Company’s tax-qualified pension plan. Our proposal seeks to limit excessive pension benefits by limiting the type of compensation used to calculate pension benefits under the SERP plan and also by prohibiting the grants of extra service credits.

According to the Company’s most recent proxy circular:

For the purposes of the Canadian Supplemental Plan, earnings are defined as the participant’s annual base pay plus 100% of all bonuses paid or payable for such year pursuant to the Short-Term Incentive Plan.

Pursuant to the U.S. Pension Plan, final average compensation is defined as compensation for the highest paid 60 consecutive months of service out of the last 120 months of service. Compensation is defined as a participant’s base pay plus the annually paid bonus under our Short-Term Incentive Plan.

It is our position that the inclusion of an executive’s annual bonus along with his or her full salary in the pension calculation is overly generous and unjustifiable. The only type of compensation used in the SERP for establishing the level of additional pension benefits should be an executive’s annual salary. No variable incentive pay should be included in a senior executive’s pension calculation under the SERP. The inclusion of annual bonus or incentive payments in determining increased pension benefits can dramatically increase the pension benefit afforded senior executives and has the additional undesirable effect of converting one-time incentive compensation into guaranteed lifetime pension income.

The proposal’s limitation on the type of compensation that can be considered in determining senior executives’ retirement benefits to only the executive’s salary, as well as its prohibition on the granting of additional years of credited service, provides a necessary and reasonable restriction on the excessiveness of supplemental retirement benefits. We urge your support for this important executive compensation reform.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

The Compensation Committee and the Board take very seriously their responsibilities to shareholders to ensure that appropriate levels of compensation are paid to the persons charged with the responsibility of ensuring our long-term success. The Board and the Compensation Committee believe that the purpose of our compensation policies is to attract, retain and inspire excellence in the performance of executive officers and other key employees. In order to meet these goals our compensation program must be one that is competitive within the market. Excluding incentive pay from

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inclusion in the calculation of the pension benefit under the supplemental retirement income plans, as the Proposal suggests, would place the Company at a significant competitive disadvantage in recruiting and retaining executives.

Under our U.S. qualified defined benefit plan, which covers our U.S. executives, staff and non-union hourly employees (or approximately 75% of our U.S. employees), pension benefits are calculated based on both base salary and short-term incentive awards. However, the benefits of certain of our employees under our U.S. qualified defined benefit pension plan are capped by limits imposed by the U.S. Internal Revenue Service (the “IRS”). Our U.S. supplemental pension plan is intended to provide such participants with the same aggregate benefits they would have received under our U.S. qualified defined benefit plan had there been no limitations on those benefits for tax purposes. In other words, executives who participate in our U.S. supplemental pension plan are treated effectively the same way with respect to their incentive compensation as our U.S. employees generally. We believe it is only fair to include both salary and short-term incentive awards in calculating supplemental pension benefits for employees whose participation in the qualified defined benefit plan is capped by IRS limits.

Our Canadian registered retirement plan, which is a defined contribution pension plan, covers all Canadian staff and certain union and non-union hourly employees. In Canada, contributions to such plans are capped by the Canada Revenue Agency (the “CRA”) pursuant to tax legislation. The Canadian supplemental retirement income plan is integrated with the Canadian registered retirement plan and includes an offset for benefits earned under the registered retirement plan.

Executive retirement benefits are an integral part of any sound executive compensation program and can be considered properly only in the context of the objectives and reasonableness of the entire program. Consistent with our “pay for performance” philosophy, we minimize our senior executives’ annual base salary and put a significant proportion of their annual compensation at risk through annual performance-based awards under our short-term incentive plan. By placing a significant amount of short-term compensation at risk, we reward executives for superior performance and ensure that our executives’ compensation is aligned with shareholder interests (see “Compensation Discussion and Analysis — Elements of Executive Compensation” for additional detail). Because we limit our executives’ annual base salary in favor of annual incentive compensation, it is only equitable that pensionable earnings be calculated based on an executive’s total short-term compensation, which includes both base salary and annual incentive awards. In addition, we have capped the maximum payout under the short-term incentive plan at two times target (±20% respecting individual performance). For the CEO, target is set at 100% of base salary, and lesser percentages for other plan participants. Despite our very good financial performance we have never reached the maximum payout threshold. Accordingly, we believe our executive compensation program, which is described under the caption “Compensation Discussion and Analysis,” is fair and reasonable and has contributed significantly to our superior performance and shareholder returns.

The Board and the Compensation Committee are confident that our practices are in line with market standards. In making decisions regarding our executives’ compensation, the Compensation Committee receives advice from independent compensation consultants who prepare comparisons of the compensation package of our executives with a peer group of companies. We have been advised that it is common practice for similarly situated companies to include annual performance-based awards in calculating executive retirement benefits.

In regard to the granting of past service credits or accelerated service benefits to participating executives, our pension plans, including our supplemental retirement income plans, do not provide for past service credits or accelerated service benefits. In exceptional circumstances, where employees have moved between subsidiary or joint venture entities, past service recognition has been provided. We feel that our company is therefore not an appropriate target for such a proposal.

You, as shareholders, have elected the Board and entrusted it with the responsibility of managing your Corporation. Through the Board’s Compensation Committee, composed entirely of independent and unrelated directors, your interests are protected. Our compensation policies have been designed, are administered and are focused on providing appropriate levels of compensation for our executive officers while motivating them to deliver sustained long-term value enhancement for us and our shareholders. We believe the proposal described above, if implemented, would significantly impair our ability to provide a market competitive compensation package necessary to attract and retain the most qualified executive officers and key employees, which is not in our and our shareholders best interests. The Board and the Compensation Committee (which each met 9 and 6 times, respectively in 2007) expend considerable time and effort in ensuring that shareholders’ interests are protected. We believe, as our record demonstrates, that we have earned your trust. Let us continue to administer our compensation policies in order to maximize our success.

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For the reasons described above, the Board believes that the Proposal is not in the best interests of the Corporation and our shareholders.

The Board strongly recommends that shareholders vote AGAINST the Proposal.

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Appendix E
Board of Directors Charter

1.	PURPOSE AND ROLE

The Board of Directors (the “Board”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) is responsible for the stewardship and oversight of the management of the Corporation and its global business. It has the statutory authority and obligation to protect and enhance the assets of the Corporation in the interest of all shareholders.

Although Directors may be elected by the shareholders to bring special expertise or a point of view to Board deliberations, they are not chosen to represent a particular constituency. The best interests of the Corporation and its shareholders must be paramount at all times.

The involvement and commitment of Directors is evidenced by regular Board and Committee meeting attendance, preparation, and active participation in setting goals and requiring performance in the interest of shareholders.

2.	COMPOSITION

The Board shall be comprised of that number of Directors as shall be determined from time to time by the Board, in accordance with the Corporation’s articles, bylaws and applicable laws.

3.	MEETINGS

The time at which and place where the meetings of the Board shall be held and the calling of the meetings and procedure in all things at such meetings shall be determined by the Board in accordance with the Corporation’s articles, bylaws and applicable laws.

The agenda for each Board meeting shall be established by the CEO and the Board Chair, taking into account suggestions from other members of the Board. Meeting materials and information shall be distributed in advance of each meeting so as to provide adequate time for review. The Board has a policy of holding one meeting each year at one of the Corporation’s operating facilities. Site visits by the Board and meetings with senior management of the facility are incorporated into the itinerary.

Directors are expected to attend, in person or via tele- or video-conference, all meetings of the Board and the Committees upon which they serve, to come to such meetings fully prepared, and to remain in attendance for the duration of the meeting. Where a Director’s absence from a meeting is unavoidable, the Director should, as soon as practicable after the meeting, contact the Board Chair, the CEO, or the Corporate Secretary for a briefing on the substantive elements of the meeting.

4.	CHAIR

The Chair of the Board shall have the duties and responsibilities set forth in the “Chair of the Board of Directors Position Description.”

5.	RESPONSIBILITIES

The Board operates by delegating certain of its responsibilities to management and reserving certain powers to itself. Its principal duties fall into six categories:

•	Overseeing and approving on an ongoing basis the Corporation’s business strategy and strategic planning process;

•	Selection of the management;

•	Setting goals and standards for management, monitoring their performance and taking corrective action where necessary;

•	Approving policies, procedures and systems for implementing strategy, managing risk, and ensuring the integrity of the Corporation’s internal control and management information systems;

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•	Adopting a communications policy and reporting to shareholders on the performance of the business;

•	Approval and completion of routine legal requirements.

5.1	Strategy Determination

(a)	The Board has the responsibility to participate, as a whole and through its Committees, in identifying the objectives and goals of the business as well as the associated risks, and the strategy by which it proposes to reach those goals and mitigate such risks. The Board shall adopt a strategic planning process and shall approve, on an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the business.

(b)	The Board has the responsibility to ensure congruence between shareholder expectations, company plans and management performance.

5.2	Selection of the Management

(a)	The Board retains the responsibility for managing its own affairs, including planning its composition, selecting its Chair, nominating candidates for election to the Board, appointing Committees and determining Director compensation.

(b)	The Board has the responsibility for the appointment and replacement of a Chief Executive Officer (“CEO”) of the Corporation, for monitoring CEO performance, determining CEO compensation, and providing advice and counsel in the execution of the CEO’s duties.

(c)	The Board has the responsibility for approving the appointment and remuneration of all corporate officers, acting upon the advice of the CEO.

(d)	The Board has the responsibility for, to the extent feasible, satisfying itself as to the integrity of the CEO and the other executive officers and that the CEO and other executive officers create a culture of integrity throughout the Corporation.

(e)	The Board has the responsibility for ensuring that adequate provision has been made for management succession (including appointing, training and monitoring senior management).

5.3	Monitoring and Acting

(a)	The Board has the responsibility for monitoring the Corporation’s progress towards its goals, and revising and altering its direction in light of changing circumstances.

(b)	The Board has the responsibility for taking action when performance falls short of its goals or when other special circumstances (for example mergers and acquisitions or changes in control) warrant it.

5.4	Policies and Procedures

(a)	The Board has the responsibility for developing the Corporation’s approach to corporate governance, including developing a set of corporate governance principles and guidelines that are specifically applicable to the Corporation.

(b)	The Board has the responsibility for approving and monitoring compliance with all significant policies, procedures and internal control and management systems by which the Corporation is operated.

(c)	The Board has responsibility for ensuring that the Corporation operates at all times within applicable laws and regulations, and to high ethical and moral standards.

5.5	Reporting to Shareholders

(a)	The Board has the responsibility for adopting a communications policy for the Corporation, including adopting measures for receiving feedback from stakeholders.

(b)	The Board has the responsibility for ensuring that the financial performance of the Corporation is reported to shareholders on a timely, regular and non-selective basis.

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(c)	The Board has the responsibility for ensuring that the financial results are reported fairly, and in accordance with generally accepted accounting principles.

(d)	The Board has the responsibility for timely and non-selective reporting of any other developments that have a significant and material impact on the value of the shareholders’ assets.

(e)	The Board has the responsibility for reporting annually to shareholders on its stewardship for the preceding year.

(f)	The Board has the responsibility for approving any payment of dividends to shareholders.

5.6	Legal Requirements

(a)	The Board is responsible for ensuring that legal requirements, documents and records have been properly prepared, approved and maintained.

5.7	Other

(a)	On an annual basis, this Board Charter shall be reviewed and assessed, and any proposed changes shall be submitted to the Board for consideration.

(b)	Any security holder may contact the Board by email or by writing to the Board c/o the Corporate Secretary. Matters relating to the Corporation’s accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Other matters will be referred to the Board Chair.

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Appendix F
Audit Committee Charter

1.	PURPOSE

1.1.	The Audit Committee (the “Committee”) is a standing committee of the Board of Directors of Potash Corporation of Saskatchewan Inc. (the “Corporation”). Its purpose is to assist the Board of Directors in fulfilling its oversight responsibilities for (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the auditors of the Corporation (the “external auditors”), and (iv) the performance of the Corporation’s internal audit function and external auditors. The Committee will also prepare the report that is, under applicable legislation and regulation, required to be included in the Corporation’s annual proxy statement and circular.

2.	AUTHORITY

2.1.	The Committee has authority to conduct or authorize investigations into any matter within its scope of responsibility. It is empowered to:

(a)	Determine the public accounting firm to be recommended to the Corporation’s shareholders for appointment as external auditors, and, subject to applicable law, be directly responsible for the compensation and oversight of the work of the external auditors. The external auditors will report directly to the Committee.

(b)	Resolve any disagreements between management and the external auditors regarding financial reporting.

(c)	Pre-approve all auditing and permitted non-audit services performed by the Corporation’s external auditors.

(d)	Retain independent counsel, accountants, or others to advise the Committee or assist in its duties.

(e)	Seek any information it requires from employees — all of whom are directed to cooperate with the Committee’s requests — or external parties.

(f)	Meet with Corporation’s officers, external auditors or outside counsel, as necessary.

(g)	Delegate authority, to the extent permitted by applicable legislation and regulation, to one or more designated members of the Committee, including the authority to pre-approve all auditing and permitted non-audit services, providing that such decisions are presented to the full Committee at its next scheduled meeting.

3.	COMPOSITION

3.1.	The Committee shall consist of at least three and no more than six members of the Board of Directors.

3.2.	The Corporate Governance and Nominating Committee will recommend to the Board of Directors members for appointment to the Committee and the Chair of the Committee. Only independent Directors shall be entitled to vote on any Board resolution approving such recommendations.

3.3.	If and whenever a vacancy shall exist on the Committee, the remaining members may exercise all its powers so long as a quorum remains in office.

3.4.	Each Committee member shall be independent according to the independence standards established by the Board of Directors, and all applicable corporate and securities laws and stock exchange listing standards.

3.5.	Each Committee member will also be financially literate. At least one member shall be designated as the “financial expert”, as defined by applicable legislation and regulation. No Committee member shall simultaneously serve on the audit committees of more than two other public companies.

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4.	MEETINGS

4.1.	A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. All Committee members are expected to attend each meeting, in person or via tele- or video-conference. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

4.2.	The Committee will meet at least once each fiscal quarter, with authority to convene additional meetings, as circumstances require. The Committee will invite other members of the Board of Directors, members of management, internal auditors or others to attend meetings and provide pertinent information, as necessary. External auditors shall be entitled to receive notice of every meeting of the Committee and to attend and be heard thereat. The Committee will meet separately, periodically, with management, with internal audit and with external auditors. The Committee will also meet periodically in camera. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials.

4.3.	The time at which and place where the meetings of the Committee shall be held and the calling of meetings and the procedure in all things at such meetings shall be determined by the Committee; provided that meetings of the Committee shall be convened whenever requested by the external auditors or any member of the Committee in accordance with the Canada Business Corporations Act. Following a Committee meeting, the Committee Chair shall report on the Committee’s activities to the Board of Directors at the next Board of Directors meeting. The Committee shall keep and approve minutes of its meetings in which shall be recorded all action taken by it, which minutes shall be available as soon as practicable to the Board of Directors.

5.	CHAIR

5.1.	The Chair of the Committee shall have the duties and responsibilities set forth in Appendix “A”.

6.	RESPONSIBILITIES

There is hereby delegated to the Committee the duties and powers specified in section 171 of the Canada Business Corporations Act and, without limiting these duties and powers, the Committee will carry out the following responsibilities.

6.1.	Financial Statements

(a)	Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:

(i)	complex or unusual transactions and highly judgmental areas;

(ii)	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles; and

(iii)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

(b)	Review analyses prepared by management and/or the external auditors, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

(c)	Review both U.S. GAAP and Canadian GAAP issues and any reconciliation issues from Canadian GAAP to U.S. GAAP.

(d)	Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the external auditors’ activities or on access to requested information, and any significant disagreements with management.

(e)	Review and discuss the annual audited financial statements and quarterly financial statements with management and the external auditors, including the Corporation’s disclosures under “Management’s

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Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”), including the discussion of critical accounting estimates included therein.

(f)	Review and discuss the unaudited annual financial statements prior to the Corporation’s year-end earnings release.

(g)	Review the annual financial statements and MD&A and make a determination whether to recommend their approval by the Board of Directors.

(h)	Approve the quarterly financial statements and MD&A prior to their release.

(i)	Review disclosures made by the Chief Executive Officer and the Chief Financial Officer during the Forms 10-K and 10-Q certification process about significant deficiencies or material weaknesses in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Corporation’s internal controls.

(j)	Review and discuss earnings press releases (particularly use of “pro forma” information or other non-GAAP financial measures), as well as financial information and earnings guidance provided externally, including to analysts and rating agencies.

(k)	Review management’s internal control report and the related attestation report of the external auditors when required by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act” ).

6.2.	Internal Control

(a)	Consider the effectiveness of the Corporation’s internal control system, including information technology security and control.

(b)	Understand the scope of internal audit’s and external auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

(c)	Review external auditors’ management letters and management’s responses to such letters.

(d)	As requested by the Board of Directors, discuss with management, internal audit and the external auditors the Corporation’s major risk exposures (whether financial, operational or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures.

(e)	Annually review the Corporation’s disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

(f)	Discuss with the Chief Financial Officer and, as is in the Committee’s opinion appropriate, the Chief Executive Officer, all elements of the certification required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act which duties may be discharged through the participation by the Chair of the Committee in the quarterly Sarbanes-Oxley Due Diligence Conference Call meeting.

6.3.	Internal Audit

(a)	Review with management, the external auditors and internal audit the charter, plans, activities, staffing and organizational structure of the internal audit function.

(b)	Ensure there are no unjustified restrictions or limitations on the functioning of the internal audit department, and review and concur in the appointment, replacement, or dismissal of the Vice President, Internal Audit.

(c)	Review the effectiveness of the internal audit function, including compliance with The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing.

(d)	On a regular basis, meet separately with the Vice President, Internal Audit to discuss any matters that the Committee or the Vice President, Internal Audit believes should be discussed privately.

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6.4.	External Audit

(a)	Review the external auditors’ proposed audit scope and approach, (including coordination of audit effort with internal audit) and budget.

(b)	Review the performance of the external auditors, and make recommendations to the Board regarding the appointment or discharge of the external auditors. In performing this review, the Committee will:

(i)	At least annually, obtain and review a report by the external auditors describing (i) the external auditors’ internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and (iii) (to assess the auditor’s independence) all relationships between the external auditors and the Corporation.

(ii)	Take into account the opinions of management and internal audit.

(iii)	Review and evaluate the lead partner of the external auditors.

(c)	On an annual basis receive and review from the external auditors a report on items required to be communicated to the Committee by Audit Guideline 11 of the Canadian Institute of Chartered Accountants.

(d)	Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself.

(e)	Present its conclusions with respect to the external auditors to the full Board of Directors.

(f)	Set clear hiring policies for employees or former employees of the external auditors.

(g)	On a regular basis, meet separately with the external auditors to discuss any matters that the Committee or external auditors believe should be discussed privately.

6.5.	Compliance

(a)	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of non-compliance.

(b)	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(c)	Review the findings of any examinations by regulatory agencies, and any external auditors observations made regarding those findings.

(d)	Review the process for communicating the Code of Conduct to Corporation personnel, and for monitoring compliance therewith.

(e)	Obtain regular updates from management and Corporation legal counsel regarding compliance matters.

6.6.	Reporting Responsibilities

(a)	Regularly report to the Board of Directors about Committee activities and issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s external auditors, and the performance of the internal audit function.

(b)	Provide an open avenue of communication between internal audit, the external auditors, and the Board of Directors.

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(c)	Report annually to shareholders, describing the Committee’s composition, responsibilities and how they were discharged, and any other information required by applicable legislation or regulation, including approval of non-audit services.

(d)	Review any other reports the Corporation issues that relate to Committee responsibilities.

6.7.	Other Responsibilities

(a)	Discuss with management the Corporation’s major policies with respect to risk assessment and risk management.

(b)	Perform other activities related to this Committee Charter as requested by the Board of Directors.

(c)	Institute and oversee special investigations as needed.

(d)	Ensure appropriate disclosure of this Committee Charter as may be required by applicable legislation or regulation.

(e)	Confirm annually that all responsibilities outlined in this Committee Charter have been carried out.

(f)	Receive and review, at least quarterly, a report prepared by the Corporation’s Natural Gas Hedging Committee and, if the Corporation’s hedged position is outside approved guidelines, determine the reasons for the deviation and any action which will be taken as a result.

(g)	Annually review the Corporation’s natural gas hedging policy.

(h)	Receive and review, at least annually and in conjunction with the Compensation Committee, a report on pension plan governance including a fund review and retirement plan accruals.

7.	FUNDING

7.1.	The Corporation shall provide for appropriate funding, as determined by the Committee, for (i) compensation to the external auditors for the purpose of preparing or issuing an audit report or performing other audit review or attest services as pre-approved by the Committee; (ii) compensation to any outside experts employed by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

8.	OTHER

8.1.	The Committee shall conduct an evaluation of the Committee’s performance and this Audit Committee Charter, including Appendix “A” attached hereto, at least annually, and recommend to the Board of Directors such Committee Charter changes as the Committee deems appropriate.

8.2.	Authority to make minor technical amendments to this Committee Charter is hereby delegated to the Secretary of the Corporation who will report any amendments to the Board of Directors at its next meeting.

APPENDIX “A”
POTASH CORPORATION OF SASKATCHEWAN INC.
Audit Committee Chair Position Description

In addition to the duties and responsibilities set out in the Board of Directors Charter and any other applicable charter, mandate or position description, the chair (the “Chair”) of the Audit Committee (the “Committee”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) has the duties and responsibilities described below.

1.	Provide overall leadership to facilitate the effective functioning of the Committee, including:

(a)	overseeing the structure, composition, membership and activities delegated to the Committee;

(b)	chairing every meeting of the Committee and encouraging free and open discussion at meetings of the Committee;

(c)	scheduling and setting the agenda for Committee meetings with input from other Committee members, the Chair of the Board of Directors and management as appropriate;

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(d)	facilitating the timely, accurate and proper flow of information to and from the Committee;

(e)	arranging for management, internal and external auditors and others to attend and present at Committee meetings as appropriate;

(f)	arranging sufficient time during Committee meetings to fully discuss agenda items;

(g)	encouraging Committee members to ask questions and express viewpoints during meetings; and

(h)	taking all other reasonable steps to ensure that the responsibilities and duties of the Committee, as outlined in its Charter, are well understood by the Committee members and executed as effectively as possible.

2.	Foster ethical and responsible decision making by the Committee and its individual members.

3.	Encourage the Committee to meet in separate, regularly scheduled, non-management, closed sessions with the internal auditor and the independent auditors.

4.	Following each meeting of the Committee, report to the Board of Directors on the activities, findings and any recommendations of the Committee.

5.	Carry out such other duties as may reasonably be requested by the Board of Directors.

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Potash Corporation of Saskatchewan Inc.	Proxy

For use at the Annual and Special Meeting
of Shareholders to be held on May 8, 2008.

THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT OF THE CORPORATION.

The undersigned holder of common shares (“Shares”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) hereby appoints Dallas J. Howe, Board Chair, or failing him, William J. Doyle, President and Chief Executive Officer, or failing him, Wayne R. Brownlee, Executive Vice President, Treasurer and Chief Financial Officer, or failing him, Joseph A. Podwika, Secretary, or instead of any of the foregoing, as proxy for the undersigned to attend, vote and act for and on behalf of the undersigned at the annual and special meeting of shareholders of the Corporation to be held:

Thursday, the 8th day of May, 2008 (the “Meeting”)
10:30 a.m. (local time)
Grand Salon, TCU Place
35 — 22nd Street East
Saskatoon, Saskatchewan, Canada

and at any adjournments thereof, and hereby revokes any proxy previously given by the undersigned.

1.	A shareholder has the right to appoint a person who need not be a shareholder, to represent him and to attend and act on his behalf at the Meeting, other than the nominees designated above, and may exercise such right by inserting the name of his nominee in the space provided above for that purpose.

2.	The Shares represented by this proxy will be voted in accordance with any choice specified in this proxy. If no specification is made, the persons named above

[Mailing Label Placement]

will vote such Shares FOR the election of the directors named in this proxy, FOR the appointment of Deloitte & Touche LLP as auditors of the Corporation, FOR the resolution (attached as Appendix B to the accompanying Management Proxy Circular) approving the adoption of a new performance option plan, the full text of which is attached as Appendix C to the accompanying Management Proxy Circular and AGAINST the shareholder proposal (attached as Appendix D to the accompanying Management Proxy Circular). This proxy confers authority to vote in the proxyholder’s discretion with respect to amendments to matters identified in the accompanying Notice of Meeting and with respect to other matters that may properly come before the Meeting.

3.	If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the Corporation.

4.	Reference is made to the accompanying Management Proxy Circular of the Corporation for further information regarding the completion and use of this proxy and other information pertaining to the Meeting.

Without limiting the general powers hereby conferred, the Shares represented by this proxy are to be:

1.	Voted FOR, or WITHHELD FROM VOTING, the nominees for directors listed below.

		For	Withhold		For	Withhold

	(01) W. J. Doyle			(07) K. G. Martell
	(02) J. W. Estey			(08) J. J. McCaig
	(03) W. Fetzer III			(09) M. Mogford
	(04) C. S. Hoffman			(10) P. J. Schoenhals
	(05) D. J. Howe			(11) E. R. Stromberg
	(06) A. D. Laberge			(12) E. Viyella de Paliza

		For	Withhold

2.	Voted FOR, or WITHHELD FROM VOTING, on the appointment of Deloitte & Touche LLP as auditors of the Corporation.

		For	Against
3.	Voted FOR or AGAINST the resolution (attached as Appendix B to the accompanying Management Proxy Circular) approving the adoption of a new performance option plan, the full text of which is attached as Appendix C to the accompanying Management Proxy Circular.

		For	Against

4.	Voted FOR or AGAINST the shareholder proposal (attached as Appendix D to the accompanying Management Proxy Circular).

Dated the    day of    2008.

Name of Shareholder	Signature of Shareholder